As filed with the Securities and Exchange Commission on October 13, 2011
Registration Number 333-176557

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACI WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	47-0772104
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Broadway, Suite 3350
New York, New York 10271
Tel.: (646) 348-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis P. Byrnes, Esq.
Executive Vice President, General Counsel and Secretary
ACI Worldwide, Inc.
6060 Coventry Drive
Elkhorn, Nebraska 68022
(402) 778-2183
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Profusek, Esq.
Jones Day
222 East 41st Street
New York, New York 10017
Tel.: (212) 326-3939

Approximate date of commencement of proposed sale of securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-176557) is filed primarily for the purpose of amending and restating the Prospectus/Offer to Exchange, the Letter of Election and Transmittal and the other materials related to the exchange offer to reflect the revised terms and conditions of the previously announced exchange offer pursuant to the Transaction Agreement, dated as of October 3, 2011, among ACI Worldwide, Inc., Antelope Investment Co. LLC and S1 Corporation.

The information in this prospectus/offer to exchange may change. The registrant may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and ACI and Antelope Investment Co. LLC are not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

Offer to Exchange

Each Outstanding Share of Common Stock

of

S1 CORPORATION

for
0.3148 of a Share of ACI Common Stock

or
$10.00 in Cash,

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal,

by

ANTELOPE INVESTMENT CO. LLC

a wholly-owned subsidiary of

ACI WORLDWIDE, INC.

Antelope Investment Co. LLC (“Offeror”), a Delaware limited liability company and a wholly-owned subsidiary of ACI Worldwide, Inc., a Delaware corporation, which we refer to as “ACI” or “we,” “us” or “our,” is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each issued and outstanding share of common stock of S1 Corporation (“S1”), par value $0.01 per share (the “S1 Shares”), validly tendered pursuant to the Exchange Offer and not properly withdrawn either of the following:

•	0.3148 of a share of ACI common stock (the “ACI Shares”), par value $0.005 per share (the “Stock Consideration”); or

•	$10.00 in cash, without interest (the “Cash Consideration”),

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (together, as each may be amended, supplemented or otherwise modified from time to time, the “Exchange Offer”).

The Exchange Offer is being made pursuant to the Transaction Agreement, dated as of October 3, 2011, among ACI, Offeror and S1. Pursuant to the Transaction Agreement, after the Exchange Offer is completed, subject to the approval of the S1 stockholders if required by applicable law, Offeror will merge with and into S1 (the “Second-Step Merger”). The S1 Board has unanimously (1) determined that the transactions contemplated by the Transaction Agreement are fair to, and in the best interests of, S1 and the S1 stockholders; (2) approved the transactions contemplated by the Transaction Agreement; and (3) determined to recommend that the S1 stockholders accept the Exchange Offer and tender their S1 Shares to Offeror pursuant to the Exchange Offer. The S1 Board unanimously recommends that the S1 stockholders accept the Exchange Offer by tendering their S1 Shares in the Exchange Offer.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange dated September 21, 2011.

You should be aware that the $10.00 per share Cash Consideration will have a value greater than the 0.3148 per share Stock Consideration if market prices for ACI Shares are less than $31.77 per share. Furthermore, as explained below, if more than 66.2% of S1 Shares elect to receive cash, the proration procedures will result in some of those shares receiving stock. Conversely, if more than 33.8% of S1 Shares elect to receive stock, the proration procedures will result in some of those shares receiving cash. Based on the closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange and assuming the 33.8% Stock Consideration and the 66.2% Cash Consideration were allocated pro rata among all S1 Shares, which we refer to herein as “full proration”, the blended value of the Cash Consideration and the Stock Consideration (together, the “Cash-Stock Consideration”) as of the close of trading on October 12, 2011 was $9.68 per S1 Share.

If market prices for ACI Shares upon consummation of the Exchange Offer are less than $41.48, the Stock Consideration may be taxable to you, and would be taxable based on the trading price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange. You are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer.

The equity capital markets have been highly volatile and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer.

S1 stockholders electing either the Cash Consideration or the Stock Consideration will be subject to proration so that 66.2% of S1 Shares will be exchanged for the Cash Consideration and 33.8% of S1 Shares will be exchanged for the Stock Consideration in the Exchange Offer. S1 stockholders who do not participate in the Exchange Offer and whose shares are acquired in the Second-Step Merger will receive $6.62 in cash, without interest, and 0.1064 of an ACI Share (the “Proration Amount of Cash and Stock Consideration”). The elections of other S1 stockholders will affect whether a tendering S1 stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such S1 stockholder’s tendered S1 Shares is exchanged for another form of consideration. S1 stockholders who otherwise would be entitled to receive a fractional ACI Share will instead receive cash in lieu of any fractional ACI Share such holder may have otherwise been entitled to receive based on ten-day volume weighted average trading prices. See “The Exchange Offer — Elections and Proration” for a description of the proration procedure and “The Exchange Offer — Cash In Lieu of Fractional ACI Common Stock” for a description of the treatment of fractional ACI Shares.

ACI is not asking you for a proxy and you are not requested to send a proxy to ACI pursuant to the Exchange Offer.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 31, 2011, OR THE “EXPIRATION TIME,” UNLESS EXTENDED. THE EXCHANGE OFFER COULD BE SUBJECT TO MULTIPLE EXTENSIONS OF THE EXPIRATION TIME IF ALL OF THE CONDITIONS TO THE EXCHANGE OFFER ARE NOT SATISFIED OR WAIVED BY OFFEROR PRIOR TO THE MOST RECENT EXPIRATION TIME. BECAUSE CERTAIN CONDITIONS ARE OUTSIDE OUR CONTROL, THERE CAN BE NO ASSURANCE AS TO WHEN OR IF THE EXCHANGE OFFER WILL BE CONSUMMATED. S1 SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

ACI Shares are listed on The NASDAQ Global Select Market under the ticker symbol “ACIW.” S1 Shares are listed on The NASDAQ Stock Market under the ticker symbol “SONE.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED “RISK FACTORS” BEGINNING ON PAGE 25.

Offeror’s obligation to accept S1 Shares for exchange and to exchange any S1 Shares for ACI Shares is subject to conditions, including (1) a condition that S1 stockholders shall have validly tendered and not withdrawn prior to the Expiration Time at least that number of S1 Shares that, when added to the S1 Shares then owned by ACI or any of its subsidiaries, constitutes a majority of the then-outstanding number of S1 Shares on a fully diluted basis (the “Minimum Tender Condition”) and (2) a condition that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or terminated. The Exchange Offer is not conditioned on financing. The conditions to the Exchange Offer are described in the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer.”

Neither ACI nor Offeror has authorized any person to provide any information or to make any representation in connection with the Exchange Offer other than the information contained or incorporated by reference in this prospectus/offer to exchange and the accompanying letter of election and transmittal, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by ACI.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is October 13, 2011.

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ACI AND S1 FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE TITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM ACI, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO ACI’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH BELOW AND ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN OCTOBER 24, 2011, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME, WHICHEVER IS LATER.

S1 STOCKHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF ANY FILING CONTAINING INFORMATION ABOUT THE PARTIES FROM THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. DOCUMENTS FILED BY ACI, IF AND WHEN AVAILABLE, MAY ALSO BE OBTAINED FOR FREE FROM ACI’S WEB SITE AT HTTP://WWW.ACIWORLDWIDE.COM OR UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT AT INNISFREE M&A INC., 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, S1 STOCKHOLDERS MAY CALL TOLL-FREE AT (888) 750-5834, AND BANKS AND BROKERAGE FIRMS MAY CALL COLLECT (212) 750-5833.

The information agent for the Exchange Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of S1 Shares may have regarding the Exchange Offer and answers to those questions. The answers to these questions do not contain all the information relevant to your decision whether to tender your S1 Shares in the Exchange Offer, and ACI urges you to read carefully the remainder of this prospectus/offer to exchange and the letter of election and transmittal circulated with this prospectus/offer to exchange.

Why was the Exchange Offer amended?

On July 26, 2011, ACI proposed to acquire S1 (the “Original ACI Merger Proposal”) for a combination of cash and stock having a blended value of $9.50 per share, assuming full proration and based on the closing market price for ACI Shares on July 25, 2011. On August 30, 2011, ACI commenced the exchange offer (the “Original ACI Exchange Offer”) to acquire S1 for a combination of cash and ACI Shares that, on a blended basis and assuming full proration, had a value of $9.44 per S1 Share based on the closing sales price for ACI Shares on August 29, 2011. On September 2, 2011, the Board of Directors of S1 (the “S1 Board”) rejected the Original ACI Exchange Offer and recommended that S1 stockholders not tender their S1 Shares pursuant to the Original ACI Exchange Offer. Between August 30, 2011 and October 3, 2011, senior managers and representatives of S1 and ACI had discussions regarding ACI’s revised acquisition proposal, conducted due diligence of the companies’ respective businesses and operations, and then negotiated the terms of a Transaction Agreement that was entered into by ACI, Offeror and S1 on October 3, 2011.

The Exchange Offer is being made pursuant to that agreement where, among other things, the cash offer price was increased by $0.42 per share, assuming full proration, and the conditions of the Original ACI Exchange Offer were modified as described in this prospectus/offer to exchange.

Who is making the Exchange Offer?

The Exchange Offer is being made by ACI, a Delaware corporation, through its wholly owned subsidiary, Antelope Investment Co. LLC, a Delaware limited liability company. ACI develops, markets, installs and supports a broad line of software products and services primarily focused on facilitating electronic payments. In addition to ACI’s own products, it also distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions — the Americas, Europe/Middle East/Africa and Asia/Pacific. Each distribution network has its own sales force that it supplements with independent reseller and/or distributor networks. ACI’s products are marketed under the ACI Worldwide and ACI Payment Systems brands.

What is Offeror seeking for exchange in the Exchange Offer?

Offeror seeks to acquire all of the issued and outstanding S1 Shares.

Is there an agreement governing the Exchange Offer?

Yes. On October 3, 2011, ACI and Offeror entered into the Transaction Agreement with S1 as a means to acquire all of the outstanding S1 Shares.

Does the S1 Board support the Exchange Offer?

Yes. The S1 Board has unanimously (1) determined that the transactions contemplated by the Transaction Agreement are fair to, and in the best interests of, S1 and the S1 stockholders; (2) approved the transactions contemplated by the Transaction Agreement; and (3) determined to recommend that the S1 stockholders accept the Exchange Offer and tender their S1 Shares to Offeror pursuant to the Exchange Offer. The S1 Board unanimously recommends that S1 stockholders accept the Exchange Offer by tendering their S1 Shares into the Exchange Offer. Information about the recommendation of the S1 Board is more fully described in Amendment No. 2 to S1’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to S1 stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

v

What will I receive for my S1 Shares in the Exchange Offer?

ACI is offering to exchange for each issued and outstanding S1 Share validly tendered pursuant to the Exchange Offer and not properly withdrawn either of the following:

•	0.3148 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal.

You should be aware that the $10.00 per share Cash Consideration will have a value greater than the 0.3148 per share Stock Consideration if market prices for ACI Shares are less than $31.77 per share. Furthermore, as explained below, if more than 66.2% of S1 Shares elect to receive cash, the proration procedures will result in some of those shares receiving stock. Conversely, if more than 33.8% of S1 Shares elect to receive stock, the proration procedures will result in some of those shares receiving cash. Based on the closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange and assuming the 33.8% Stock Consideration and the 66.2% Cash Consideration were allocated pro rata among all S1 Shares, which we refer to herein as “full proration”, the blended value of the Cash-Stock Consideration as of the close of trading on October 12, 2011 was $9.68 per S1 Share.

S1 stockholders who do not participate in the Exchange Offer and whose shares are acquired in the Second-Step Merger will receive the Proration Amount of Cash and Stock Consideration. The elections of other S1 stockholders will affect whether a tendering S1 stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such S1 stockholder’s tendered S1 Shares is exchanged for another form of consideration. S1 stockholders who otherwise would be entitled to receive a fractional ACI Share will instead receive cash in lieu of any fractional ACI Share such holder may have otherwise been entitled to receive based on ten-day volume weighted average trading prices. See “The Exchange Offer — Elections and Proration” for a detailed description of the proration procedure and “The Exchange Offer — Cash In Lieu of Fractional ACI Shares” for a detailed description of the treatment of fractional ACI Shares.

The equity capital markets have been highly volatile and market prices for ACI Shares have fluctuated and will fluctuate, and could be higher or lower than the price of ACI Shares at or after the Expiration Time. Accordingly, S1 stockholders are urged to obtain current trading price information for ACI Shares prior to deciding whether to tender shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof.

Solely for purposes of illustration, the following table indicates the value of the Cash Consideration, the Stock Consideration and the blended value of the Cash-Stock Consideration based on different assumed prices for ACI Shares:

	Assuming No Proration		Assuming Full Proration
					Value of
Assumed ACI	Value of	Value of	Value of	Value of	Cash-Stock
Share Price	Stock Consideration	Cash Consideration	Stock Consideration	Cash Consideration	Consideration

$37.93(1)	$11.94	$10.00	$4.04	$6.62	$10.66
$35.70(2)	$11.24	$10.00	$3.80	$6.62	$10.42
$30.49(3)	$9.60	$10.00	$3.24	$6.62	$9.86
$27.54(4)	$8.67	$10.00	$2.93	$6.62	$9.55
$28.77(5)	$9.06	$10.00	$3.06	$6.62	$9.68
$22.70(6)	$7.15	$10.00	$2.42	$6.62	$9.04

(1)	Represents highest sales price for ACI Shares in the 52 weeks ending October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange (the “52-Week Period”).

(2)	Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Original ACI Exchange Offer.

(4)	Represents closing sales price for ACI Shares on September 30, 2011, the last trading day prior to the announcement of the Transaction Agreement.

(5)	Represents closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange.

(6)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The prices of ACI Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical S1 stockholder would receive, are for purposes of illustration only. The value of the Stock Consideration will change as the price of ACI Shares fluctuates during the Exchange Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Exchange Offer and at the time you receive the ACI Shares. S1’s stockholders are encouraged to obtain current market quotations for the ACI Shares and the S1 Shares prior to making any decision with respect to the Exchange Offer. S1 stockholders should also consider the potential effects of proration and should obtain current market quotations for ACI Shares and the S1 Shares before deciding whether to tender pursuant to the Exchange Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Will I be taxed on the ACI Shares and cash I receive?

Based on closing trading prices of ACI Shares as of October 12, 2011, the Exchange Offer would be taxable to you because the integrated transaction would not qualify as a reorganization. If the integrated transaction does not qualify as a reorganization, you may be taxed on your exchange of S1 Shares for the Stock Consideration in the Exchange Offer or the Second-Step Merger, depending on the surrounding facts. In general in this case, you will recognize a capital gain or a capital loss to the extent of the difference between your adjusted tax basis in your shares and the sum of the Cash Considerations and the fair market value of the Stock Consideration you receive.

If the Exchange Offer and the Second-Step Merger qualified as component parts of an integrated transaction that constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), your exchange of S1 Shares for the Stock Consideration should be tax free, except to the extent that you also receive cash, as discussed below. Whether or not such transactions will so qualify is dependent on whether certain factual requirements are met, including that the Exchange Offer and Second-Step Merger are “interdependent” (that is, ACI would not undertake the Exchange Offer without the intention and expectation of completing the Second-Step Merger). In addition, there must be a “continuity of interest” of holders of S1 Shares in the combined company. ACI believes that this test should be satisfied if the total value of the Stock Consideration represents at least 40% of the total value of the consideration received by holders of S1 Shares, and may be satisfied at a slightly lower percentage. If market prices for ACI Shares upon consummation of the Exchange Offer are less than $41.48, the Stock Consideration would represent less than 40% of the total value of the Exchange Offer consideration. You are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer. We cannot provide any assurance as to whether these conditions will be satisfied at this time, since it may be affected, among other things, by the total value of the Stock Consideration at the time of the consummation of the Exchange Offer and the Second-Step Merger.

If the integrated transaction constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, any gain (but not loss) you realize on the transaction will be treated as a taxable capital gain or dividend in an amount equal to the lesser of (1) the excess of the sum of the Cash Consideration and the fair market value of the Stock Consideration you receive in the transaction over your basis in your shares and (2) the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional ACI Share, depending on your circumstances. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Certain Material Federal Income Tax Consequences.”

ACI urges you to contact your own tax advisor to determine the particular tax consequences to you as a result of the Exchange Offer and/or the Second-Step Merger.

What is the Exchange Offer worth today?

The value of the Exchange Offer depends in part on market prices for ACI Shares. You should be aware that the $10.00 per share Cash Consideration will have a value greater than the 0.3148 per share Stock Consideration if market prices for ACI Shares are less than $31.77 per share. As of the close of trading on October 12, 2011, the most recent date prior to the date of this prospectus/offer to exchange, the blended value of the Cash-Stock Consideration, assuming full proration, was $9.68 per S1 Share. When we say “full proration”, we mean that the 33.8% Stock Consideration and the 66.2% Cash Consideration were allocated pro rata among all S1 Shares. As explained herein, if more than 66.2% of S1 Shares elect to receive cash, the proration procedures will result in some of those shares receiving stock. Conversely, if more than 33.8% of S1 Shares elect to receive stock, the proration procedures will result in some of those shares receiving cash.

What is the purpose of the Exchange Offer?

The Exchange Offer is intended to allow ACI, through Offeror, to acquire all of the issued and outstanding S1 Shares. We intend, as promptly as possible after completion of the Exchange Offer, to consummate the Second-Step Merger of S1 with and into Offeror pursuant to the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The purpose of the Second-Step Merger is for ACI to acquire all outstanding S1 Shares that are not acquired in the Exchange Offer. In this Second-Step Merger, each remaining S1 Share (other than S1 Shares held in treasury by S1 or owned by ACI or its wholly owned subsidiaries, certain restricted S1 Shares converted into restricted ACI Shares pursuant to the Transaction Agreement and S1 Shares held by S1 stockholders who properly exercise applicable dissenters’ rights under Delaware law) would be cancelled and exchanged for the Proration Amount of Cash and Stock Consideration. After this Second-Step Merger, ACI would own all of the issued and outstanding S1 Shares. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Second-Step Merger”; and “The Exchange Offer — Plans for S1.”

What is the “Top-Up Option” and when will it be exercised?

S1 has granted to Offeror an irrevocable option (the “Top-Up Option”), for so long as the Transaction Agreement has not been terminated, to purchase from S1 up to the number of authorized and unissued S1 Shares equal to the lowest number of S1 Shares that, when added to the number of S1 Shares owned by ACI, Offeror or any subsidiary of ACI at the time of the exercise of the Top-Up Option, constitutes at least one S1 Share more than 90% of the S1 Shares (after giving effect to the issuance of S1 Shares to be issued upon exercise of the Top-Up Option (such S1 Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”)).

The Top-Up Option may be exercised by Offeror only once, in whole but not in part, at any time during the two-business day period following the Expiration Time, or if the Exchange Offer is extended, during the two-business day period following the expiration date of such Subsequent Offering Period, and only if Offeror owns as of such time more than 50% but less than 90% of S1 Shares outstanding. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Top-Up Option.” If the Top-Up Option is exercised, Offeror will be able to complete the Second-Step Merger as a “short-form” merger under the DGCL without an S1 stockholder vote.

When do you expect the Exchange Offer to be completed?

We intend to complete the Exchange Offer as soon as we can. The completion of the Exchange Offer is subject to the satisfaction or waiver of the conditions to the Exchange Offer. As discussed in “The Exchange Offer — Extension, Termination, Waiver and Amendment”, the Transaction Agreement provides that Offeror will extend the Expiration Time if such conditions are not satisfied or waived at such time. There can be no assurance when or whether these conditions will be satisfied or waived.

What are the conditions of the Exchange Offer?

The Exchange Offer is conditioned upon, among other things, the following:

•	S1 stockholders shall have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of S1 Shares (together with the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries), shall constitute a majority of the S1 Shares issued and outstanding on a fully diluted basis. We refer to this condition as the “Minimum Tender Condition.”

•	The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and ACI shall have received all necessary state securities law or “blue sky” authorizations.

•	Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to accept S1 Shares for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the Expiration Time (the “HSR Condition”).

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than the HSR Condition, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a material adverse effect on ACI or S1.

•	Any of the following fail to be true:

•	(1) the representations and warranties of the S1 relating to organization, standing and power, authority, capital structure, absence of certain changes or events, brokers and vote required, as set forth in the Transaction Agreement (the “Fundamental S1 Corporate Representations”) were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (1) for de minimis inaccuracies and (2) the other representations and warranties of S1 set forth in the Transaction Agreement were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (2) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a material adverse effect on S1;

•	S1 has performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Expiration Time; and

•	since October 3, 2011, there shall not have occurred any material adverse change in the business, financial condition or continuing results of S1 and its subsidiaries, taken as a whole (excluding certain events specified in the Transaction Agreement).

The Exchange Offer is not conditioned on financing. Subject to applicable law and the terms of the Transaction Agreement, we may waive the foregoing conditions, other than the Minimum Tender Condition.

Do I need to grant proxies to ACI if I wish to accept the Exchange Offer?

No. ACI is not asking you for a proxy in this prospectus/offer to exchange and you are not requested to send a proxy to ACI pursuant to the Exchange Offer.

Can ACI acquire S1 without completing the Exchange Offer?

ACI may only complete the Second-Step Merger if it purchases the S1 Shares pursuant to the Exchange Offer. However, the Transaction Agreement gives ACI the right to require that S1 convene a stockholder meeting to approve a merger in which the S1 stockholders would have the right to receive the Proration Amount of Cash and Stock Consideration as a result of a merger of Offeror and S1 instead of the Exchange Offer. The terms and conditions of such a transaction would be substantially the same as the terms and conditions of the Exchange Offer. ACI had not determined whether to exercise this right as of the date of this prospectus/offer to exchange.

Will I have to pay any fee or commission to exchange S1 Shares?

If you are the record owner of your S1 Shares and you tender your S1 Shares in the Exchange Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your S1 Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your S1 Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Is ACI’s financial condition relevant to my decision to tender S1 Shares in the Exchange Offer?

Yes. ACI’s financial condition is relevant to your decision to tender your S1 Shares because the consideration you will receive if your S1 Shares are exchanged in the Exchange Offer will consist of a combination of ACI Shares and cash. You should therefore consider ACI’s financial condition before you decide to become one of ACI’s stockholders through the Exchange Offer. You should also consider the likely effect that ACI’s acquisition of S1 will have on ACI’s financial condition. This prospectus/offer to exchange contains financial information regarding ACI and S1, as well as pro forma financial information (which does not reflect any of our expected synergies) for the acquisition of all of the issued and outstanding S1 Shares by ACI, all of which we encourage you to review.

Does ACI have the financial resources to complete the Exchange Offer and the Second-Step Merger?

The Exchange Offer consideration will consist of ACI Shares and cash (including, cash paid in lieu of any fractional ACI Shares to which any S1 stockholder may be entitled). The Exchange Offer and the Second-Step Merger are not conditioned upon any financing arrangements or contingencies.

ACI has received a commitment letter from Wells Fargo Securities, LLC (“Wells Fargo”) and Wells Fargo Bank, N.A. (“Wells Fargo Bank”), to provide, subject to certain conditions, up to $450 million for the purpose of financing a portion of the cash component of the consideration to be paid for each S1 Share, as well as for other payments made in connection with the Exchange Offer and refinancing of ACI’s existing revolving facility. No other plans or arrangements have been made to finance or repay such financing after the consummation of the Exchange Offer and the Second-Step Merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Source and Amount of Funds.”

What percentage of ACI Shares will former S1 stockholders own after the Exchange Offer?

Based on ACI’s and S1’s respective capitalizations as of October 12, 2011 and the exchange ratio of 0.3148, ACI estimates that if all S1 Shares are exchanged pursuant to the Exchange Offer and/or the Second-Step Merger, former S1 stockholders would own, in the aggregate, approximately 14.4% of the aggregate ACI Shares on a fully diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Ownership of ACI After the Exchange Offer.”

What will happen to my employee stock options, stock appreciation rights, restricted stock units and/or restricted units in the Exchange Offer?

The Transaction Agreement provides that each stock option of S1 (each, an “S1 Stock Option”) issued under the S1 Corporation 1997 Stock Option Plan (the “1997 Stock Option Plan”) and the Security First Technologies Corporation 1998 Directors’ Stock Option Plan (the “1998 Directors’ Stock Option Plan”) that is

x

outstanding will, if elected by the holder, be exercised effective as of immediately prior to the Effective Time, with the effect that the S1 Shares issuable upon exercise will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time and will have the right to receive the Proration Amount of Cash and Stock Consideration. The holders of the S1 Stock Options under the 1997 Stock Option Plan and the 1998 Directors’ Stock Option Plan will be notified that such S1 Stock Options may be exercised at any time during the period beginning on October 3, 2011 and ending on the day before the Effective Time, provided that (1) any such exercise, to the extent that it relates to an S1 Stock Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (2) no S1 Stock Option may be exercised after the relevant exercise period.

Each outstanding S1 Stock Option under the 1997 Stock Option Plan and the 1998 Directors’ Stock Option Plan that is not exercised before the day prior to the Effective Time, and any other S1 Stock Option that is outstanding as of immediately before the Effective Time, will be terminated and canceled at the Effective Time, and the holder of each S1 Stock Option under the S1 Corporation 2003 Stock Incentive Plan (the “2003 Plan”) and each S1 Stock Option that will have vested as of or prior to the Effective Time pursuant to the terms of the 2003 Plan, the 1997 Stock Option Plan and the 1998 Directors’ Stock Option Plan (each, an “S1 Stock Plan”) as applicable and/or related award agreement will, subject to any required tax withholding, be entitled to receive an amount in cash equal to the product of (1) the excess, if any, of (a) the sum of (i) $6.62 plus (ii) an amount equal to the product (rounded to the nearest cent) of (x) 0.1064 times (y) the volume weighted average sales price per share of ACI Common Stock for the ten consecutive days that ACI Shares have traded ending on and including the second clear trading day immediately prior to the Effective Time as reported on NASDAQ (the “Blended Value”) over (b) the exercise price per S1 Share subject to such S1 Stock Option and (2) the total number of S1 Shares subject to such S1 Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”); provided, however, that if the Option Consideration is zero or a negative number as of the Effective Time, such S1 Stock Option will be canceled and no amount will be paid in respect thereof. ACI will pay or cause to be paid the Option Consideration to the holders of the S1 Stock Options in a lump sum as soon as practicable after the Effective Time but in no event later than five business days following the Effective Time.

At the Effective Time, each stock appreciation right granted under the applicable S1 Stock Plan (the “SARs”) will be canceled at the Effective Time, and the holder of each SAR that has vested as of or prior to the Effective Time pursuant to the applicable S1 Stock Plan will, subject to any required tax withholding, be entitled to receive an amount in cash equal to the product of (1) the excess, if any, of (a) the Blended Value over (b) the exercise price per share of the S1 Shares, if any, subject to such SARs and (2) the total number of S1 Shares, if any, subject to such SARs as in effect immediately prior to the Effective Time (the “SARs Consideration”). ACI will pay or cause to be paid the applicable SARs Consideration to the holders of the SARs in a lump sum as soon as practicable after the Effective Time but in no event later than five business days following the Effective Time.

At the Effective Time, each outstanding restricted S1 Share, restricted stock unit and restricted cash unit (other than certain restricted S1 Shares to be converted into restricted ACI Shares pursuant to the Transaction Agreement) that has vested as of or prior to the Effective Time pursuant to the applicable S1 Stock Plan will be treated as an outstanding S1 Share and will have the right to receive the Proration Amount of Cash and Stock Consideration.

For further information on the treatment of S1 Stock Options, SARs and restricted S1 Shares, please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Treatment of Stock Options; SARs; Restricted Stock.”

When does the Exchange Offer expire?

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern time, on Monday, October 31, 2011, which is the Expiration Time, unless further extended by Offeror. When we make reference to the “Expiration Time” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including when applicable, any extension period that may apply.

Can the Exchange Offer be extended and, if so, under what circumstances?

The Transaction Agreement provides that Offeror will extend the Exchange Offer if any of the conditions specified in “The Exchange Offer — Conditions of the Exchange Offer” is not satisfied or waived prior to the scheduled Expiration Time. The Expiration Time may be subject to multiple extensions. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Extension, Termination, Waiver and Amendment.”

Any decision by Offeror to extend the Exchange Offer will be made public by a public announcement regarding such extension prior to 9:00 a.m., Eastern time, on the first business day after the previously scheduled Expiration Time.

Offeror may also elect to provide a “subsequent offering period” for the Exchange Offer. A subsequent offering period would not be an extension of the Exchange Offer. Rather, a subsequent offering period would be an additional period of time, beginning after Offeror has accepted for exchange all S1 Shares tendered during the Exchange Offer, during which S1 stockholders who did not tender their S1 Shares in the Exchange Offer may tender their S1 Shares and receive the Proration Amount of Cash and Stock Consideration. Offeror does not currently intend to include a subsequent offering period, although it reserves the right to do so.

How do I tender my S1 Shares?

To tender your S1 Shares represented by physical certificates into the Exchange Offer, you must deliver the certificates representing your S1 Shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Wells Fargo Bank, the exchange agent for the Exchange Offer, not later than the Expiration Time. The letter of election and transmittal is enclosed with this prospectus/offer to exchange.

If your S1 Shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your S1 Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

If you are unable to deliver any required document or instrument to the exchange agent by the Expiration Time, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery circulated with this prospectus/offer to exchange (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the exchange agent must receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, an exchange of tendered S1 Shares will be made only after timely receipt by the exchange agent of certificates for such S1 Shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of election and transmittal and any other required documents.

For a complete discussion on the procedures for tendering your S1 Shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering.”

Until what time may I withdraw tendered S1 Shares?

You may withdraw previously tendered S1 Shares any time prior to the Expiration Time. S1 Shares tendered during the subsequent offering period, if one is provided, may not be withdrawn. For a complete discussion on the procedures for withdrawing your S1 Shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw previously tendered S1 Shares?

To withdraw previously tendered S1 Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered S1 Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your S1 Shares. For a complete discussion on the procedures for withdrawing your S1 Shares, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights.”

When and how will I receive the Exchange Offer consideration in exchange for my tendered S1 Shares?

Offeror will exchange all validly tendered and not properly withdrawn S1 Shares promptly after the Expiration Time, subject to the terms thereof and the satisfaction or waiver of the conditions to the Exchange Offer, as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn S1 Shares by depositing the consideration therefore with the exchange agent, which will act as your agent for the purpose of receiving the Exchange Offer consideration from Offeror and transmitting such consideration to you. In all cases, an exchange of tendered S1 Shares will be made only after timely receipt by the exchange agent of certificates for such S1 Shares (or of a confirmation of a book-entry transfer of such S1 Shares as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal (or Agent’s Message (as defined below)) and any other required documents.

Will S1 continue as a public company following the Exchange Offer?

If the Second-Step Merger occurs, S1 will become a wholly owned subsidiary of ACI and will no longer be publicly owned. Even if the Second-Step Merger does not occur, if Offeror exchanges all S1 Shares which have been tendered, there may be so few remaining stockholders and publicly held shares that S1 Shares will no longer be eligible to be traded on the NASDAQ or any other securities market, there may not be a public trading market for such shares, and S1 may cease making filings with the SEC or otherwise cease being required to comply with applicable law and SEC rules relating to publicly held companies. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer — Plans for S1” and “The Exchange Offer — Effect of the Exchange Offer on the Market for S1 Shares; NASDAQ Listing; Registration Under the Securities Exchange Act of 1934; Margin Regulations.”

Are dissenters’ or appraisal rights available in either the Exchange Offer and/or the Second-Step Merger?

No dissenters’ or appraisal rights are available in connection with the Exchange Offer. However, upon consummation of the Second-Step Merger, S1 stockholders who have not tendered their S1 Shares in the Exchange Offer and who, if a stockholder vote is required, did not vote in favor of or consent to the approval of the Second-Step Merger will have rights under Delaware law to dissent from the Second-Step Merger and demand appraisal of their S1 Shares. Stockholders at the time of a “short form” merger under Delaware law would also be entitled to exercise dissenters’ rights pursuant to such a “short form” merger. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their S1 Shares, as determined by a Delaware court. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Appraisal/Dissenters’ Rights.”

What is the market value of my S1 Shares as of a recent date?

On October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange, the closing price of an S1 Share was $9.61. S1 stockholders are encouraged to obtain a recent quotation for S1 Shares before deciding whether or not to tender such S1 Shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof.

Where can I find more information on ACI and S1?

You can find more information about ACI and S1 from various sources described in the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

Who can I contact with any additional questions about the Exchange Offer?

You can call the information agent for the Exchange Offer.

The information agent for the Exchange Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY OF THE EXCHANGE OFFER

This summary highlights the material information in this prospectus/offer to exchange. To more fully understand the Exchange Offer to holders of S1 Shares, and for a more complete description of the terms of the Transaction Agreement, the Exchange Offer and the Second-Step Merger, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

The Companies
(See page 30)

ACI

ACI is a Delaware corporation with its principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. The telephone number of ACI is (646) 348-6700. ACI develops, markets, installs and supports a broad line of software products and services primarily focused on facilitating electronic payments. In addition to its own products, ACI distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions — the Americas, Europe/Middle East/Africa and Asia/Pacific. As of June 30, 2011, ACI had total stockholders’ equity of approximately $280 million and total assets of approximately $614 million. ACI Shares are listed on the NASDAQ Global Select Market under the ticker symbol “ACIW” and, as of October 12, 2011, the last practicable date prior to the date of this prospectus/offer to exchange, ACI had an equity capital market capitalization of approximately $963.9 million. As of December 31, 2010, ACI had a total of approximately 2,134 employees, of whom 1,124 were in the Americas reportable segment, 591 were in the Europe/Middle East/Africa reportable segment and 419 were in the Asia/Pacific reportable segment.

As of the date of this prospectus/offer to exchange with the SEC, ACI was the beneficial owner of 1,107,000 S1 Shares, or 2.0% of the amount outstanding.

Offeror

Offeror, a Delaware limited liability company, is a wholly owned subsidiary of ACI. Offeror is newly formed, and was organized for the purpose of making the Exchange Offer and consummating the Second-Step Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Exchange Offer and the Second-Step Merger.

S1

S1 is a leading global provider of payments and financial services software solutions. S1 offers payments solutions for ATM and retail point-of-sale driving, card management and merchant acquiring, as well as financial services solutions for consumer, small business and corporate online banking, trade finance, mobile banking, voice banking, branch and call center banking. S1 sells its solutions primarily to banks, credit unions, retailers and transaction processors and also provides software, custom software development, hosting and other services to State Farm Mutual Automobile Insurance Company, a relationship that will conclude by the end of 2011. Founded in 1996, S1 started the world’s first Internet bank, Security First Network Bank. In 1998, S1 sold the banking operations and focused on software development, implementation and support services. For several years, S1’s core business was primarily providing Internet banking and insurance applications. Then, through a series of strategic acquisitions and product development initiatives, S1 expanded its solution set to include applications that deliver financial services across multiple channels and provide payments and card management functionality.

S1 Shares are listed on the NASDAQ under the ticker symbol “SONE.” S1’s principal executive offices are located at 705 Westech Drive, Norcross, Georgia 30092 and its telephone number is (404) 923-3500.

The Exchange Offer
(See page 55)

Offeror is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each issued and outstanding share of common stock of S1, validly tendered pursuant to the Exchange Offer and not properly withdrawn one of the following:

•	0.3148 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. The blended value of the Cash-Stock Consideration as of the close of trading on October 12, 2011, assuming full proration, was $9.68 per S1 Share.

The equity capital markets have been highly volatile and market prices for ACI Shares have fluctuated and will fluctuate, and could be higher or lower than the price of ACI Shares at or after the Expiration Time. Accordingly, S1 stockholders are urged to obtain current trading price information for ACI Shares prior to deciding whether to tender shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof.

S1 stockholders electing either the Cash Consideration or the Stock Consideration will be subject to proration so that 66.2% of S1 Shares will be exchanged for the Cash Consideration and 33.8% of S1 Shares will be exchanged for the Stock Consideration in the Exchange Offer. S1 stockholders who do not participate in the Exchange Offer and whose shares are acquired in the Second-Step Merger will receive the Proration Amount of Cash and Stock Consideration. The elections of other S1 stockholders will affect whether a tendering S1 stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such S1 stockholder’s tendered S1 Shares is exchanged for another form of consideration. S1 stockholders who otherwise would be entitled to receive a fractional ACI Share will instead receive cash in lieu of any fractional ACI Share such holder may have otherwise been entitled to receive based on ten-day volume weighted average trading prices. For a complete discussion of the proration procedure and the treatment of fractional ACI Shares, please see the sections of this prospectus/offer to exchange titled “The Exchange Offer — Elections and Proration” and “The Exchange Offer — Cash In Lieu of Fractional ACI Shares.”

The Second-Step Merger
(See page 44)

The Exchange Offer is being made pursuant to the Transaction Agreement. Pursuant to the Transaction Agreement, after the Exchange Offer is completed, subject to the approval of the S1 stockholders if required by applicable law, Offeror will merge with and into S1.

The Transaction Agreement provides that at the effective time of the Second-Step Merger (the “Effective Time”), the separate corporate existence of Offeror will cease and S1 will continue as the surviving corporation in the Second-Step Merger. The directors of Offeror immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of S1 immediately prior to the Effective Time will be the initial officers of the surviving corporation. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Second-Step Merger; Effect on Capital Stock.”

Recommendation of the S1 Board
(See page 42)

The S1 Board has unanimously (1) determined that the transactions contemplated by the Transaction Agreement are fair to, and in the best interests of, S1 and the S1 stockholders; (2) approved the transactions contemplated by the Transaction Agreement; and (3) determined to recommend that the S1 stockholders accept the Exchange Offer and tender their S1 Shares to Offeror pursuant to the Exchange Offer. The S1 Board unanimously recommends that S1 stockholders accept the Exchange Offer by tendering their S1 Shares into the Exchange Offer. Information about the recommendation of the S1 Board is more fully described in Amendment No. 2 to the S1’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to S1’s stockholders together with this prospectus/offer to exchange and is incorporated herein by reference. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Recommendation of the S1 Board.”

Reasons for the Exchange Offer and the Second-Step Merger
(See page 39)

ACI believes that the combination of ACI’s and S1’s businesses will create significant value for both ACI’s and S1’s current stockholders. We believe the combination of ACI and S1 is a compelling combination with a number of strategic benefits, including the following:

Value:

At $9.68 per S1 Share, the blended value of the Cash-Stock Consideration as of October 12, 2011, assuming full proration, the Exchange Offer represents (1) a 35.8% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of Original ACI Merger Proposal, (2) a 34.3% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement of the Original ACI Merger Proposal, and (3) a 24.9% premium to the 52-week high of S1 Shares for the 52-Week Period.

S1 stockholders who elect the Cash-Stock Consideration contemplated by the Exchange Offer will be subject to proration. The elections of other S1 stockholders will affect whether S1 stockholders receive solely the type of consideration they elect or whether a portion of the consideration S1 stockholders elect is exchanged for another form of consideration as a result of the pro ration procedures contemplated by the Exchange Offer. Since the value of ACI Shares fluctuates, the per S1 Share Stock Consideration necessarily could have a value that is different than the per S1 Share Cash Consideration. As a consequence, in the Exchange Offer S1 stockholders could receive a combination of Cash-Stock Consideration with a value that is different from the value of such consideration on the date of this prospectus/offer to exchange, the Expiration Time and the date of the consummation of the Exchange Offer.

Solely for purposes of illustration, the following table indicates the value of the Cash Consideration, the Stock Consideration and the blended value of the Cash-Stock Consideration based on different assumed prices for ACI Shares.

	Assuming No Proration		Assuming Full Proration
					Value of
Assumed ACI	Value of	Value of	Value of	Value of	Cash-Stock
Share Price	Stock Consideration	Cash Consideration	Stock Consideration	Cash Consideration	Consideration

$37.93(1)	$11.94	$10.00	$4.04	$6.62	$10.66
$35.70(2)	$11.24	$10.00	$3.80	$6.62	$10.42
$30.49(3)	$9.60	$10.00	$3.24	$6.62	$9.86
$27.54(4)	$8.67	$10.00	$2.93	$6.62	$9.55
$28.77(5)	$9.06	$10.00	$3.06	$6.62	$9.68
$22.70(6)	$7.15	$10.00	$2.42	$6.62	$9.04

(1)	Represents highest sales price for ACI Shares in the 52-Week Period.

(2)	Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Original ACI Exchange Offer.

(4)	Represents closing sales price for ACI Shares on September 30, 2011, the last trading day prior to the announcement of the Transaction Agreement.

(5)	Represents closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange.

(6)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The equity capital markets have been highly volatile and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote. The premium represented by the Exchange Offer may be larger or smaller depending on market prices on any given date and will fluctuate between the date of this prospectus/offer to purchase, the Expiration Time and the date of the consummation of the Exchange Offer.

Strategic Rationale:

The Exchange Offer provides immediate cash value to S1 stockholders, as well as the opportunity to participate in the value creation in the Exchange Offer through the receipt of ACI Shares. ACI believes that the complementary nature of ACI and S1 creates a compelling opportunity to establish a full-service global leader of financial and payments software with significant scale and financial strength, including as follows:

•	Highly Complementary Product and Customer Bases: Combined, ACI and S1 would provide a rich set of capabilities and a broad portfolio of products to customers across the entire electronic payments spectrum. In particular, ACI believes that the acquisition of S1 would provide breadth and additional capabilities to what ACI does today, including: (1) expand ACI’s retailer business beyond North America; (2) increase ACI’s retail banking payments business down into lower and mid-tier financial institutions; and (3) add function and global reach to ACI’s online business banking offering, including new capabilities around branch banking and trade. The acquisition of S1 would support ACI’s position as a leading provider of the most unified payments solution to serve retail banking, wholesale banking, processors and retailers and would enable its customers to lower their operational costs and improve time-to-market.

•	Enhanced Scale and Global Position: ACI’s and S1’s principal competitors are substantially larger companies with greater financial resources than ACI and S1 have. The combined ACI and S1 would have revenue of $683 million and adjusted EBITDA of $123 million for the 12 months ended June 30, 2011. This scale advantage would enable the combined ACI and S1 to more effectively serve its combined global customer base and compete against the very large companies which operate in the electronic payments software business.

•	Significant Synergy Opportunities: ACI expects the combination of ACI and S1 will generate a significant amount of operational efficiencies and cost savings that will drive margin expansion for the acquired S1 business and earnings accretion for the combined company. ACI estimates that the annual pre-tax cost savings related to the Exchange Offer would be approximately $30 million, primarily attributable to elimination of S1’s public company costs and rationalization of duplicate general and administrative functions, sales/marketing functions and costs, occupancy costs, product management and R&D functions. In addition, ACI expects to consolidate the combined company’s hosting data centers and infrastructure. Further, ACI expects the cost savings will improve S1’s margins in line with ACI’s margins for adjusted EBITDA. Assuming that the Exchange Offer is closed in the fourth calendar quarter of this year, ACI anticipates the cost savings would be fully realizable in 2012.

•	Strong Financial Position: ACI would continue to have a strong financial profile driven by a solid balance sheet with substantial liquidity and a recurring revenue model that generates significant free cash flows, allowing for further future investments in the business. In addition, ACI expects the transaction to be accretive to full year earnings in 2012.

The following metrics provide relevant information with respect to ACI’s recent financial performance, as of July 26, 2011, the date of the Original ACI Merger Proposal:

•	ACI has produced a stockholder return of approximately 90% over the past three years, significantly outperforming the relevant peer group;

•	ACI has increased its 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	ACI has driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	ACI has increased adjusted EBITDA margin to 21% in 2010, from 7% in 2007.

This prospectus/offer to exchange includes summary selected unaudited pro forma combined financial information that is intended to provide S1 stockholders with information relating to ACI’s financial results assuming that ACI and S1 had already been combined.

Conditions of the Exchange Offer
(See page 69)

The Exchange Offer is conditioned upon, among other things, the following:

•	S1 stockholders shall have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of S1 Shares (together with the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries), shall constitute a majority of the S1 Shares issued and outstanding on a fully diluted basis.

•	The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and ACI shall have received all necessary state securities law or “blue sky” authorizations.

•	the HSR Condition shall have been satisfied.

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than the HSR Condition, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a material adverse effect on ACI or S1.

•	Any of the following fail to be true:

•	(1) the Fundamental S1 Corporate Representations were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (1) for de minimis inaccuracies and (2) the other representations and warranties of S1 set forth in the Transaction Agreement were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (2) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a material adverse effect on S1;

•	S1 has performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Expiration Time; and

•	since the October 3, 2011, there shall not have occurred any material adverse change in the business, financial condition or continuing results of S1 and its subsidiaries, taken as a whole (excluding certain events specified in the Transaction Agreement).

Ownership of ACI After the Exchange Offer
(See page 63)

Based on ACI’s and S1’s respective capitalizations as of October 12, 2011 and the exchange ratio of 0.3148, ACI estimates that if all S1 Shares are exchanged pursuant to the Exchange Offer and/or the Second-Step Merger, former S1 stockholders would own, in the aggregate, approximately 14.4% of the aggregate ACI Shares on a fully diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Ownership of ACI After the Exchange Offer.”

Comparative Market Price and Dividend Information
(See page 23)

ACI Shares are listed on the NASDAQ Global Select Market under the ticker symbol “ACIW.” S1 Shares are listed on the NASDAQ under the ticker symbol “SONE.”

Based on the $28.77 closing trading price per ACI Share on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange, the relative value of the Cash-Stock Consideration reflected by this Exchange Offer consisted of $6.62 in cash and $3.06 in ACI Shares per S1 Share as of such date, or an aggregate blended value of $9.68 per S1 Share as of such date, assuming full proration.

The equity capital markets have been highly volatile and market prices for ACI Shares have fluctuated and will fluctuate prior to the Expiration Time, and could be higher or lower than the ACI Share price at or after the Expiration Time. Accordingly, S1 stockholders are urged to obtain current trading price information for ACI Shares prior to deciding whether to tender shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof.

Solely for purposes of illustration, the following table indicates the value of the Cash Consideration, the Stock Consideration and the blended value of the Cash-Stock Consideration based on different assumed prices for ACI Shares.

			Assuming Full Proration
	Assuming No Proration				Value of
Assumed ACI	Value of	Value of	Value of	Value of	Cash-Stock
Share Price	Stock Consideration	Cash Consideration	Stock Consideration	Cash Consideration	Consideration

$37.93(1)	$11.94	$10.00	$4.04	$6.62	$10.66
$35.70(2)	$11.24	$10.00	$3.80	$6.62	$10.42
$30.49(3)	$9.60	$10.00	$3.24	$6.62	$9.86
$27.54(4)	$8.67	$10.00	$2.93	$6.62	$9.55
$28.77(5)	$9.06	$10.00	$3.06	$6.62	$9.68
$22.70(6)	$7.15	$10.00	$2.42	$6.62	$9.04

(1)	Represents highest sales price for ACI Shares in the 52-Week Period.

(2)	Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Original ACI Exchange Offer.

(4)	Represents closing sales price for ACI Shares on September 30, 2011, the last trading day prior to the announcement of the Transaction Agreement.

(5)	Represents closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange.

(6)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The prices of ACI Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical S1 stockholder would receive, are for purposes of illustration only. The value of the Stock Consideration will change as the price of ACI Shares fluctuates during the Exchange Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Exchange Offer and at the time you receive the ACI Shares. S1’s stockholders are encouraged to obtain current market quotations for the ACI Shares and the S1 Shares prior to making any decision with respect to the Exchange Offer. Please see the section of this prospectus/offer to exchange titled “Risk Factors.”

Interest of Executive Officers and Directors of ACI in the Exchange Offer
(See page 79)

Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of S1, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

ACI does not believe that the Exchange Offer and the Second-Step Merger will result in a change in control under any of ACI’s stock option plans or any employment agreement between ACI and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the Exchange Offer and the Second-Step Merger. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Certain Relationships With S1 and Interests of ACI in the Exchange Offer.”

Interest of Executive Officers and Directors of S1 in the Exchange Offer
(See page 79)

In considering the recommendation of the S1 Board regarding the Exchange Offer and the Second-Step Merger, S1 stockholders should be aware that certain directors and officers of S1 may be deemed to have interests in the Exchange Offer and the Second-Step Merger that are different from or in addition to the interests of other S1 stockholders. S1 has informed us that the S1 Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement, the Exchange Offer and the Second-Step Merger and recommending that S1 stockholders accept the Exchange Offer by tendering their S1 Shares into the Exchange Offer and, if required by applicable law, approve the Second-Step Merger.

As a result of these interests, S1 directors and officers may have reasons for tendering their S1 Shares and, if necessary, voting to approve the Second-Step Merger that are not the same as your interests. S1 stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Exchange Offer and the Second-Step Merger.

Information on the interests of executive officers and directors of S1 in the Exchange Offer and the Second-Step Merger is more fully described in Amendment No 2 to S1’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to S1 stockholders together with this prospectus/offer to exchange and is incorporated herein by reference. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Interest of Executive Officers and Directors of S1 in the Exchange Offer.”

Source and Amount of Funds; Financing
(See page 70)

The Exchange Offer consideration will consist of ACI Shares and cash (including, cash paid in lieu of any fractional ACI Shares to which any S1 stockholder may be entitled). The Exchange Offer and the Second-Step Merger are not conditioned upon any financing arrangements or contingencies.

ACI has received a commitment letter from Wells Fargo, to arrange, and Wells Fargo Bank to provide, subject to certain conditions, up to $450 million for the purpose of financing a portion of the cash component of the consideration to be paid for each S1 Share, as well as for other payments made in connection with the Exchange Offer and to refinance ACI’s existing revolving facility. No other plans or arrangements have been made to finance or repay such financing after the consummation of the Exchange Offer and the Second-Step Merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Source and Amount of Funds.”

Non-Solicitation by S1 of S1 Acquisition Proposals
(See page 48)

The Transaction Agreement provides that, subject to limited exceptions, S1 will not, and will cause its subsidiaries not to and will use reasonable best efforts to cause its representatives not to, directly or indirectly initiate, solicit, knowingly encourage (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, the submission of any S1 Acquisition Proposal (as defined below at “The Transaction Agreement — Non-Solicitation by S1 of S1 Acquisition Proposals; Board Recommendation”) or engage, enter into, continue or participate in any negotiations or discussions with respect thereto or furnish any non-public information concerning S1 and its subsidiaries to any person in connection with any S1 Acquisition Proposal.

However, prior to the earlier of the Acceptance Time or the receipt of the approval of the merger of S1 and Offeror by the S1 stockholders, if S1 receives a written S1 Acquisition Proposal that the S1 Board believes in good faith is bona fide, and the S1 Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such S1 Acquisition Proposal constitutes or would reasonably be expected to lead to or result in an S1 Superior Offer (as defined below at “The Transaction Agreement — Non-Solicitation by S1; Board Recommendation”), then the S1 Board may, subject to certain conditions, furnish information with respect to S1 and participate in discussions with respect to such S1 Acquisition Proposal. If S1 receives a written S1 Acquisition Proposal that the S1 Board believes in good faith is bona fide, and the S1 Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such S1 Acquisition Proposal constitutes an S1 Superior Offer, then the S1 Board may at any time prior to the earlier of the Acceptance Time or the receipt of the approval of the Second-Step Merger by the S1 stockholders, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties, change its recommendation and/or, subject to certain conditions, cause S1 to terminate the Transaction Agreement and concurrently with such termination, upon payment of a termination fee in the amount of $19.14 million, enter into a definitive agreement with respect to such S1 Acquisition Proposal. The S1 Board may not change its recommendation and terminate the Transaction Agreement unless S1 has provided prior written notice to ACI of the reasons for such action at least five business days in advance of its taking such action, and during such notice period, S1 must negotiate with ACI in good faith and take into account all changes to the terms of the Transaction Agreement proposed by ACI in determining whether such S1 Acquisition Proposal continues to constitute an S1 Superior Offer. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Non-Solicitation by S1 of S1 Acquisition Proposals; Board Recommendation.”

Termination of the Transaction Agreement
(See page 52)

The Transaction Agreement may be terminated and the Exchange Offer and the Second-Step Merger may be abandoned:

•	by mutual written consent of ACI and S1;

•	by either ACI or S1 at any time prior to the Effective Time if the Acceptance Time shall not have occurred on or prior to the close of business on July 31, 2012;

•	by either ACI or S1 at any time prior to the Effective Time, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange Offer or the Second-Step Merger, which law (including any such injunction or other order) or other action shall have become final and nonappealable;

•	by either ACI or S1 at any time prior to the Effective Time if the Exchange Offer shall have expired or been terminated without any S1 Shares being purchased therein as a result of the failure to satisfy the Minimum Tender Condition;

•	by ACI at any time prior to the Acceptance Time, if: (1) an S1 Change of Recommendation shall have occurred; (2) S1 shall have delivered a notice to ACI of its intent to effect an S1 Change of Recommendation; or (3) following the request in writing by ACI, the S1 Board shall have failed to reaffirm publicly the S1 recommendation within five business days after ACI requests in writing that such recommendation be reaffirmed publicly;

•	by ACI at any time prior to the Acceptance Time if there shall have been a breach by S1 of any of its representations, warranties, covenants or obligations contained in the Transaction Agreement, which breach would result in the failure to satisfy by July 31, 2012 one or more of the conditions to the Exchange Offer, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof will have been received by S1 of such breach;

•	by S1 at any time prior to the Acceptance Time if (1) Offeror fails to amend the Exchange Offer to give effect to the terms of the Transaction Agreement or (2) there shall have been a breach by ACI or Offeror of any of its representations, warranties, covenants or obligations contained in the Transaction Agreement, which breach would result in the failure to satisfy by July 31, 2012 one or more of the conditions to the Exchange Offer, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof will have been received by ACI or Offeror of such breach; or

•	by S1 if S1 effects an S1 Change of Recommendation to accept an S1 Acquisition Proposal.

Alternatives to the Exchange Offer
(See page 44)

ACI may only complete the Second-Step Merger if it purchases the S1 Shares pursuant to the Exchange Offer. However, the Transaction Agreement gives ACI the right to require that S1 convene a stockholders’ meeting to approve a merger in which the S1 stockholders would have the right to receive the Proration Amount of Cash and Stock Consideration as a result of a merger of Offeror and S1 instead of the Exchange Offer. The terms and conditions of such a transaction would be substantially the same as the terms and conditions of the Exchange Offer. ACI had not determined whether to exercise this right as of the date of this prospectus/offer to exchange. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Merger Without Meeting of Stockholders; Special Meeting.”

Termination Fees
(See page 53)

The Transaction Agreement provides that upon the termination of the Transaction Agreement under specified circumstances, S1 will owe ACI a cash termination fee of $19.14 million. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Termination Fees.”

Appraisal/Dissenters’ Rights
(See page 67)

No dissenters’ or appraisal rights are available in connection with the Exchange Offer. However, upon consummation of the Second-Step Merger, S1 stockholders who have not tendered their S1 Shares in the Exchange Offer and who, if a stockholder vote is required, do not vote for, or otherwise consent to, the approval of the Second-Step Merger will have rights under Delaware law to dissent from the Second-Step Merger and demand appraisal of their S1 Shares. Stockholders at the time of a “short form” merger under Delaware law would also be entitled to exercise dissenters’ rights pursuant to such a “short form” merger. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their S1 Shares, as determined by a Delaware court. Please see the section of this prospectus/offer to exchange titled “The Transaction Agreement — Appraisal Rights/Dissenting Shares.”

Material Federal Income Tax Consequences
(See page 63)

Based on closing trading prices of ACI Shares as of October 12, 2011, the Exchange Offer would be taxable to you because the integrated transaction would not qualify as a reorganization. If the integrated transaction does not qualify as a reorganization, you may be taxed on your exchange of S1 Shares for the Stock Consideration in the Exchange Offer or the Second-Step Merger depending on the surrounding facts. In general in this case, you will recognize a capital gain or a capital loss to the extent of the difference between your adjusted tax basis in your shares and the sum of the Cash Considerations and the fair market value of the Stock Consideration you receive.

If the Exchange Offer and the Second-Step Merger qualified as component parts of an integrated transaction that constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), your exchange of S1 Shares for the Stock Consideration should be tax free, except to the extent that you also receive cash, as discussed below. Whether or not such transactions will so qualify is dependent on whether certain factual requirements are met, including that the Exchange Offer and Second-Step Merger are “interdependent” (that is, ACI would not undertake the Exchange Offer without the intention and expectation of completing the Second-Step Merger). In addition, there must be a “continuity of interest” of holders of S1 Shares in the combined company. ACI believes that this test should be satisfied if the total value of the Stock Consideration represents at least 40% of the total value of the consideration received by holders of S1 Shares, and may be satisfied at a slightly lower percentage. If market prices for ACI Shares upon consummation of the Exchange Offer are less than $41.48, the Stock Consideration would represent less than 40% of the total value of the Exchange Offer consideration. You are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer. We cannot provide any assurance as to whether these conditions will be satisfied at this time, since it may be affected, among other things, by the total value of the Stock Consideration at the time of the consummation of the Exchange Offer and the Second-Step Merger.

If the integrated transaction constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, any gain (but not loss) you realize on the transaction will be treated as a taxable capital gain or dividend in an amount equal to the lesser of (1) the excess of the sum of the Cash Consideration and the fair market value of the Stock Consideration you receive in the transaction over your basis in your shares and (2) the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional ACI Share, depending on your circumstances. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Material Federal Income Tax Consequences.”

THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER. THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, ACI URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment
(See page 80)

ACI will account for the acquisition of S1 Shares under the acquisition method of accounting for business transactions. ACI will be considered the acquirer of S1 for accounting purposes. In determining the acquirer for accounting purposes, ACI considered the factors required under the accounting principles generally accepted in the U.S., which is referred to as “U.S. GAAP.”

Regulatory Approval and Status
(See page 77)

U.S. Antitrust Clearance

The Exchange Offer is subject to review by the FTC and the Antitrust Division. Under the HSR Act, the Exchange Offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

ACI filed the required Notification and Report Form under the HSR Act with the Antitrust Division and the FTC on July 27, 2011. Thereafter, the Antitrust Division informed ACI that, as between the FTC and the Antitrust Division, the Antitrust Division would review ACI’s filing. ACI withdrew its initial filing on August 26, 2011, and refiled it on August 29, 2011 in order to permit the Antitrust Division to have additional time to review the filing. On September 27, 2011, ACI withdrew its initial HSR filing and refiled it on September 28, 2011 in order to permit the Antitrust Division to have additional time to review the filing. The 30-calendar day waiting period recommenced in connection with such refiling so that it now expires, unless terminated earlier or extended, at 11:59 p.m., Eastern time, on October 28, 2011. The Antitrust Division may extend its review beyond the 30-calendar day waiting period by requesting additional information and documentary material. In the event of such a request, the waiting period would be extended until 11:59 p.m., Eastern time, on the 30th calendar day after ACI has made a proper response to that request as specified by the HSR Act and the implementing rules.

We believe that the combination with S1 would provide ACI with enhanced scale, breadth and additional capabilities to compete more effectively in the highly competitive payment systems marketplace. If ACI were to acquire S1, we believe that the combined company would continue to face intense competition from third-party software vendors, in house solutions, processors, IT service organizations and credit card associations, including from companies which are substantially larger and have substantially greater market shares than the combined company would have. Moreover, we believe that the dynamic worldwide nature of the industry means that competitive alternatives can and do regularly emerge. Thus, ACI does not believe the transaction would enable it to obtain market power in, or even a significant share of, any relevant market. However, ACI has twice withdrawn and refiled its HSR Act filing prior to the date of this prospectus/offer to exchange in an effort to convince the DOJ staff of ACI’s view as to the competitive nature of payment systems marketplace, and there can be no assurance that the DOJ will concur with our belief. If ACI again withdraws and refiles its HSR Act filing, the DOJ issues a request for additional information or documentary material or the DOJ institutes an action challenging the transaction, the Expiration Time would be extended and the completion of the Exchange Offer could be prevented.

In the Transaction Agreement, each of ACI and S1 has agreed to, among other things, use its reasonable best efforts to obtain promptly, and no later than July 31, 2012, obtain any clearance required under the antitrust laws and to avoid any impediment under the antitrust laws. If necessary to avoid the entry of an injunction sought or issued by the Antitrust Division (a “DOJ Impediment”), ACI’s covenants under the Transaction Agreement include ACI being required under the Transaction Agreement to offer to the DOJ that it or its subsidiaries take, and, if such offer is accepted by the DOJ, use its best efforts to eliminate any DOJ Impediment. For this purpose, ACI’s “best efforts to eliminate any DOJ Impediment” as set forth in the immediately preceding sentence will require that ACI use its best efforts to effect such of the following as may be necessary to avoid a DOJ Impediment: (1) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of S1 or its subsidiaries, whether located in or outside the United States; (2) ACI conducting or limiting the conduct of the business, assets or properties of S1 or its subsidiaries, whether located in or outside the United States, in a specified manner; or (3) S1 or its subsidiaries’ entry with the DOJ into any agreement, settlement, order, other relief or action of a type referred to in clause (2).

Other Regulatory Approvals

The Exchange Offer and the Second-Step Merger will also be subject to review by antitrust and other authorities in jurisdictions outside the U.S. ACI is in the process of filing as soon as practicable all applications and notifications determined by ACI to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the Exchange Offer and the Second-Step Merger.

For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Certain Legal Matters; Regulatory Approvals.”

Listing of ACI Shares to be Issued Pursuant to the Exchange Offer and the Second-Step Merger (See page 51)

ACI will submit the necessary applications to cause the ACI Shares to be issued as the Stock Consideration of the Exchange Offer and the Second-Step Merger to be authorized for listing on the NASDAQ Global Select Market.

Comparison of Stockholders’ Rights
(See page 83)

You may receive ACI Shares as a portion of the Exchange Offer consideration, subject to your election and proration. Because there are a number of differences between the rights of a stockholder of S1 and the rights of a stockholder of ACI, ACI urges you to review the discussion in the section of this prospectus/offer to exchange titled “Comparison of Stockholders’ Rights.”

Expiration Time of the Exchange Offer
(See page 55)

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern time, on Monday, October 31, 2011, which is the Expiration Time, unless further extended by Offeror. For more information, you should read the discussion in the section of this prospectus/offer to exchange titled “The Exchange Offer — Extension, Termination, Waiver and Amendment.”

Extension, Termination, Waiver and Amendment
(See page 56)

Transaction Agreement provides that Offeror will extend the Expiration Time from time to time, including as follows:

•	for one or more periods of not more than 20 business days each if at any otherwise scheduled expiration date any of the Exchange Offer conditions is not satisfied or waived by Offeror; or

•	for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ applicable to the Exchange Offer,

in each case, by making public announcement thereof.

The Expiration Time may be subject to multiple extensions and any decision to extend the Exchange Offer will be made prior to the Expiration Time. Additionally, Offeror may elect to provide a subsequent offering period of at least three business days following the Expiration Time.

Subject to the applicable rules of the SEC and the terms and conditions of the Exchange Offer, Offeror expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Exchange Offer condition or modify or amend the terms of the Exchange Offer, except that, without the prior written consent of S1,

•	the Minimum Tender Condition may not be amended or waived; and

•	no change may be made to the Exchange Offer that:

•	decreases the offer price or changes the form of consideration;

•	decreases the number of S1 Shares to be purchased by Offeror in the Exchange Offer;

•	modifies the Exchange Offer or the Exchange Offer conditions in a manner that adversely affects or reasonably could adversely affect the S1 stockholders;

•	adds to the Exchange Offer conditions; or

•	extends the Expiration Time of the Exchange Offer except as required or permitted by the Transaction Agreement.

For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Extension, Termination, Waiver and Amendment.”

Procedure for Tendering Shares
(See page 59)

The procedure for tendering S1 Shares varies depending on whether you possess physical certificates, a nominee holds your certificates for you, or whether you or a nominee hold your S1 Shares in book-entry form. ACI urges you to read the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering” as well as the transmittal materials, including the letter of election and transmittal.

Withdrawal Rights
(See page 62)

You can withdraw tendered S1 Shares at any time until the Exchange Offer has expired. If Offeror decides to provide a subsequent offering period, it will accept S1 Shares validly tendered during that period immediately and you will not be able to withdraw shares tendered in the Exchange Offer during any subsequent offering period. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights.”

Acceptance for Exchange and Exchange of S1 Shares; Delivery of Exchange Offer Consideration
(See page 57)

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange for ACI Shares and cash promptly after the Expiration Time, all S1 Shares validly tendered and not properly withdrawn. If Offeror elects to provide a subsequent offering period following the Expiration Time, S1 Shares validly tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the Exchange Offer consideration. For more information, please see the section of this prospectus/offer to exchange under the caption titled “The Exchange Offer — Acceptance for Exchange and Exchange of S1 Shares; Delivery of Exchange Offer Consideration.”

Cash in Lieu of Fractional ACI Shares
(See page 58)

Certificates representing fractional ACI Shares will not be distributed in the Exchange Offer or the Second-Step Merger. Instead, each tendering S1 stockholder who would otherwise be entitled to a fractional ACI Share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product of (1) such fraction, multiplied by (2) the volume weighted average sales price per share of ACI Shares for the ten consecutive days that ACI Shares have traded ending on and including the second clear trading day immediately prior to the Acceptance Time or Effective Time, as applicable, as reported on the NASDAQ.

Elections and Proration
(See page 58)

S1 stockholders may elect to receive the Stock Consideration or the Cash Consideration in exchange for each S1 Share validly tendered and not withdrawn pursuant to the Exchange Offer, subject, in the case of elections of the Cash Consideration or the Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. If an S1 stockholder decides to change its election after tendering its S1 Shares, such S1 stockholder must first properly withdraw the tendered S1 Shares and then retender the S1 Shares prior to the Expiration Time, with a new letter of election and transmittal that indicates the revised election. S1 stockholders who do not make an election will be deemed to have elected the Cash Consideration.

S1 stockholders electing either the Cash Consideration or the Stock Consideration will be subject to proration so that 66.2% of S1 Shares will be exchanged for the Cash Consideration and 33.8% of S1 Shares will be exchanged for the Stock Consideration in the Exchange Offer. S1 stockholders who do not participate in the Exchange Offer and whose shares are acquired in the Second-Step Merger will receive the Proration Amount of Cash and Stock Consideration. The elections of other S1 stockholders will affect whether a tendering S1 stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such S1 stockholder’s tendered S1 Shares is exchanged for another form of consideration. S1 stockholders who otherwise would be entitled to receive a fractional ACI Share will instead receive cash in lieu of any fractional ACI Share such holder may have otherwise been entitled to receive.

Risk Factors
(See page 25)

The Exchange Offer and the Second-Step Merger are, and if the Exchange Offer and the Second-Step Merger are consummated, the combined company will be, subject to several risks which you should carefully consider prior to participating in the Exchange Offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACI

Set forth below is certain selected historical consolidated financial data relating to ACI. The financial data has been derived from ACI’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011, which is incorporated by reference into this prospectus/offer to exchange (the “ACI 10-Q”) and ACI’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus/offer to exchange (the “ACI 10-K”). You should not take historical results as necessarily indicative of the results that may be expected for the remainder of this fiscal year or any other future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the ACI 10-Q and the ACI 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in the ACI 10-Q and ACI 10-K, and the following summary is qualified in its entirety by reference to the ACI 10-Q and ACI 10-K and all of the financial information and notes contained therein. Please see the section of the prospectus/offer to exchange titled “Where You Can Find More Information.”

The following table sets forth selected historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008, the three months ended December 31, 2007 and the years ended September 30, 2007 and 2006 and the six months ended June 30, 2011 and June 30, 2010:

						Three Months
						Ended
	Six Months Ended June 30,		Years Ended December 31,(3)			December 31,	Years Ended September 30,
	2011	2010	2010	2009	2008	2007	2007	2006
	(In thousands, except per share data)

Income Statement Data
Total revenues	$217,909	$180,166	$418,424	$405,755	$417,653	$101,282	$366,218	$347,902
Net income (loss)	$11,422	$(2,239)	$27,195	$19,626	$10,582	$(2,016)	$(9,131)	$55,365
Earnings (loss) per share:
Basic	$0.34	$(0.07)	$0.81	$0.57	$0.31	$(0.06)	$(0.25)	$1.48
Diluted	$0.33	$(0.07)	$0.80	$0.57	$0.30	$(0.06)	$(0.25)	$1.45
Shares used in computing earnings (loss) per share:
Basic	33,383	33,612	33,560	34,368	34,498	35,700	36,933	37,369
Diluted	34,120	33,612	33,870	34,554	34,795	35,700	36,933	38,237

	As of June 30,		As of December 31,(3)				As of September 30,
	2011	2010	2010	2009	2008	2007	2007	2006
	(In thousands)

Balance Sheet Data
Working capital(2)	$22,509	$76,409	$24,045	$78,662	$80,260	$39,585	$17,358	$67,932
Total assets	613,647	552,516	601,529	590,043	552,842	570,458	506,741	539,365
Current portion of debt(2)	75,000	—	75,000	—	—	—	—	—
Debt (long-term portion)(1)(2)	1,745	78,126	2,790	77,408	76,014	75,911	76,546	78,093
Stockholders’ equity	$279,540	$217,267	$255,623	$236,063	$213,841	$241,039	$225,012	$267,212

(1)	Debt (long-term portion) includes long-term capital lease obligations of $1.3 million, $2.4 million, $1.8 million, $1.5 million, $1.0 million, $0.9 million, $1.5 million, and $3.1 million as of June 30, 2011 and 2010, December 31, 2010, 2009, 2008 and 2007, and September 30, 2007 and 2006, respectively, which is included in other noncurrent liabilities in the consolidated balance sheets.

(2)	ACI’s revolving credit facility has a maturity date of September 29, 2016. This revolving credit facility was refinanced on September 29, 2011.

(3)	On February 27, 2007, ACI’s Board of Directors approved a change in ACI’s fiscal year from a September 30 fiscal year-end to a December 31 fiscal year-end, effective as of January 1, 2008 for the year ended December 31, 2008.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF S1

Set forth below is certain selected historical consolidated financial data relating to S1. The financial data has been derived from S1’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011 (the “S1 10-Q”), which is incorporated by reference into this prospectus/offer to exchange, and S1’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “S1 10-K”), which is incorporated by reference into this prospectus/offer to exchange. You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the S1 10-Q and the S1 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in other documents filed by S1 with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. Please see the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

The following table sets forth selected historical consolidated financial data for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and the six months ended June 30, 2011 and June 30, 2010:

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010(3)	2009	2008	2007	2006(4)
	(In thousands, except per share data)

Statement of Operations Data:
Total revenue	$121,165	$102,933	$209,086	$238,927	$228,435	$204,925	$192,310
(Loss) income from continuing operations	2,189	(2,830)	(6,283)	30,423	21,850	19,495	(12,239)
Income from discontinued operations	—	—	—	—	—	—	30,141
Net (loss) income	2,189	(2,830)	(6,283)	30,423	21,850	19,495	17,902
Revenue from significant customer(1)	10,636	14,698	25,168	38,402	42,084	43,425	47,898
Stock-based compensation expense	2,485	1,182	3,700	1,602	8,092	8,522	5,663
Basic (loss) income per share:
Continuing operations	$0.04	$(0.05)	$(0.12)	$0.56	$0.38	$0.32	$(0.17)
Discontinued operations	—	—	—	—	—	—	$0.42
Net (loss) income	$0.04	$(0.05)	$(0.12)	$0.56	$0.38	$0.32	$0.25
Diluted (loss) income per share:
Continuing operations	$0.04	$(0.05)	$(0.12)	$0.55	$0.38	$0.32	$(0.17)
Discontinued operations	—	—	—	—	—	—	$0.42
Net (loss) income	$0.04	$(0.05)	$(0.12)	$0.55	$0.38	$0.32	$0.25

	As of June 30,		As of December 31,
	2011	2010	2010(3)	2009	2008	2007	2006(4)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$71,720	$51,707	$61,917	$61,784	$63,840	$45,011	$69,612
Working capital(5)(6)	59,094	50,300	48,843	82,942	55,804	64,318	83,227
Goodwill	148,236	145,325	147,544	126,605	124,362	125,281	125,300
Total assets	327,113	305,767	309,653	300,066	278,686	281,844	307,805
Debt obligations, excluding current portion	27	14	35	5,026	6,126	8,805	4,119
Total liabilities	83,430	70,151	72,040	61,425	69,946	71,939	83,576
Stockholders’ equity	243,683	235,616	237,613	238,641	208,740	209,905	224,229

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010(3)	2009	2008	2007	2006(4)
	(In thousands)

Other Selected Data:
Cash provided by operating activities	$16,938	$23,311	$37,249	$16,035	$34,147	$31,332	$3,460
Cash (used in) provided by investing activities	(3,039)	(32,371)	(37,704)	(7,688)	15,765	(13,893)	31,626
Cash used in financing activities(2)	(4,176)	(815)	(364)	(12,172)	(27,488)	(42,490)	(50,671)
Weighted average common shares outstanding — basic	53,475	51,791	52,495	52,584	55,734	59,746	70,780
Weighted average common shares outstanding — diluted	54,277	51,791	52,495	53,291	56,449	60,596	70,780

(1)	Revenue from State Farm.

(2)	Cash used in financing activities included the repurchase of common stock of $9.6 million in 2009, $25.1 million in 2008, $51.0 million in 2007 and $55.8 million in 2006 pursuant to authorized stock repurchase programs.

(3)	S1’s 2010 selected financial data reflects, as of their respective dates of acquisition, S1’s purchase of PM Systems Corporation for approximately $29.2 million, net of cash acquired, in March 2010 and certain assets from a reseller in Latin America for approximately $1.9 million, net of cash acquired, in August 2010.

(4)	In 2004, S1 acquired Mosaic Software Holdings Limited and S1 paid an additional acquisition cost of $14.0 million as earn-out consideration in 2006. Discontinued operations included S1’s Risk and Compliance business sold in 2006 for approximately $32.6 million.

(5)	Working capital includes deferred revenue of $50.0 million and $38.0 million as of June 30, 2011 and December 31, 2010, respectively.

(6)	Working capital includes deferred revenue of $36.8 million and $26.8 million as of June 30, 2010 and December 31, 2009, respectively.

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary selected unaudited pro forma combined financial information has been prepared to illustrate the effect of the combination of ACI and S1 and has been prepared for informational purposes only. The unaudited pro forma combined balance sheet information combines information from the historical consolidated balance sheets of ACI and of S1 as of June 30, 2011, giving effect to the acquisition of S1 by ACI as if it had occurred on June 30, 2011. The unaudited pro forma combined statements of operations information combines information from the historical consolidated statements of operations of ACI and of S1 for the year ended December 31, 2010 and the six months ended June 30, 2011, giving effect to the acquisition of S1 by ACI as if it had occurred on January 1, 2010. The summary selected unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. ACI has been treated as the acquirer for accounting purposes.

The summary selected unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the summary selected unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this prospectus/offer to exchange. See “Unaudited Condensed Combined Pro Forma Financial Information.”

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange titled “Risk Factors.”

The following sets forth unaudited summarized pro forma statement of operations data for the six months ended June 30, 2011 and the year ended December 31, 2010 (in thousands of dollars):

	Six Months Ended	Year Ended
	June 30, 2011	December 31, 2010

Revenues:
Software license fees	$107,768	$190,796
Maintenance fees	105,373	198,557
Services	75,870	139,169
Software hosting fees	50,063	98,988

Total revenues	339,074	627,510

Expenses:
Cost of software license fees	8,702	14,833
Cost of maintenance, services, and hosting fees	123,857	227,505
Research and development	64,234	109,584
Selling and marketing	55,574	98,725
General and administrative	48,478	97,230
Depreciation and amortization	15,929	30,489

Total expenses	316,774	578,366

Operating income	22,300	49,144
Other income (expense):
Interest income	547	879
Interest expense	(5,734)	(11,784)
Other, net	(970)	(4,982)

Total other income (expense)	(6,157)	(15,887)

Income before income taxes	16,143	33,257
Income tax expense	5,464	18,411

Net income	$10,679	$14,846

The following sets forth unaudited summarized pro forma balance sheet data as of June 30, 2011 (in thousands of dollars):

June 30,
2011

ASSETS
Cash and cash equivalents	$142,527
Billed receivables, net	116,348
Accrued receivables	19,081
Income taxes receivable	1,953
Deferred income taxes, net	13,931
Prepaid expenses	19,143
Other current assets	14,637

Total current assets	327,620
Property and equipment, net	43,488
Software, net	28,455
Goodwill	658,265
Other intangible assets, net	29,075
Deferred income taxes, net	28,776
Other noncurrent assets	27,483

TOTAL ASSETS	$1,143,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,678
Accrued employee compensation	39,470
Deferred revenue	181,753
Income taxes payable	2,159
Alliance agreement liability	1,600
Current portion of note payable	8,750
Accrued and other current liabilities	23,415

Total current liabilities	281,825
Deferred revenue	30,035
Long term note payable	356,733
Alliance agreement noncurrent liability	20,667
Other noncurrent liabilities	20,818

Total liabilities	710,078
Stockholders’ equity
Preferred stock	—
Common stock	263
Common stock warrants	24,003
Treasury stock	(167,286)
Additional paid-in capital	484,948
Retained earnings	101,943
Accumulated other comprehensive loss	(10,787)

Total stockholders’ equity	433,084

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,143,162

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The historical per share earnings, dividends, and book value of ACI and S1 shown in the tables below are derived from their respective audited consolidated financial statements for the year ended December 31, 2010 and their respective unaudited consolidated financial statements for the six months ended June 30, 2011. The pro forma comparative basic and diluted earnings per share data give effect to the acquisition using the acquisition method of accounting as if it had been completed on January 1, 2010. The pro forma book value per share information was computed as if the acquisition had been completed on June 30, 2011. You should read this information in conjunction with the historical financial information of ACI and of S1 included elsewhere or incorporated in this prospectus/offer to exchange, including ACI’s and S1’s financial statements and related notes. The per share pro forma information assumes that all S1 Shares are converted into ACI Shares at the exchange ratio of 0.1064. The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 0.1064.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had ACI and S1 always been combined or the future results that the combined company will achieve after the consummation of the acquisition. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors.”

	Six Months Ended June 30, 2011
			Combined
	Historical	Historical	Company	Equivalent
	ACI	S1	Pro Forma	Pro Forma

Basic earnings per share	$0.34	$0.04	$0.27	$0.03
Diluted earnings per share	0.33	0.04	0.27	0.03
Cash Dividends declared per share	—	—	—	—
Book Value per diluted share at the end of the period	8.19	4.49	10.84	n/a

	Year Ended December 31, 2010
			Combined
	Historical	Historical	Company	Equivalent
	ACI	S1	Pro Forma	Pro Forma

Basic earnings (loss) per share	$0.81	$(0.12)	$0.38	$0.04
Diluted earnings (loss) per share	0.80	(0.12)	0.37	0.04
Cash Dividends declared per share	—	—	—	—
Book Value per diluted share at the end of the period	7.55	4.53	n/a	n/a

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the high and low sales prices per share of ACI Shares and S1 Shares for the periods indicated as reported on the consolidated tape of the NASDAQ Global Select Market and the NASDAQ, as reported in the ACI 10-K and the S1 10-K, respectively, with respect to the years 2009 and 2010, and thereafter as reported in publicly available sources. As reported in the ACI 10-K, ACI has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Loan covenants contained in ACI’s current credit facility limit its ability to pay dividends on ACI’s capital stock. As reported in the S1 10-K, S1 has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future, although there are no restrictions on S1’s ability to do so. Please see the section of this prospectus/offer to exchange titled “Note on S1 Information.”

	ACI		S1
	High	Low	High	Low

Year Ended December 31, 2011
Fourth Quarter (through October 12, 2011)	$29.06	$24.23	$9.65	$9.00
Third Quarter	$37.93	$25.76	$9.47	$6.84
Second Quarter	$34.65	$28.70	$7.75	$6.50
First Quarter	$33.03	$24.96	$7.33	$5.90
Year Ended December 31, 2010
Fourth Quarter	$28.15	$22.28	$7.24	$5.16
Third Quarter	$22.39	$18.31	$6.18	$4.73
Second Quarter	$21.03	$17.79	$6.80	$5.45
First Quarter	$21.59	$15.32	$6.84	$5.80
Year Ended December 31, 2009
Fourth Quarter	$17.97	$14.39	$6.60	$5.65
Third Quarter	$15.98	$13.20	$7.43	$5.87
Second Quarter	$20.32	$13.28	$7.42	$5.04
First Quarter	$19.14	$15.90	$8.00	$4.75

Based on the $28.77 closing trading price per ACI Share on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange, the relative value of the Cash-Stock Consideration reflected by this Exchange Offer consisted of $6.62 in cash and $3.06 in ACI Shares per S1 Share as of such date, or an aggregate blended value of $9.68 per S1 Share as of such date, assuming full proration. The value of the Stock Consideration will change as the price of ACI Shares fluctuates during the Exchange Offer period and thereafter may be higher or lower than the prices set forth in the examples above at the expiration of the Exchange Offer and at the time you receive the ACI Shares. You are encouraged to obtain current market quotations for the ACI Shares and the S1 Shares prior to making any decision with respect to the Exchange Offer.

Solely for purposes of illustration, the following table indicates the value of the Cash Consideration, the Stock Consideration and the blended value of the Cash-Stock Consideration based on different assumed prices for ACI Shares.

			Assuming Full Proration
	Assuming No Proration				Value of
Assumed ACI	Value of	Value of	Value of	Value of	Cash-Stock
Share Price	Stock Consideration	Cash Consideration	Stock Consideration	Cash Consideration	Consideration

$37.93(1)	$11.94	$10.00	$4.04	$6.62	$10.66
$35.70(2)	$11.24	$10.00	$3.80	$6.62	$10.42
$30.49(3)	$9.60	$10.00	$3.24	$6.62	$9.86
$27.54(4)	$8.67	$10.00	$2.93	$6.62	$9.55
$28.77(5)	$9.06	$10.00	$3.06	$6.62	$9.68
$22.70(6)	$7.15	$10.00	$2.42	$6.62	$9.04

(1)	Represents highest sales price for ACI Shares in the 52-Week Period.

(2)	Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Original ACI Exchange Offer.

(4)	Represents closing sales price for ACI Shares on September 30, 2011, the last trading day prior to the announcement of the Transaction Agreement.

(5)	Represents closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange.

(6)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The prices of ACI Shares used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical S1 stockholder would receive, are for purposes of illustration only. The value of the Stock Consideration will change as the price of ACI Shares fluctuates during the Exchange Offer period and thereafter, and may therefore be higher or lower than the prices set forth in the examples above at the expiration of the Exchange Offer and at the time you receive the ACI Shares. S1’s stockholders are encouraged to obtain current market quotations for the ACI Shares and the S1 Shares prior to deciding whether to tender shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof. Please see the section of this prospectus/offer to exchange titled “Risk Factors.”

Please also see the section of this prospectus/offer to exchange titled “The Exchange Offer — Effect of the Exchange Offer on the Market for S1 Shares; NASDAQ Listing; Registration Under the Securities Exchange Act of 1934; Margin Regulations” for a discussion of the possibility that S1 Shares will cease to be listed on the NASDAQ.

RISK FACTORS

In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the ACI and S1 businesses that will also affect ACI after consummation of the Exchange Offer and the Second-Step Merger, described in Part I, Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2010 and other documents that have been filed with the SEC, all of which are incorporated by reference into this prospectus/offer to exchange. If any of the risks described below or in the reports incorporated by reference into this prospectus/offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of ACI or S1 could be materially adversely affected.

Risk Factors Relating to the Exchange Offer and the Second-Step Merger

The value of the ACI Shares that the S1 stockholders could receive in the Exchange Offer as Stock Consideration will vary as a result of the fixed exchange ratio and possible fluctuations in the price of ACI Shares.

Upon consummation of the Exchange Offer, each S1 Share validly tendered into the Exchange Offer and accepted by Offeror for exchange that is exchanged for ACI Shares will be exchanged at a fixed exchange ratio of 0.3148 of an ACI Share for each S1 Share, subject to proration. The market value of the ACI Shares issued in exchange for S1 Shares in the Exchange Offer will depend upon the market price of an ACI Share on the date the Exchange Offer is consummated. If the price of ACI Shares declines, S1 stockholders who receive the Stock Consideration could receive less value for their S1 Shares upon the consummation of the Exchange Offer than the value calculated pursuant to the exchange ratio as of the date of this prospectus/offer to exchange. Stock price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing business of ACI may be adversely affected by actions taken by ACI in connection with the Exchange Offer, including as a result of (1) the attention of management of ACI having been diverted to the Exchange Offer instead of being directed solely to ACI’s own operations and pursuit of other opportunities that could have been beneficial to ACI and the combined entity and (2) payment by ACI of certain costs relating to the Exchange Offer, including certain legal, accounting and financial and capital markets advisory fees.

Because the Exchange Offer and the Second-Step Merger will not be completed until certain conditions have been satisfied or, where relevant, waived (please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer”), a period of time, which may be significant, may pass between the commencement of the Exchange Offer and the time that Offeror accepts S1 Shares for exchange. Therefore, at the time when you tender your S1 Shares pursuant to the Exchange Offer, you will not know the exact market value of the ACI Shares that will be issued if Offeror accepts such S1 Shares for exchange. However, tendered S1 Shares may be withdrawn at any time prior to the Expiration Time. Please see the sections of this prospectus/offer to exchange titled “Comparative Market Price and Dividend Information” for the historical high and low closing prices of ACI Shares and S1 Shares for each quarter of the period 2009 through the date of this prospectus/offer to exchange and “The Exchange Offer — Withdrawal Rights.”

Furthermore, in connection with the Exchange Offer and the Second-Step Merger, ACI will need to issue approximately 5.9 million ACI Shares. The increase in the number of ACI Shares may lead to sales of such ACI Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, ACI Shares.

S1 stockholders are urged to obtain market quotations for ACI Shares and S1 Shares when they consider whether to tender their S1 Shares pursuant to the Exchange Offer. Please see the section of this prospectus/offer to exchange titled “Comparative Market Price and Dividend Information.”

The Exchange Offer may adversely affect the liquidity and value of non-tendered S1 Shares.

In the event that not all S1 Shares are tendered in the Exchange Offer and we accept for exchange those S1 Shares tendered into the Exchange Offer, the number of stockholders and the number of S1 Shares held by individual holders will be greatly reduced. As a result, Offeror’s acceptance of S1 Shares for exchange in the Exchange Offer could adversely affect the liquidity and could also adversely affect the market value of the remaining S1 Shares held by the public. Additionally, subject to the rules of the NASDAQ, ACI may delist the S1 Shares on the NASDAQ. As a result of such delisting, each issued and outstanding S1 Share not tendered pursuant to the Exchange Offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Plans for S1.”

The receipt of ACI Shares pursuant to the Exchange Offer and the Second-Step Merger would be taxable based on the price of ACI Shares as of October 12, 2011 and could be taxable to S1 stockholders depending on facts surrounding the Exchange Offer and the Second-Step Merger.

Based on closing trading prices of ACI Shares as of October 12, 2011, the Exchange Offer would be taxable to you because the integrated transaction would not qualify as a reorganization. If the integrated transaction does not qualify as a reorganization, you may be taxed on your exchange of S1 Shares for the Stock Consideration in the Exchange Offer or the Second-Step Merger, depending on the surrounding facts. In general in this case, you will recognize a capital gain or a capital loss to the extent of the difference between your adjusted tax basis in your shares and the sum of the Cash Considerations and the fair market value of the Stock Consideration you receive.

If the Exchange Offer and the Second-Step Merger qualified as component parts of an integrated transaction that constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), your exchange of S1 Shares for the Stock Consideration should be tax free, except to the extent that you also receive cash, as discussed below. Whether or not they will so qualify is dependent on whether certain factual requirements are met, including that the Exchange Offer and Second-Step Merger are “interdependent” (that is, ACI would not undertake the Exchange Offer without the intention and expectation of completing the Second-Step Merger). In addition, there must be a “continuity of interest” of holders of S1 Shares in the combined company. ACI believes that this test should be satisfied if the total value of the Stock Consideration represents at least 40% of the total value of the consideration received by holders of S1 Shares, and may be satisfied at a slightly lower percentage. If market prices for ACI Shares upon consummation of the Exchange Offer are less than $41.48, the Stock Consideration would represent less than 40% of the total value of the Exchange Offer consideration. You are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer. We cannot provide any assurance as to whether these conditions will be satisfied at this time, since it may be affected, among other things, by the total value of the Stock Consideration at the time of the consummation of the Exchange Offer and the Second-Step Merger.

If the integrated transaction constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, any gain (but not loss) you realize on the transaction will be treated as a taxable capital gain or dividend in an amount equal to the lesser of (1) the excess of the sum of the Cash Consideration and the fair market value of the Stock Consideration you receive in the transaction over your basis in your shares and (2) the amount of cash you receive in the transaction, including any cash you receive in lieu of a fractional ACI Share, depending on your circumstances. For more information, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Material Federal Income Tax Consequences.”

ACI must obtain governmental and regulatory approvals to consummate the Exchange Offer, which, if delayed or not granted, may delay or jeopardize the Exchange Offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the Exchange Offer and the Second-Step Merger.

The Exchange Offer is conditioned on the expiration or termination of the applicable waiting period under the HSR Act. You should be aware that all required regulatory approvals may not be obtained in a timely manner, and this could result in a delay in the completion of the Exchange Offer. ACI has twice withdrawn and refiled its HSR Act filing prior to the date of this prospectus/offer to exchange in an effort to convince the DOJ staff of ACI’s view as to the competitive nature of payment systems marketplace, and there can be no assurance that the DOJ will concur with its belief that the transaction should be permitted to close. If ACI again withdraws and refiles its HSR Act filing, the DOJ issues a request for additional information or documentary material or the DOJ institutes an action challenging the transaction, the Expiration Time would be extended and the completion of the Exchange Offer could be prevented.

The governmental and regulatory agencies from which ACI will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Exchange Offer or may reduce the anticipated benefits of the combination contemplated by the Exchange Offer. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the Exchange Offer will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the Exchange Offer are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals.

If ACI agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the Exchange Offer, these requirements, limitations, additional costs or restrictions could adversely affect ACI’s ability to integrate the operations of ACI and S1 or reduce the anticipated benefits of the combination contemplated by the Exchange Offer. This could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of ACI Shares after the acquisition. In addition, a third party could attempt to intervene in any governmental or regulatory filings to be made by ACI or otherwise object to the granting to ACI of any such governmental or regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals. Please see the section titled “The Exchange Offer — Conditions of the Exchange Offer” for a discussion of the conditions to the Exchange Offer and the section titled “The Exchange Offer — Certain Legal Matters; Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the Exchange Offer and the Second-Step Merger.

The Exchange Offer remains subject to other conditions that ACI cannot control.

The Exchange Offer is subject to other conditions, including the HSR Condition; the tender without withdrawal of a sufficient number of S1 Shares to satisfy the Minimum Tender Condition; no material adverse change in the business, financial condition or continuing results of S1 and its subsidiaries, taken as a whole; S1’s compliance with its covenants in the Transaction Agreement in all material respects; and the continued accuracy of S1’s representations and warranties in the Transaction Agreement, subject to certain exceptions. There are no assurances that all of the conditions to the Exchange Offer will be satisfied. If the conditions to the Exchange Offer are not met, then Offeror is required under the Transaction Agreement to extend the Exchange Offer.

Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer” for a discussion of the conditions to the Exchange Offer.

Risk Factors Relating to S1’s Businesses

You should read and consider other risk factors specific to S1’s businesses that will also affect ACI after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the S1 10-K and other documents that have been filed by S1 with the SEC and which are incorporated by reference into this document. See the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

Risk Factors Relating to ACI’s Businesses

You should read and consider other risk factors specific to ACI’s businesses that will also affect ACI after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the ACI 10-K and other documents that have been filed by ACI with the SEC and which are incorporated by reference into this prospectus/offer to exchange. See the section of this prospectus/offer to exchange titled “Where You Can Find More Information.”

Risk Factors Relating to ACI Following the Exchange Offer

ACI may experience difficulties integrating S1’s businesses, which could cause ACI to fail to realize the anticipated benefits of the acquisition.

If ACI’s acquisition of S1 is consummated, achieving the anticipated benefits of the acquisition will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the acquisition will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined entity.

Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined entity’s potential to achieve the anticipated long-term strategic benefits of the acquisition and could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of ACI Shares after the acquisition.

Future results of the combined company may differ materially from the Selected Unaudited Condensed Consolidated Pro Forma Financial Information of ACI and S1 presented in this prospectus/offer to exchange.

The future results of ACI following the consummation of the Exchange Offer may be materially different from those shown in the Unaudited Condensed Combined Pro Forma Financial Information presented in this prospectus/offer to exchange, which show only a combination of ACI’s and S1’s historical results after giving effect to the Exchange Offer. ACI has estimated that it will record approximately $26.5 million in transaction expenses, as described in the notes to the Unaudited Condensed Combined Pro Forma Financial Information included in this prospectus/offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that ACI may be required to record will not be known until following the consummation of Exchange Offer and Second-Step Merger. These and other expenses and charges may be higher or lower than estimated.

Our business, which depends heavily on revenue from customers in the banking and insurance industries and other financial services firms, may be materially adversely impacted by volatile U.S. and global market and economic conditions, which could adversely affect the value of ACI Shares received as part of the Exchange Offer.

For the foreseeable future, we expect to continue to derive most of our revenue from products and services we provide to the banking and insurance industries and other financial services firms and retailers. Given the concentration of our business activities in financial industries, we may be particularly exposed to economic downturns in those industries. U.S. and global market and economic conditions have been disrupted and volatile over the past several years. General business and economic conditions that could affect us and our customers include fluctuations in debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our products and services, including the delay or cancellation of current or anticipated projects, and adversely affect our operating results. In addition to mergers and acquisitions in the banking industry, we have seen an increased level of bank closures and government supervised consolidation transactions. Our existing customers may be acquired by or merged into other financial institutions that have their own financial software solutions, be closed by regulators, or decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company or closed. Additionally, our investment portfolio is generally subject to credit, market, liquidity and interest rate risks and the value and liquidity of our investments may be adversely impacted by U.S. and global market and economic conditions including bank closures.

THE COMPANIES

ACI

ACI is a Delaware corporation with its principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. The telephone number of ACI is (646) 348-6700. ACI develops, markets, installs and supports a broad line of software products and services primarily focused on facilitating electronic payments. In addition to its own products, ACI distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions — the Americas, Europe/Middle East/Africa and Asia/Pacific. As of June 30, 2011, ACI had total stockholders’ equity of approximately $280 million and total assets of approximately $614 million. ACI Shares are listed on the NASDAQ Global Select Market under the ticker symbol “ACIW” and, as of October 12, 2011, the last practicable date prior to the date of this prospectus/offer to exchange, ACI had an equity capital market capitalization of approximately $963.9 million. As of December 31, 2010, ACI had a total of approximately 2,134 employees, of whom 1,124 were in the Americas reportable segment, 591 were in the Europe/Middle East/Africa reportable segment and 419 were in the Asia/Pacific reportable segment.

As of the date of this prospectus/offer to exchange, ACI was the beneficial owner of 1,107,000 S1 Shares, or 2.0% of the amount outstanding.

Offeror

Offeror, a Delaware limited liability company, is a wholly owned subsidiary of ACI. Offeror is newly formed, and was organized for the purpose of making the Exchange Offer and consummating the Second-Step Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Exchange Offer and the Second-Step Merger.

S1

S1 is a leading global provider of payments and financial services software solutions. S1 offers payments solutions for ATM and retail point-of-sale driving, card management and merchant acquiring, as well as financial services solutions for consumer, small business and corporate online banking, trade finance, mobile banking, voice banking, branch and call center banking. S1 sells its solutions primarily to banks, credit unions, retailers and transaction processors and also provides software, custom software development, hosting and other services to State Farm Mutual Automobile Insurance Company, a relationship that will conclude by the end of 2011. Founded in 1996, S1 started the world’s first Internet bank, Security First Network Bank. In 1998, S1 sold the banking operations and focused on software development, implementation and support services. For several years, S1’s core business was primarily providing Internet banking and insurance applications. Then, through a series of strategic acquisitions and product development initiatives, S1 expanded its solution set to include applications that deliver financial services across multiple channels and provide payments and card management functionality.

S1 Shares are listed on the NASDAQ under the ticker symbol “SONE.” S1’s principal executive offices are located at 705 Westech Drive, Norcross, Georgia 30092 and its telephone number is (404) 923-3500.

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

Background of the Exchange Offer

As part of the ongoing evaluation of its businesses, ACI regularly considers strategic acquisitions, capital investments, divestitures and other possible transactions. In connection with such strategic evaluation, ACI has in the past considered a potential business combination transaction involving S1 and in connection therewith engaged in discussions with representatives of S1 over an approximately one-year period beginning in the Summer of 2010.

On August 30, 2010, Philip G. Heasley, ACI’s Chief Executive Officer, met in Atlanta, Georgia, with Johann Dreyer, S1’s Chief Executive Officer. During that meeting, Mr. Heasley expressed an interest in pursuing a possible acquisition of S1 by ACI.

On September 30, 2010, members of ACI’s senior management met in Atlanta, Georgia with members of S1’s senior management to discuss a possible acquisition of S1 by ACI. In that meeting, the representatives of ACI indicated a possible price range of $7.50 to $8.00 per S1 Share. The closing sales price for S1 Shares as reported on the NASDAQ Market was $5.25 per share on September 29, 2010, the last trading day prior to that meeting. At the meeting, Mr. Dreyer indicated that he did not believe that it was opportune timing for S1 to be sold, but S1 might consider an enhanced proposal.

On October 6, 2010, representatives of S1 and ACI had a follow-up conversation in which the representatives of S1 informed the representatives of ACI that, after reviewing the matter with the S1 Board, S1 was not for sale and the S1 Board did not desire to initiate a sale process. They also mentioned that they believed that the price range that ACI had indicated was too low, but indicated that the S1 Board might be willing to consider a transaction at an increased valuation. ACI interpreted that communication as meaning that S1 would consider a transaction at a higher price other than the $7.50-$8.00 per share range that ACI had indicated, although there can be no assurance that this was intended. In the October 6, 2010 call, the representatives of S1 also said that the S1 Board acknowledged the rationale for a possible combination of S1 and ACI, but indicated that S1 would be willing to continue discussions only if the parties signed a standstill agreement.

On October 22, 2010, S1 and ACI signed an agreement that restricted ACI’s ability to acquire S1 Shares or make any tender offer or other proposal to acquire S1. These restrictions expired prior to July 26, 2011. During the standstill period, ACI did not buy any S1 Shares and made proposals to acquire S1 confidentially.

On October 25, 2010, representatives of ACI’s and S1’s managements and financial advisors met in Atlanta, Georgia to discuss the S1 business and a possible transaction. From time to time thereafter, certain of S1’s senior managers, representatives of S1’s financial advisor and S1’s counsel held additional discussions with members of ACI’s senior management team and legal and financial advisors concerning a possible transaction.

On November 19, 2010, ACI submitted a written proposal to S1 to acquire S1 in an all-cash transaction at a price of $8.40 per S1 Share, subject to confirmatory due diligence. ACI included a letter from a major financial institution stating that such institution was highly confident that ACI could raise the funds necessary to acquire S1 in an all-cash transaction at $8.40 per share. In the November 19, 2010 proposal, ACI noted, among other things, “[w]e believe our proposal constitutes an extremely attractive opportunity for your stockholders. Our price represents a premium of 38% over the current market price of S1’s common stock and a premium of 42% over the average market price over the past year.” After ACI submitted the proposal letter, S1 representatives raised concerns about ACI’s ability to finance an all-cash acquisition of S1 and regulatory considerations. ACI representatives indicated that ACI believed that it could satisfy any such concerns, and undertook to do so.

On December 9, 2010, Mr. Heasley spoke with Messrs. Dreyer and John W. Spiegel, Chairman of the S1 Board, regarding ACI’s November 19th proposal. The parties also discussed ACI and S1’s overlapping stockholder base and the potential for a mix of stock and cash consideration in an ACI-S1 transaction. On

December 20, 2010, ACI delivered a draft merger agreement to S1. The draft merger agreement contemplated the payment of the purchase price in cash or stock, as elected by S1 stockholders.

From time to time between December 2010 and February 2011, representatives of ACI’s management and ACI’s legal and financial advisors held additional discussions with representatives of S1’s management and S1’s legal and financial advisors concerning a possible transaction. On January 13, 2011, ACI sent a follow-up letter to S1 in an effort to progress the dialogue between the parties and to commence due diligence. During January 2011, S1’s financial advisor on several times rescheduled a lender due diligence session, which was finally scheduled for March 3, 2011 but cancelled after S1 sent a letter to ACI on February 18, 2011 stating among other things that S1 was terminating discussions with ACI as the S1 Board had “determined that it is in the best interests of S1 and its stockholders to focus our efforts on executing our long-term business plan.”

On March 10, 2011, S1 published its 2010 earnings release and provided public guidance with respect to its 2011 outlook. In late March 2011, Mr. Heasley initiated contact with S1 in an effort to continue discussion regarding a possible transaction. On April 5, 2011, Mr. Heasley met in person with Messrs. Dreyer and Spiegel in Atlanta, Georgia. On April 12, 2011, ACI submitted an acquisition proposal (including a revised draft of a definitive merger agreement) at a price of $8.40 per S1 Share, 55% of which was to be paid in cash and 45% in ACI Shares. In its proposal, ACI noted, among other things, “[t]his proposal represents a premium of 26.1% over the current market price of S1’s common stock and a premium of 37.4% over the average market price over the past year. We believe that this price is at a level at which your stockholders would enthusiastically support such a transaction.”

On April 15, 2011, representatives of ACI’s financial advisor held a discussion with representatives of S1’s financial advisor regarding ACI’s proposal. The financial advisors had additional contacts from time to time concerning the proposal between April 15, 2011 and June 14, 2011.

On June 14, 2011, Mr. Heasley spoke with Messrs. Dreyer and Spiegel regarding ACI’s proposal. During the call, Mr. Spiegel informed Mr. Heasley that S1 was not interested in pursuing a possible transaction with ACI. No mention was made that S1 was simultaneously pursuing discussions with Fundtech Ltd., a company organized under the laws of Israel (“Fundtech”), relating to a possible merger transaction. Later that day, Mr. Heasley sent a follow-up letter to Mr. Spiegel requesting a response from the S1 Board regarding ACI’s proposed valuation and other key terms. The June 14, 2011 letter, in relevant part, is as follows:

“June 14, 2011

Mr. John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092

Dear John,

I appreciated your feedback during our call this morning. I was surprised by your Board’s lack of response to our April 12th proposal.

ACI and our advisors have complied with all of the process requirements that S1 management and your advisors have communicated to us since last Fall. First, our financing advisors, Goldman Sachs and Wells Fargo, have had multiple interactions with S1 management and your advisor providing you with certainty of the financial structure we proposed. Second, our legal advisor, Jones Day, has had several conversations with your external counsel to address any regulatory concerns around the proposed transaction. Also, Jones Day submitted on December 20, 2010, a fair and balanced merger agreement and a revised version on April 12, 2011, to which we have still not received any feedback.

We have studied the regulatory backdrop applicable to the proposed transaction. As reflected in the April 12th merger agreement, we believe the regulatory review process will not impact the certainty of closing and we have outlined measures in the agreement that demonstrate our confidence in this view.

To date, your Board has not provided any response to our proposed valuation or other key terms. We would have liked to have had a discussion on value, but are now left to determine valuation based on publicly available information. With the nine-month standstill period expiring on July 22nd, we still believe it would be in the best interests of S1 and your Board to engage with ACI to maximize value for S1’s shareholders.

The combination of ACI and S1 would create a leading global player in the enterprise payments software industry. As I have indicated, the combination of our companies would not only benefit your shareholders, but would also offer more and better options to customers within our marketplace. We sincerely hope that we will move forward in a negotiated transaction which can be presented to your stockholders as the joint effort of ACI and S1 Boards of Directors and management teams.

This opportunity has the highest priority for us and we are committed to work with S1 and your Board in any way we can to expeditiously move this forward.

Sincerely,

/s/  Philip G. Heasley
President and CEO
ACI Worldwide, Inc.

cc: Mr. Johann Dreyer, Chief Executive Officer, S1 Corporation”

On June 27, 2011, S1 and Fundtech announced that they had entered into the Plan of Merger and Reorganization, dated as of June 26, 2011, by and among S1, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of S1, and Fundtech (the “Fundtech Merger Agreement”).

On July 26, 2011, ACI delivered a proposal letter containing the Original ACI Merger Proposal to the S1 Board and issued a press release announcing the Original ACI Merger Proposal. The letter read as follows:

“July 26, 2011

Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attn: Mr. John W. Spiegel, Chairman of the Board

Gentlemen:

We are pleased to submit the following proposal by which ACI Worldwide and S1 Corporation would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech.

Given the overlapping shareholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your shareholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 shareholders would own approximately 15% of the combined company on a fully diluted basis.

We believe the combination of ACI and S1 provides specific tangible benefits to the combined shareholders, including, among others:

•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.

We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 shareholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term shareholder base for the pro forma company.

Our proposal contemplates that, following the completion of the transaction, S1 shareholders would have a meaningful ownership stake in ACI, which has:

•	Produced a shareholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.

Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.

Our proposal includes committed financing from Wells Fargo Bank for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.

Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech Merger Agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.

We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech Merger Agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech Merger Agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.

We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ shareholders. That said, we are committed to making this transaction a reality.

Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ shareholders.

We look forward to hearing from you.

Sincerely,

/s/  Philip G. Heasley
President and CEO
ACI Worldwide, Inc.

Enclosures”

On July 27, 2011, ACI filed a Notification and Report Form with the FTC and Antitrust Department under the HSR Act relating to the Original ACI Merger Proposal.

On August 2, 2011, S1 announced that the S1 Board had rejected the Original ACI Merger Proposal based on the S1 Board’s determination that pursuing discussions with ACI at this time “is not in the best financial or strategic interests of S1 and its stockholders.” According to S1’s August 2, 2011 press release, Mr. Spiegel said:

“The S1 Board gave careful consideration to each of the proposed terms and conditions of ACI’s proposal. In the end, the Board determined that ACI’s proposal is not in the best interests of S1 and its stockholders. We believe that continuing to execute on our long-term business plan, which includes the business combination with Fundtech, will best help us maximize stockholder value and achieve our strategic goals.”

On August 11, 2011, S1 announced that it had set August 18, 2011 as the record date and September 22, 2011 as the date of the S1 special stockholder meeting. On August 22, 2011, S1 filed its definitive proxy statement with the SEC and reported that it had commenced mailing its proxy statement to S1 stockholders on or about August 22, 2011.

On August 25, 2011, ACI delivered a proposal letter to S1’s Board containing a revised merger proposal, increasing the cash consideration by $0.50 per S1 Share, assuming full proration, and issued a press release announcing the revised merger proposal. The letter read as follows:

“August 25, 2011

PERSONAL AND CONFIDENTIAL
ELECTRONIC DELIVERY

John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092

Dear John:

We remain committed to acquiring S1 Corporation and are pleased to inform you that we have enhanced our proposal in order to provide S1 shareholders with additional value certainty for their investment. Given the recent significant market volatility, ACI Worldwide, Inc. has increased its cash and stock proposal from $5.70 per share plus 0.1064 ACI shares to $6.20 per share, plus 0.1064 ACI shares, assuming full proration.

We are confident that your shareholders will find our enhanced proposal to be superior to the Fundtech Ltd. transaction, and we stand ready and willing to promptly engage with S1 to consummate a transaction that benefits both companies’ shareholders. Based on the closing price of ACI stock on July 25, 2011, the day prior to our initial proposal, our enhanced proposal provides a per share consideration of $10.00 to each S1 shareholder. Based on the closing price of ACI stock on August 24, 2011, our enhanced proposal provides a per share consideration of $9.29 to each S1 shareholder. ACI’s enhanced proposal also equates to a:

•	30% premium to S1’s unaffected closing market price on July 25, 2011;

•	29% premium to the volume weighted average price of S1 shares over the previous 90 days prior to July 25, 2011; and

•	20% premium to the 52-week high of S1 shares, for the 52-week period ending July 25, 2011.

When evaluating our enhanced proposal, we strongly encourage you to consider at what price levels S1 would be trading absent the ACI proposal. Since we made our proposal on July 26, 2011, the NASDAQ Index has declined by 13% while S1’s stock price, affected by the value of the ACI proposal, has generally avoided the declines experienced in the overall market. Furthermore, we believe that your shareholders know that, had ACI not made its proposal, S1’s share price would have been affected by the overall decline in stock market valuations. We also believe that the S1 shareholder reaction to our proposal, despite the significant ensuing market volatility, underscores its strength.

Your August 22, 2011, shareholder letter questioned whether we had the financing for the cash portion of our merger proposal as well as our commitment to obtain clearance under the Hart-Scott-Rodino (HSR) Act. To resolve these issues, we have a fully executed commitment letter from Wells Fargo Bank, N.A. sufficient to fund the cash required by our proposal and to finance our ongoing operations, and we would be pleased to provide a copy of such commitment letter upon request. In addition, we reiterate that we are willing to provide appropriate assurance of satisfaction of the HSR Act condition, including a divestiture commitment (if required) and substantial break-up compensation. However, it does not withstand scrutiny for S1 to, on the one hand, refuse to engage with us on these issues and, on the other hand, point to these issues as a reason for not engaging in the first place.

As S1 has been unwilling to engage, we are taking the actions we believe necessary to consummate our proposed transaction. We are filing our definitive proxy statement to begin solicitation of votes against the proposed Fundtech transaction and, rest assured, we will take all actions necessary to advance our proposal. We would, however, strongly prefer to begin a direct dialogue with S1’s management and advisors.

We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of the Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal.

We remain convinced of the strategic benefits of this transaction and strongly believe that it is in the best interests of both ACI’s and S1’s shareholders. We look forward to your prompt reply.

Sincerely,

/s/  Philip G. Heasley
President and CEO

cc: Johann Dreyer, Chief Executive Officer, S1 Corporation”

On August 25, 2011, ACI filed with the SEC and began mailing its proxy statement soliciting votes “against” the Fundtech Merger Agreement and related proposals.

On August 26, 2011, ACI withdrew its initial HSR filing and refiled it on August 29, 2011 in order to permit the Antitrust Division to have additional time to review the filing. On September 27, 2011, ACI withdrew its filing under the HSR Act and refiled it on September 28, 2011. The 30-calender day waiting period recommenced in connection with such refiling so that the waiting period now expires, unless earlier terminated or extended, at 11:59 p.m., Eastern time, on October 28, 2011.

On August 29, 2011, after the S1 Board determined that the conditions to the Fundtech Merger Agreement that would permit discussions with a third party had been satisfied, an authorized representative of S1 contacted a representative of ACI to discuss the value and certainty of closure of ACI’s revised acquisition proposal. On August 30, 2011, ACI commenced the Original ACI Exchange Offer. The Original ACI Exchange Offer disclosed, among other things, that a representative of S1 had contacted a representative of ACI with respect to the value and certainty of closure of ACI’s revised acquisition proposal.

On August 30, 2011 and at a meeting on September 7, 2011, the S1 Board met with its advisors and certain members of S1’s senior management to consider, among other things, the terms of the Original ACI Exchange Offer.

Between August 30, 2011 and October 3, 2011, senior managers and representatives of S1 and ACI had additional discussions regarding ACI’s revised acquisition proposal and conducted diligence of the companies’ respective businesses and operations.

On August 30, 2011, ACI filed this prospectus/offer to exchange with the SEC with respect to the Original ACI Exchange Offer.

On September 13, 2011, S1 filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and released a letter to its stockholders in which it responded to the Original ACI Exchange Offer. The S1 Board recommended that S1 stockholders not tender their S1 Shares pursuant to the Original ACI Exchange Offer and described certain concerns regarding the Original ACI Exchange Offer, including with respect to the timing of the launch of the Original ACI Exchange Offer, the conditions to the Original ACI Exchange Offer, the consideration and value offered by ACI, the use of debt financing, the tax consequences of the Original ACI Exchange Offer and certain assertions by ACI in the Original ACI Exchange Offer, including with respect to the terms and conditions of ACI’s revised acquisition proposal and S1’s track record of creating stockholder value. The filing also disclosed that a representative of S1 contacted a representative of ACI to discuss the value and certainty of closure of ACI’s revised acquisition proposal, and that, between August 30 and September 12, 2011, senior managers and representatives of S1 and ACI had additional discussions regarding ACI’s revised acquisition proposal.

On September 15, 2011, ACI filed with the SEC an amendment to its Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part.

Also, on September 15, 2011, S1 announced that Fundtech had delivered to S1 a notice of its intent to change its recommendation with respect to the pending merger with S1, to terminate the Fundtech Merger Agreement and to enter into a written definitive agreement with entities formed by GTCR Fund X/A LP and its affiliated entities. The S1 Board determined not to revise its proposal to acquire Fundtech and instead to terminate the Fundtech Merger Agreement. S1 announced on September 16, 2011 that it had terminated the Fundtech Merger Agreement and received an $11.9 million termination fee from Fundtech. S1 also announced that (i) its special meeting of S1 stockholders scheduled for October 13, 2011 was canceled and (ii) despite its determination to terminate the Fundtech Merger Agreement, the S1 Board had not changed its recommendation with respect to the Original ACI Exchange Offer.

On September 16, 2011, S1 filed Amendment No. 1 to its Solicitation/Recommendation Statement on Schedule 14D-9, reporting that the S1 Board has not changed its recommendation with respect to the Original ACI Exchange Offer.

On September 18, 2011, S1 received from ACI proposed language relating to antitrust matters and certainty of closure that ACI proposed to include in a transaction agreement between S1 and ACI. Following receipt of such language, senior managers and representatives of S1 and ACI held additional discussions regarding the terms of ACI’s revised acquisition proposal.

On September 21, 2011, ACI filed with the SEC an amendment to its Registration Statement on Form S-4 relating to the Original ACI Exchange Offer. The amendment disclosed, among other things, that between

August 30, 2011 and September 20, 2011, senior managers and representatives of ACI and S1 had additional discussions regarding ACI’s revised acquisition proposal.

On September 22, 2011, members of S1’s and ACI’s senior management held a conference call to discuss certain diligence matters.

On September 25, 2011, ACI’s chief executive officer and the chairman of the S1 Board and S1’s chief executive officer met in person to further discuss specific elements of a potential transaction between the companies. Among other things, the parties discussed (1) the price per S1 Share offered by ACI, (2) ACI’s willingness to strengthen its previously proposed undertaking to obtain clearance under the HSR Act or pay a reverse break-up fee in the event such clearance was not obtained, (3) employee retention matters and (4) integration and transition concerns. ACI’s chief executive officer indicated that ACI might be willing to increase the cash component of its proposal from $6.20 to $6.42 per S1 Share, assuming full proration, and agree that ACI would use its best efforts to obtain clearance of the transaction under the HSR Act, which could include holding separate or divesting S1 assets, but that ACI would not agree to a reverse break-up fee if HSR Act clearance was not obtained and would only agree to an increase in the value offered if all other issues were resolved to its satisfaction. S1’s chairman indicated that he did not believe that the proposed increase in value was sufficient.

On September 27, 2011, the S1 Board met with its advisors and certain members of senior management present to review the status of discussions with ACI and to consider the relative merits of the adoption of a stockholder rights plan to give S1 greater leverage to negotiate against ACI or consider its strategic alternatives in the event that the Original ACI Exchange Offer was not extended beyond its original expiration date of September 28, 2011.

On September 28, 2011, ACI’s chief executive officer and the chairman of the S1 Board discussed, among other things, the value of ACI’s acquisition proposal. During the discussion, ACI’s chief executive officer offered to increase the value of the cash component of ACI’s acquisition proposal from $6.20 to $6.62. Additionally, later that day, ACI announced that Offeror had extended the Exchange Offer until October 31, 2011, unless further extended.

On September 29, 2011, the S1 Board met with its advisors and certain members of senior management to review the status of discussions with ACI. The board received an update as to the matters discussed between ACI’s chief executive officer and S1’s chairman on September 28, 2011. Following the meeting, senior managers and representatives of S1 and ACI had additional discussions and exchanged drafts of the Transaction Agreement.

On October 2, 2011, the S1 Board met with representatives of Hogan Lovells, Raymond James, PricewaterhouseCoopers LLP and certain members of S1’s senior management to consider the possible transaction with ACI. Following a report to the S1 Board concerning the results of S1’s due diligence review of ACI, a representative of Hogan Lovells advised the S1 Board of its fiduciary duties and, along with members of S1’s senior management, reviewed the terms of the Transaction Agreement with the S1 Board, and answered questions from the S1 Board members about the transaction. A representative of Raymond James then presented Raymond James’ financial analysis of the proposed transaction and orally expressed Raymond James’ opinion (subsequently confirmed in writing) that as of such date, based upon and subject to the considerations, assumptions, qualifications and limitations set forth in the opinion, the Exchange Offer price and the Proration Amount of Cash and Stock Consideration, were fair, from a financial point of view, to S1’s stockholders. (See Amendment No. 2 to S1’s Solicitation/Recommendation Statement on Schedule 14D-9 for a discussion of Raymond James’ fairness opinion.) Thereafter, the S1 Board, having taken into consideration the information presented, including the opinion of Raymond James and the other information presented at that and prior S1 Board meetings, unanimously determined that the transaction with ACI as proposed was advisable, fair to and in the best interests of S1 and the S1 stockholders and approved the Transaction Agreement and the transactions contemplated thereby. Raymond James later delivered its written fairness opinion, dated October 3, 2011, a copy of which is attached as Annex I to Amendment No. 2 to S1’s Solicitation/Recommendation Statement on Schedule 14D-9.

Following the approval of the boards of directors of S1 and ACI, the parties executed the Transaction Agreement on October 3, 2011 and issued a joint press release announcing the transaction on the morning of that day. ACI also filed with the SEC on that date an amendment to its Schedule TO which reported the transaction and communicated the terms of the Exchange Offer.

On October 13, 2011, ACI filed with the SEC a post-effective amendment to its Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part.

Reasons for the Exchange Offer

ACI believes that the combination of ACI’s and S1’s businesses will create significant value for both ACI’s and S1’s current stockholders. We believe the combination of ACI and S1 is a compelling combination with a number of strategic benefits, including the following:

Value:

At the $9.68 per S1 Share value of the Cash-Stock Consideration as of October 12, 2011, assuming full proration, the Exchange Offer represents (1) a 35.8% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of the Original ACI Merger Proposal, (2) a 34.3% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement of the Original ACI Merger Proposal, and (3) a 24.9% premium to the 52-week high of S1 Shares for the 52-Week Period.

S1 stockholders who elect the Cash-Stock Consideration contemplated by the Exchange Offer will be subject to proration. Since the value of ACI Shares fluctuates, the per S1 Share Stock Consideration necessarily could have a value that is different than the per S1 Share Cash Consideration. As a consequence, in the Exchange Offer, S1 stockholders could receive a combination of Cash-Stock Consideration with a value that is different from the value of such consideration on the date of the Exchange Offer and the date of the consummation of a transaction with ACI.

The elections of other S1 stockholders would affect whether S1 stockholders received solely the type of consideration they had elected or whether a portion of the consideration S1 stockholders elected were exchanged for another form of consideration as a result of the pro ration procedures contemplated by the Exchange Offer.

Solely for purposes of illustration, the following table indicates the value of the Cash Consideration, the Stock Consideration and the blended value of the Cash-Stock Consideration based on different assumed prices for ACI Shares.

	Assuming No Proration		Assuming Full Proration
	Value of	Value of	Value of	Value of	Value of Cash-Stock
Assumed ACI Share Price	Stock Consideration	Cash Consideration	Stock Consideration	Cash Consideration	Consideration

$37.93(1)	$11.94	$10.00	$4.04	$6.62	$10.66
$35.70(2)	$11.24	$10.00	$3.80	$6.62	$10.42
$30.49(3)	$9.60	$10.00	$3.24	$6.62	$9.86
$27.54(4)	$8.67	$10.00	$2.93	$6.62	$9.55
$28.77(5)	$9.06	$10.00	$3.06	$6.62	$9.68
$22.70(6)	$7.15	$10.00	$2.42	$6.62	$9.04

(1)	Represents highest sales price for ACI Shares in the 52-Week Period.

(2)	Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Original ACI Exchange Offer.

(4)	Represents closing sales price for ACI Shares on September 30, 2011, the last trading day prior to the announcement of the Transaction Agreement.

(5)	Represents closing sales price for ACI Shares on October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange.

(6)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The equity capital markets have been highly volatile and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding whether to tender shares pursuant to the Exchange Offer, whether to exercise withdrawal rights as provided herein and, with respect to the election, whether to receive the Cash Consideration or the Stock Consideration or some combination thereof. The premium represented by the Exchange Offer may be larger or smaller depending on market prices on any given date and will fluctuate between the date of this prospectus/offer to purchase, the Expiration Time and the date of the consummation of the Exchange Offer.

Strategic Rationale:

The Exchange Offer provides immediate cash value to S1 stockholders, as well as the opportunity to participate in the value creation in the Exchange Offer through the receipt of ACI Shares. ACI believes that the complementary nature of ACI and S1 creates a compelling opportunity to establish a full-service global leader of financial and payments software with significant scale and financial strength, including as follows:

•	Highly Complementary Product and Customer Bases: Combined, ACI and S1 would provide a rich set of capabilities and a broad portfolio of products to customers across the entire electronic payments spectrum. In particular, ACI believes that the acquisition of S1 would provide breadth and additional capabilities to what ACI does today, including: (1) expand ACI’s retailer business beyond North America; (2) increase ACI’s retail banking payments business down into lower and mid-tier financial institutions; and (3) add function and global reach to ACI’s online business banking offering, including new capabilities around branch banking and trade. The acquisition of S1 would support ACI’s position as a leading provider of the most unified payments solution to serve retail banking, wholesale banking, processors and retailers and would enable its customers to lower their operational costs and improve time-to-market.

•	Enhanced Scale and Global Position: ACI’s and S1’s principal competitors are substantially larger companies with greater financial resources than ACI and S1 have. The combined ACI and S1 would have revenue of $683 million and adjusted EBITDA of $123 million for the 12 months ended June 30, 2011. This scale advantage would enable the combined ACI and S1 to more effectively serve its combined global customer base and compete against the very large companies which operate in the electronic payments software business.

•	Significant Synergy Opportunities: ACI expects the combination of ACI and S1 will generate a significant amount of operational efficiencies and cost savings that will drive margin expansion for the acquired S1 business and earnings accretion for the combined company. ACI estimates that the annual pre-tax cost savings related to the Exchange Offer would be approximately $30 million, primarily attributable to elimination of S1’s public company costs and rationalization of duplicate general and administrative functions, sales/marketing functions and costs, occupancy costs, product management and R&D functions. In addition, ACI expects to consolidate the combined company’s hosting data centers and infrastructure. Further, ACI expects the cost savings will improve S1’s margins in line with ACI’s margins for adjusted EBITDA. Assuming that the Exchange Offer is closed in the fourth calendar quarter of this year, ACI anticipates the cost savings would be fully realizable in 2012.

•	Strong Financial Position: ACI would continue to have a strong financial profile driven by a solid balance sheet with substantial liquidity and a recurring revenue model that generates significant free cash flows, allowing for further future investments in the business. In addition, ACI expects the transaction to be accretive to full year earnings in 2012.

The following metrics provide relevant information with respect to ACI’s recent financial performance, as of July 26, 2011, the date of the Original ACI Merger Proposal:

•	ACI has produced a stockholder return of approximately 90% over the past three years, significantly outperforming the relevant peer group;

•	ACI has increased its 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	ACI has driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	ACI has increased adjusted EBITDA margin to 21% in 2010, from 7% in 2007.

This prospectus/offer to exchange includes summary selected unaudited pro forma combined financial information that is intended to provide S1 stockholders with information relating to ACI’s financial results assuming that ACI and S1 had already been combined.

THE TRANSACTION AGREEMENT

Overview

On October 3, 2011, ACI and Offeror entered into the Transaction Agreement with S1 as a means to acquire all of the outstanding S1 Shares. The S1 Board has unanimously (1) determined that the transactions contemplated by the Transaction Agreement are fair to, and in the best interests of, S1 and the S1 stockholders; (2) approved the transactions contemplated by the Transaction Agreement; and (3) determined to recommend that the S1 stockholders accept the Exchange Offer and tender their S1 Shares to Offeror pursuant to the Exchange Offer. The S1 Board unanimously recommends that S1 stockholders accept the Exchange Offer by tendering their S1 Shares into the Exchange Offer. Information about the recommendation of the S1 Board is more fully described in Amendment No. 2 to S1’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to S1 stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

The following is a summary of selected material provisions of the Transaction Agreement. This summary is qualified in its entirety by reference to the Transaction Agreement, which is incorporated by reference in its entirety and attached to this prospectus/offer to exchange as Appendix D. This summary does not purport to be complete and may not contain all of the information about the Transaction Agreement that may be important to you. We encourage you to read the Transaction Agreement carefully and in its entirety, as it is the legal document governing the Exchange Offer and the Second-Step Merger.

The Transaction Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Transaction Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Transaction Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Transaction Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, S1. S1 stockholders and other investors are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of S1, ACI, Offeror or any of their respective subsidiaries or affiliates. ACI acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this prospectus/offer to exchange not misleading.

The Exchange Offer

The Transaction Agreement provides that the Exchange Offer will be conducted on the terms and subject to the conditions set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer.”

Recommendation of the S1 Board

The S1 Board has unanimously (1) determined that the transactions contemplated by the Transaction Agreement are fair to, and in the best interests of, S1 and the S1 stockholders; (2) approved the transactions contemplated by the Transaction Agreement; and (3) determined to recommend that the S1 stockholders accept the Exchange Offer and tender their S1 Shares to Offeror pursuant to the Exchange Offer.

S1 Stockholder Meeting

If the S1 stockholder approval is required by applicable law, S1 has agreed to take all necessary actions to duly call, give notice of, convene and hold a meeting of the S1 stockholders or, if possible, arrange for action by written consent of the S1 stockholders for the purpose of obtaining such stockholder approval and to use reasonable best efforts to solicit its stockholders to obtain such stockholder approval. At such S1 stockholder meeting or any postponement or adjournment thereof, ACI has agreed to vote, or cause to be voted, all of the S1 Shares then owned by it, Offeror or any of their respective subsidiaries in favor of the adoption of the Transaction Agreement and to deliver or provide, in its capacity as an S1 stockholder, any other approvals that are required pursuant to applicable law to effect the transactions contemplated by the Transaction Agreement.

Top-Up Option

S1 has granted to Offeror the Top-Up Option, for so long as the Transaction Agreement has not been terminated, to purchase from S1 up to the number (but not less than that number) of authorized and unissued S1 Shares equal to the lowest number of S1 Shares that, when added to the number of S1 Shares owned by ACI, Offeror or any subsidiary of ACI at the time of the exercise of the Top-Up Option, constitutes at least one S1 Share more than 90% of the S1 Shares (after giving effect to the issuance of S1 Shares to be issued upon exercise of the Top-Up Option (the Top-Up Shares)).

The Top-Up Option may be exercised by Offeror only once, in whole but not in part, at any time during the two-business day period following the Acceptance Time, or if the Exchange Offer is extended, during the two-business day period following the expiration date of such Subsequent Offering Period, and only if Offeror owns as of such time more than 50% but less than 90% of S1 Shares outstanding.

The Top-Up Option is not exercisable (1) to the extent the number of S1 Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved S1 Shares, (2) if any law, injunction or other order (whether temporary, preliminary or permanent), judgment, decree, executive order or award then in effect would prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, (3) unless ACI or Offeror has accepted for payment all S1 Shares validly tendered in the Exchange Offer and not withdrawn, and (4) unless immediately after such exercise and the issuance of S1 Shares pursuant thereto, Offeror would own at least 90% of the outstanding S1 Shares (assuming the issuance of the Top-Up Shares).

The aggregate purchase price payable for the Top-Up Shares being purchased by Offeror pursuant to the Top-Up Option will be determined by multiplying the number of such Top-Up Shares by the greater of (1) the closing price of a Company Share on NASDAQ the last trading day prior to the exercise of the Top-Up Option or (2) the Cash Consideration, without interest. Such purchase price may be paid by Offeror, at its election, either (a) in cash or (b) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to S1 a promissory note having a principal amount equal to the balance of such purchase price.

Appraisal Rights/Dissenting Shares

The Transaction Agreement provides that any S1 Shares that are outstanding immediately prior to the Effective Time and that are held by S1 stockholders who have neither voted in favor of the Second-Step Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such S1 Shares in accordance with Section 262 of the DGCL not be converted into, or represent the right to receive, the Proration Amount of Cash and Stock Consideration. Such stockholders will be entitled to receive payment of the appraised value of such dissenting shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all such dissenting shares held by S1 stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such dissenting shares under Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Proration Amount of Cash and Stock Consideration, without any interest thereon, upon surrender, in the manner provided in the Transaction Agreement.

Directors After the Acceptance Time

The Transaction Agreement provides that, upon the payment by Offeror for S1 Shares tendered pursuant to the Exchange Offer representing at least a majority of the outstanding S1 Shares on a fully diluted basis, Offeror will be entitled to designate such number of directors, rounded up to the next whole number, on the S1 Board as is equal to the product of (1) the total number of directors on the S1 Board (after giving effect to any increase in the number of directors described in this paragraph) and (2) the percentage that such number of S1 Shares so purchased bears to the total number of then-outstanding S1 Shares on a fully-diluted basis. S1 will, upon request by Offeror, promptly increase the size of the S1 Board or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Offeror with such level of representation and will use commercially reasonable efforts to cause Offeror’s designees to be so elected or appointed. Offeror’s director designees will be one or more persons identified on Appendix A to this document. S1 will use commercially reasonable efforts to cause each committee of the S1 Board to include persons designated by Offeror constituting the same percentage of each such committee as Offeror’s designees constitute on the S1 Board. Prior to the Effective Time, the S1 Board will have at least three members who were directors as the date of the Transaction Agreement, who are independent directors for purposes of the continued listing requirements of NASDAQ and who are eligible to serve on S1’s audit committee.

Second-Step Merger; Effect on Capital Stock

The Transaction Agreement provides that at the Effective Time, Offeror will be merged with and into S1. As a result of the Second-Step Merger, the separate corporate existence of Offeror will cease, and S1 will continue as the surviving corporation. The directors of Offeror immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of S1 immediately prior to the Effective Time will be the initial officers of the surviving corporation.

Pursuant to the Transaction Agreement, each S1 Share held in the treasury of S1 or owned by ACI or Offeror immediately prior to the Effective Time will be canceled and retired without any conversion thereof. At the Effective Time, each S1 Share (other than S1 Shares held in treasury by S1 or owned by ACI or its wholly owned subsidiaries, certain restricted S1 Shares converted into restricted ACI Shares pursuant to the Transaction Agreement and any dissenting S1 Shares) by virtue of the Second-Step Merger and without any action on the part of the holder thereof, will be converted into the right to receive the Proration Amount of Cash and Stock Consideration, and all such S1 Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of an S1 Share certificate or evidence of S1 Shares in book-entry form which immediately prior to the Effective Time represented any such S1 Shares will cease to have any rights with respect thereto, except the right to receive the Proration Amount of Cash and Stock Consideration, without interest. At the Effective Time, each share of common stock of Offeror issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the surviving corporation.

Merger Without Meeting of Stockholders; Special Meeting

If Offeror owns at least 90% of the outstanding S1 Shares following the Exchange Offer and any subsequent offer period (including through exercise of the Top-Up Option), Offeror will cause the Second-Step Merger to become effective promptly after the consummation of the Exchange Offer, without a meeting of S1 stockholders.

ACI may only complete the Second-Step Merger if it purchases the S1 Shares pursuant to the Exchange Offer. However, the Transaction Agreement gives ACI the right to require that S1 convene a stockholders’ meeting to approve a merger in which the S1 stockholders would have the right to receive the Proration Amount of Cash and Stock Consideration as a result of a merger of Offeror and S1 instead of the Exchange Offer. The terms and conditions of such a transaction would be substantially the same as the terms and conditions of the Exchange Offer. ACI had not determined whether to exercise this right as of the date of this prospectus/offer to exchange.

Treatment of Stock Options; SARs; Restricted Stock

The Transaction Agreement provides that each S1 Stock Option issued under S1’s 1997 Stock Option Plan and 1998 Directors’ Stock Option Plan that is outstanding will, if elected by the holder, be exercised effective as of immediately prior to the Effective Time, with the effect that the S1 Shares issuable upon exercise will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time and will have the right to receive the Proration Amount of Cash and Stock Consideration.

The holders of S1 Stock Options under the 1997 Stock Option Plan and the 1998 Directors’ Stock Option Plan will be notified that such S1 Stock Options may be exercised at any time during the relevant exercise period beginning on October 3, 2011 and ending on the day before the Effective Time, provided that (1) any such exercise, to the extent that it relates to an S1 Stock Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (2) no S1 Stock Option may be exercised after the relevant exercise period.

Each outstanding S1 Stock Option under the 1997 Stock Option Plan and the 1998 Directors Stock Option Plan that is not exercised before the day prior to the Effective Time, and any other S1 Stock Option that is outstanding as of immediately before the Effective Time will be terminated and canceled at the Effective Time, and the holder of each S1 Stock Option under the 2003 Plan and each S1 Stock Option that will have vested as of or prior to the Effective Time pursuant to the terms of the applicable S1 Stock Plan and/or related award agreement will, subject to any required tax withholding, be entitled to receive an amount in cash equal to the Option Consideration; provided, however, that if the Option Consideration is zero or a negative number as of the Effective Time, such S1 Stock Option will be canceled and no amount will be paid in respect thereof. ACI will pay or cause to be paid the Option Consideration to the holders of the S1 Stock Options in a lump sum as soon as practicable after the Effective Time but in no event later than five business days following the Effective Time.

At the Effective Time, each stock appreciation right granted under the applicable S1 Stock Plan (the “SARs”) will be canceled at the Effective Time, and the holder of each SAR that will have vested as of or prior to the Effective Time pursuant to the applicable S1 Stock Plan will, subject to any required tax withholding, be entitled to receive an amount in cash equal to the SARS Consideration. ACI will pay or cause to be paid the applicable SARs Consideration to the holders of the SARs in a lump sum as soon as practicable after the Effective Time but in no event later than five business days following the Effective Time.

At the Effective Time, each outstanding restricted S1 Share, (other than certain restricted S1 Shares to be converted into restricted ACI Shares pursuant to the Transaction Agreement), restricted stock unit and restricted cash unit that will have vested as of or prior to the Effective Time pursuant to the applicable S1 Stock Plan will be treated as an outstanding fully vested S1 Share and will have the right to receive the Proration Amount of Cash and Stock Consideration.

Representations and Warranties of the Parties in the Transaction Agreement

In the Transaction Agreement, S1 has made customary representations and warranties to ACI and Offeror, including representations relating to, among other things:

•	S1’s corporate organization, standing and power;

•	S1 subsidiaries;

•	corporate authority;

•	S1’s articles of organization and bylaws;

•	capital structure;

•	absence of conflicts with or consents required under third-party contracts in connection with the Transaction Agreement;

•	required government approvals, filings and consents;

•	SEC reports;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	material contracts;

•	intellectual property;

•	certain business practices;

•	applicability of anti-takeover laws;

•	tax matters;

•	employee benefits plans;

•	labor and employment matters;

•	absence of litigation;

•	compliance with laws;

•	brokers;

•	opinion of S1’s financial advisor;

•	stockholder vote required;

•	related party transactions;

•	insurance; and

•	environmental matters.

In the Transaction Agreement, ACI and Offeror have made customary representations and warranties to S1, including representations relating to, among other things:

•	corporate organization, standing and power;

•	ACI subsidiaries;

•	corporate authority;

•	capital structure;

•	absence of conflicts with or consents required under third-party contracts in connection with the Transaction Agreement;

•	required government approvals, filings and consents;

•	SEC reports;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	material contracts;

•	intellectual property;

•	certain business practices;

•	applicability of anti-takeover laws;

•	tax matters;

•	benefits matters;

•	labor and employment matters;

•	absence of litigation;

•	compliance with laws;

•	brokers;

•	issuance of ACI Shares;

•	funds;

•	related party transactions;

•	insurance;

•	environmental matters; and

•	the Exchange Offer documents.

Conduct of Business Pending the Closing of the Second-Step Merger

The Transaction Agreement provides that from the date of the Transaction Agreement until completion of the Second-Step Merger, S1 will, and cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Subject to certain exceptions, the Transaction Agreement provides that during the same time period, S1 and/or its subsidiaries are subject to customary operating covenants and restrictions, including restrictions on:

•	declaring, setting aside or paying any dividends;

•	making any issuance, grant, conferral, award, delivery, sale, pledge, disposal, or encumbrance of S1 securities;

•	amending of the articles of organization and by-laws of S1;

•	making or offering to make, by merger or otherwise, acquisitions of any business, assets, or securities in excess of $2 million;

•	granting or announcing any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director of other S1 service provider, other than persons with an annual base salary less than $225,000;

•	hiring new employees or officers;

•	establishing, adopting, entering into, amending, modifying or terminating any collective bargaining agreement of S1 employee benefit plan;

•	taking any action to accelerate any rights or benefits of any person;

•	making any change in accounting methods;

•	selling, leasing, licensing or otherwise disposing of or subjecting to any Lien any material properties or assets;

•	incurring any indebtedness for borrowed money or guaranteeing any such indebtedness of another person;

•	making or agreeing to make any new capital expenditure;

•	encumbering, impairing, abandoning, failing to maintain, transferring, licensing or otherwise disposing of any right, title or interest in S1 intellectual property;

•	divulging, furnishing to or making accessible any material confidential information in which S1 has trade secret or equivalent rights;

•	making or changing any material tax election;

•	waiving, releasing, assigning, settling or compromising any action, action or proceeding involving the payment of monetary damages in excess of $1 million in the aggregate;

•	entering into any new line of business outside of S1’s existing business;

•	taking any action that is intended to result in any of its representations or warranties set forth in the Transaction Agreement being or becoming untrue in any material respect such that the closing conditions cannot be fulfilled; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions.

Non-Solicitation by S1 of S1 Acquisition Proposals; Board Recommendation

The Transaction Agreement provides that until the earlier of the Acceptance Time or the receipt of approval of the Second-Step Merger by the S1 stockholders, S1 will not, and will cause its subsidiaries not to and will use reasonable best efforts to cause its representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, the submission of any S1 Acquisition Proposal (as defined below) or engage, enter into, continue or participate in any negotiations or discussions with respect thereto or furnish any non-public information concerning S1 and its subsidiaries to any person in connection with any S1 Acquisition Proposal;

•	except for a confidentiality agreement contemplated by the Transaction Agreement, enter into any Transaction Agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an S1 Acquisition Proposal (an “S1 Acquisition Agreement”); or

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to ACI or Offeror, the recommendation of the S1 Board that the S1 stockholders tender their S1 Shares in the Exchange Offer (the “S1 Board Recommendation”) or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any S1 Acquisition Proposal (any action described in this bullet being referred to as a “S1 Change of Recommendation”).

In the Transaction Agreement, S1 agreed to cease and cause to be terminated any solicitation, discussion or negotiation with any person conducted prior to the date of the Transaction Agreement by S1, its subsidiaries or any of its representatives with respect to any S1 Acquisition Proposal and to request the return or destruction of all confidential information provided by or on behalf of S1 or its subsidiaries to any such person.

Notwithstanding the foregoing restrictions, the Transaction Agreement provides that at any time following the date of the Transaction Agreement and prior to the earlier of the Acceptance Time or the receipt of approval of the Second-Step Merger by the S1 stockholders, if S1 receives a written S1 Acquisition Proposal that the S1 Board believes in good faith is bona fide, and the S1 Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such S1 Acquisition Proposal constitutes or would reasonably be expected to lead to or result in an S1 Superior Offer (as defined below) and such S1 Acquisition Proposal did not result from a material breach of S1’s obligations with respect to S1 Acquisition Proposals, then S1 may, subject to certain restrictions, (1) furnish information with respect to S1 and its subsidiaries to the person making such S1 Acquisition Proposal and (2) participate in discussions or negotiations regarding such S1 Acquisition Proposal.

If S1 receives a written S1 Acquisition Proposal that the S1 Board believes in good faith is bona fide, and the S1 Board, after consultation with its financial advisors and outside legal counsel, concludes in good faith such S1 Acquisition Proposal constitutes an S1 Superior Offer, the S1 Board may, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, subject to payment of a $19.14 million termination fee to ACI and to certain restrictions, effect a Change of Board Recommendation.

The S1 Board may not effect an S1 Change of Recommendation or terminate the Transaction Agreement unless S1 has provided prior written notice to ACI specifying in reasonable detail the reasons for such action (including a description of the material terms of such S1 Acquisition Proposal and delivering to ACI a copy of the S1 Acquisition Agreement and other relevant documents for such S1 Superior Offer in the form to be entered into), at least five business days in advance of its taking such action with respect to such S1 Superior Offer (or if there are less than three business days prior to the then scheduled expiration date, such written notice will be provided as far in advance of the then scheduled expiration date as practicable) (the “Notice Period”).

During the Notice Period, S1 must negotiate with ACI in good faith and take into account all changes to the terms of the Transaction Agreement proposed by ACI in determining whether such S1 Acquisition Proposal continues to constitute an S1 Superior Offer. Any amendment, in any material respect, to the terms of such S1 Superior Offer will require a new notice to ACI and a two business day extension of the Notice Period. After delivery of such written notice, S1 must keep ACI informed of all material developments affecting the material terms of any such S1 Superior Offer (and S1 will provide ACI with copies of any additional written materials received that relate to such S1 Superior Offers).

As used in the Transaction Agreement, “S1 Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to the Transaction Agreement) providing for any S1 Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

As used in the Transaction Agreement, “S1 Acquisition Transaction” means any transaction or series of transactions involving: (1) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving S1 or any of its Subsidiaries; (2) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding S1 Shares; (3) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of S1 and its subsidiaries, taken as a whole (based on the fair market value thereof); (4) any liquidation or dissolution of S1 or any material subsidiary of S1; or (5) any combination of the foregoing (in each case, other than any of the transactions contemplated by the Transaction Agreement).

As used in the Transaction Agreement, “S1 Superior Offer” means a bona fide written S1 Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 20% with 50%) that the S1 Board or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (1) is on terms that are more favorable from a financial point of view to the S1 stockholders than the transactions contemplated by the Transaction Agreement (including any proposal by ACI to amend the terms of the Transaction Agreement) after taking into account all of the terms and conditions of such proposal and (2) is likely to be completed (without material modification of its terms), in each of the cases of clause (1) and (2) taking into account all financial, regulatory, legal and other aspects of such S1 Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the S1 termination fee.

Employee Matters

The Transaction Agreement provides that for the period of one year following the Effective Time, individuals employed by S1 immediately prior to the Effective Time and that continue to be employed by ACI or any of its subsidiaries, including S1 (the “Post-Merger Employees”), will be (1) provided salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time and (2) given credit for all service with S1 and its subsidiaries and their respective predecessors under any employee benefit plan of ACI, the surviving corporation or any of their subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by ACI or its subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable S1 employee plans immediately prior to the Effective Time.

In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is ACI’s and S1’s intention that ACI will use its reasonable best efforts to cause (1) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (2) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

Director’s and Officer’s Indemnification and Insurance

The Transaction Agreement provides that ACI and the surviving corporation will indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of S1 and its subsidiaries to the fullest extent permitted by law for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of the Transaction Agreement and the consummation of the transactions contemplated thereto) in their capacities as such. ACI will, and will cause the surviving corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between S1 or its subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of S1 and its subsidiaries, on the other hand, in effect immediately prior to October 3, 2011 or, subject to the prior approval of ACI, after October 3, 2011, and any indemnification provisions under the S1 certificate of incorporation or by-laws or the comparable charter or organizational documents of any of S1’s subsidiaries as in effect on October 3, 2011, in each case to the maximum extent permitted by law, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.

Prior to the Effective Time, S1 will endeavor to enter into a directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the Effective Time, are covered by S1’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of S1’s present directors’ and officers’ liability insurance policy (such policy, an “S1 D&O Policy”), for a period of seven years after the Effective Time. If S1 is unable to obtain such an S1 D&O Policy prior to the Effective Time, ACI will cause the surviving corporation to maintain in effect, for a period of seven years after the Closing Date, an S1 D&O Policy with a creditworthy issuer; provided, however, that in no event will ACI be required to expend annually more than 250% of the annual premium currently paid by S1 for such coverage and, if the cost for such coverage is in excess of such amount, ACI will be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

Regulatory Filings; Efforts to Close

The Transaction Agreement provides that prior to the Effective Time, each of ACI, Offeror and S1 will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Exchange Offer, the Second-Step Merger and the other transactions contemplated by the Transaction Agreement, including to obtain any clearance required under the antitrust laws.

Each of ACI and S1 agree to:

•	use its reasonable best efforts to obtain promptly (and in any event no later than July 31, 2012) any clearance required under the HSR Act and any other antitrust laws for the consummation of the transactions pursuant to the Transaction Agreement;

•	use its reasonable best efforts to avoid or eliminate any impediment under any antitrust law, or regulation or rule, that may be asserted by any Governmental Authority, or any other person, with respect to the transactions pursuant to the Transaction Agreement so as to enable the Effective Time to occur expeditiously (and in any event no later than July 31, 2012);

•	use its reasonable best efforts to defend through any legal or other proceeding by or before any Governmental Authority with respect to the transactions contemplated by the Transaction Agreement (“Agency Litigation”) or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any Law, or any regulation or rule of any Governmental Authority, in order to avoid entry of, or to have vacated or terminated, any Injunction;

•	cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other party and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other antitrust laws at the earliest practicable dates (and in any event no later than July 31, 2012), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (1) to keep each other appropriately informed on a current basis of communications from and to personnel of the reviewing antitrust authority and (2) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such antitrust authority;

•	use its reasonable best efforts to cause the conditions set forth in the Transaction Agreement to be satisfied on a timely basis; and

•	prior to the Acceptance Time, ACI will not acquire any business involving annual revenues in excess of $25.0 million unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an Injunction or materially delay any antitrust or governmental approval.

ACI’s covenants under the Transaction Agreement include ACI being required under the Transaction Agreement to offer to the DOJ that it or its subsidiaries take, and, if such offer is accepted by the DOJ, use its best efforts to eliminate any DOJ Impediment. For this purpose, ACI’s “best efforts to eliminate any DOJ Impediment” as set forth in the immediately preceding sentence will require that ACI use its best efforts to effect such of the following as may be necessary to avoid a DOJ Impediment: (1) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of S1 or its subsidiaries, whether located in or outside the United States; (2) ACI conducting or limiting the conduct of the business, assets or properties of S1 or its subsidiaries, whether located in or outside the United States, in a specified manner; or (3) S1 or its subsidiaries’ entry with the DOJ into any agreement, settlement, order, other relief or action of a type referred to in clause (2).

You should be aware that all required regulatory approvals may not be obtained in a timely manner, and this could result in a delay in the completion of the Exchange Offer. ACI has twice withdrawn and refiled its HSR Act filing prior to the date of this prospectus/offer to exchange in an effort to convince the DOJ staff of ACI’s view as to the competitive nature of payment systems marketplace, and there can be no assurance that the DOJ will concur with its belief that the transaction should be permitted to close. If ACI again withdraws and refiles its HSR Act filing, the DOJ issues a request for additional information or documentary material or the DOJ institutes an action challenging the transaction, the Expiration Time would be extended and the completion of the Exchange Offer could be prevented.

Defense of Litigation

In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by the Transaction Agreement, ACI and S1 agree that they will cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Transaction Agreement or delays the Effective Time past July 31, 2012 (collectively, an “Injunction”); provided, however, that (1) ACI will be entitled to direct the defense of any legal, administrative or judicial action or proceeding in respect of the transactions contemplated by the Transaction Agreement, or negotiations with, any Governmental Authority or other person relating thereto, or regulatory filings under applicable antitrust laws and (2) S1 will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with ACI or its counsel.

Other Agreements of the Parties

NASDAQ Listing

ACI will use its reasonable best efforts to cause the ACI Shares to be issued to S1 stockholders in the Exchange Offer and the Second-Step Merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Stockholder Litigation

Each of ACI and S1 has agreed to promptly advise the other party orally and in writing of any litigation commenced or threatened in writing to be commenced by any stockholder of such party against such party and/or any of its directors relating to the transactions contemplated by the Transaction Agreement, the transactions with Fundtech and/or the Fundtech Merger Agreement, and will keep the other party fully informed regarding any such litigation. Each of ACI and S1 has agreed to give the other party the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, will give due consideration to the other party’s advice with respect to such litigation and will not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Financing

The Transaction Agreement provides that ACI will take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain the financing pursuant to the Facility (as defined below at “The Exchange Offer — Source and Amount of Funds”) (the “Financing”). If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Facility Commitment letter, ACI will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the Transaction Agreement as promptly as practicable following the occurrence of such event but no later than the business day immediately prior to the closing date of the Transaction Agreement.

Conditions to Closing of the Second-Step Merger

The Transaction Agreement provides that the respective obligations of ACI and Offeror and S1 are subject to the satisfaction at or prior to the Effective Time each of the following:

•	this prospectus/offer to exchange has been declared effective by the SEC;

•	if required by applicable law, the S1 stockholder approval has been obtained;

•	if the Acceptance Time has occurred, Offeror has purchased all S1 Shares validly tendered and not withdrawn pursuant to the Exchange Offer;

•	no order, injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Second-Step Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits or makes illegal consummation of the Second-Step Merger; and

•	the HSR Condition has been satisfied.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Exchange Offer and the Second-Step Merger may be abandoned:

•	by mutual written consent of ACI and S1;

•	by either ACI or S1 at any time prior to the Effective Time if the Acceptance Time will not have occurred on or prior to the close of business on July 31, 2012;

•	by either ACI or S1 at any time prior to the Effective Time if a Governmental Authority will have enacted, issued, promulgated, enforced or entered any law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange Offer or the Second-Step Merger, which law (including any such injunction or other order) or other action will have become final and nonappealable;

•	by either ACI or S1 at any time prior to the Effective Time if the Exchange Offer will have expired or been terminated without any S1 Shares being purchased therein as a result of the failure to satisfy the Minimum Tender Condition;

•	by ACI at any time prior to the Acceptance Time, if: (1) an S1 Change of Recommendation will have occurred; (2) S1 will have delivered a notice to ACI of its intent to effect an S1 Change of Recommendation; or (3) following the request in writing by ACI, the S1 Board will have failed to reaffirm publicly S1 Recommendation within five business days after ACI requests in writing that such recommendation be reaffirmed publicly;

•	by ACI at any time prior to the Acceptance Time if there will have been a breach by S1 of any of its representations, warranties, covenants or obligations contained in the Transaction Agreement, which breach would result in the failure to satisfy by July 31, 2012 one or more of the conditions to the Exchange Offer, and in any such case such breach will be incapable of being cured or, if capable of being cured, will not have been cured within 30 days after written notice thereof will have been received by S1 of such breach;

•	by S1 at any time prior to the Acceptance Time if (1) Offeror fails to amend the Exchange Offer to give effect to the terms of the Transaction Agreement or (2) there will have been a breach by ACI or Offeror of any of its representations, warranties, covenants or obligations contained in the Transaction Agreement, which breach would result in the failure to satisfy by July 31, 2012 one or more of the conditions to the Exchange Offer, and in any such case such breach will be incapable of being cured or, if capable of being cured, will not have been cured within 30 days after written notice thereof will have been received by ACI or Offeror of such breach; or

•	S1 effects an S1 Change of Recommendation to accept an S1 Acquisition Proposal.

Termination Fees

The Transaction Agreement contemplates that a termination fee of $19.14 million will be payable by S1 to ACI if:

•	the Transaction Agreement is terminated by ACI within five business days of an S1 Change of Recommendation pursuant to the fifth bullet under “The Transaction Agreement — Termination of the Transaction Agreement” above;

•	the Transaction Agreement is terminated by S1 pursuant to the eighth bullet under “The Transaction Agreement — Termination of the Transaction Agreement” above by effecting an S1 Change of Recommendation to accept an S1 Acquisition Proposal; and

•	the Transaction Agreement is terminated by (1) ACI pursuant to the sixth bullet under “The Transaction Agreement — Termination of the Transaction Agreement” above, (2) S1 or ACI pursuant to the fourth bullet under “The Transaction Agreement — Termination of the Transaction Agreement” above, or (3) by S1 or ACI pursuant to the second bullet under “The Transaction Agreement — Termination of the Transaction Agreement” above and (a) an S1 Acquisition Proposal is publicly announced or otherwise communicated to the S1 Board after October 3, 2011 and prior to the Acceptance Time, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (b) if within 12 months after the date of such termination, S1 enters into a definitive S1 Acquisition Agreement to consummate, or consummates, any S1 Acquisition Transaction.

Amendment

The Transaction Agreement may be amended and any provision thereto may be waived by the parties at any time prior to the Effective Time, provided that after the S1 stockholder approval, if such amendment or waiver requires the further approval of the S1 stockholders pursuant to applicable law or in accordance with the rules and regulations of NASDAQ, the effectiveness of such amendment or waiver will be subject to the approval of the S1 stockholders.

Remedies; Specific Performance

The parties have agreed that irreparable damage may occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the Transaction Agreement is not performed in accordance with their specific terms or are otherwise breached. Therefore, the parties have agreed that, if for any reason ACI, Offeror or S1 has failed to perform its obligations under the Transaction Agreement, then the party seeking to enforce the Transaction Agreement against such nonperforming party under the Transaction Agreement will be entitled to specific performance and the issuance of injunctive and other equitable relief.

THE EXCHANGE OFFER

Overview

Offeror is offering to exchange for each outstanding S1 Share that is validly tendered and not properly withdrawn prior to the Expiration Time, either of the following:

•	0.3148 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),

subject to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of election and transmittal. In addition, you will receive cash in lieu of any fractional ACI Share to which you may be entitled.

The term “Expiration Time” means 5:00 p.m., Eastern time, on Monday, October 31, 2011, unless Offeror extends the period of time for which the Exchange Offer is open, in which case the term “Expiration Time” means the latest time and date on which the Exchange Offer, as so extended, expires.

The Exchange Offer is subject to conditions which are described in the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer.” ACI expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the Exchange Offer described herein in its discretion, except that the Minimum Tender Condition cannot be waived without S1’s consent. Offeror may not make any changes to the conditions of the Exchange Offer or the offer price without S1’s consent (subject to any obligation to extend the Exchange Offer pursuant to the applicable rules and regulations of the SEC).

If you are the record owner of your S1 Shares and you tender your S1 Shares in the Exchange Offer, you will not have to pay any brokerage fees or similar expenses. If you own your S1 Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your S1 Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

ACI, through Offeror, intends, promptly following acceptance for exchange and exchange of S1 Shares in the Exchange Offer, to effect the Second-Step Merger in accordance with Delaware law pursuant to which Offeror will acquire all S1 Shares of those S1 stockholders who choose not to tender their S1 Shares pursuant to the Exchange Offer. After the Second-Step Merger, former remaining S1 stockholders will no longer have any ownership interest in S1 and will be stockholders of ACI to the extent they receive any Stock Consideration in this Exchange Offer, and ACI, through Offeror, will own all of the issued and outstanding S1 Shares.

Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Second-Step Merger”; and “The Exchange Offer — Plans for S1.”

Based on ACI’s and S1’s respective capitalizations as of October 12, 2011 and the estimated 5.9 million ACI Shares estimated to be issued in the Exchange Offer and the Second-Step Merger, former S1 stockholders would own, in the aggregate, approximately 14.4% of the aggregate ACI Shares on a fully diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Ownership of ACI After the Exchange Offer.”

Expiration Time of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern time, on Monday, October 31, 2011, which is the Expiration Time, unless further extended by Offeror. For more information, you should read the discussion below in the section of this prospectus/offer to exchange titled “The Exchange Offer — Extension, Termination, Waiver and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the Exchange Offer, Offeror expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Exchange Offer condition or modify or amend the terms of the Exchange Offer, except that, without the prior written consent of S1, (1) the Minimum Tender Condition may not be amended or waived and (2) no change may be made to the Exchange Offer that (a) decreases the offer price or changes the form of consideration, (b) decreases the number of S1 Shares to be purchased by Offeror in the Exchange Offer, (c) modifies the Exchange Offer or the Exchange Offer conditions in a manner that adversely affects or reasonably could adversely affect the S1 stockholders, (d) adds to the Exchange Offer conditions, or (e) extends the Expiration Time of the Exchange Offer except as required or permitted by the Transaction Agreement.

The Expiration Time may also be subject to multiple extensions and any decision to extend the Exchange Offer, and if so, for how long, will be made prior to the Expiration Time.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that material changes be promptly disseminated to S1 stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Offeror may choose to make any public announcement, Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the S1 Shares tendered promptly after the termination or withdrawal of the Exchange Offer.

If ACI increases or decreases the percentage of S1 Shares being sought or the consideration offered in the Exchange Offer and the Exchange Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Exchange Offer will be extended until at least the expiration of 10 business days from, and including, the date of such notice. If Offeror makes a material change in the terms of the Exchange Offer (other than a change in the consideration offered in the Exchange Offer or the percentage of securities sought) or in the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Offeror will extend the Exchange Offer, if required by applicable law, for a period sufficient to allow S1 stockholders to consider the amended terms of the Exchange Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer, and that the waiver of a condition such as the condition described in the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Minimum Tender Condition” is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to S1 stockholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the Exchange Offer or the percentage of shares sought in the Exchange Offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

As used in this prospectus/offer to exchange, a “business day” means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. If, prior to the Expiration Time, ACI increases the consideration being paid for S1 Shares accepted for exchange pursuant to the Exchange Offer, such increased consideration will be received by all S1 stockholders whose S1 Shares are exchanged pursuant to the Exchange Offer, whether or not such S1 Shares were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Offeror may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days following the Expiration Time on the date of the Expiration Time and acceptance for exchange of the S1 Shares tendered in the Exchange Offer. A subsequent offering period would be an additional period of time, following the first exchange of S1 Shares in the Exchange Offer, during which stockholders could tender S1 Shares not tendered in the Exchange Offer.

During a subsequent offering period, tendering S1 stockholders would not have withdrawal rights and Offeror would promptly exchange and pay for any S1 Shares tendered at the same price paid in the Exchange Offer. Rule 14d-11 under the Exchange Act provides that Offeror may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the Exchange Offer has expired, (2) Offeror offers the same form and amount of consideration for S1 Shares in the subsequent offering period as in the initial offer, (3) Offeror immediately accepts and promptly pays for all S1 Shares tendered prior to the Expiration Time, (4) ACI announces the results of the Exchange Offer, including the approximate number and percentage of S1 Shares deposited in the Exchange Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Time and immediately begins the subsequent offering period, and (5) Offeror immediately accepts and promptly pays for S1 Shares as they are tendered during the subsequent offering period. If Offeror elects to include a subsequent offering period, it will notify S1 stockholders by making a public announcement on the next business day after the Expiration Time consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to S1 Shares tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to S1 Shares tendered in the Exchange Offer and accepted for exchange. The same consideration will be received by S1 stockholders tendering S1 Shares in the Exchange Offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights.”

This prospectus/offer to exchange, the letter of election and transmittal and all other relevant materials will be mailed by ACI to record holders of S1 Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on S1’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of S1 Shares on or about October 12, 2011.

Acceptance for Exchange and Exchange of S1 Shares; Delivery of Exchange Offer Consideration

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange promptly after the Expiration Time all S1 Shares validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights”) prior to the Expiration Time. Offeror will exchange all S1 Shares validly tendered and not withdrawn promptly following the acceptance of S1 Shares for exchange pursuant to the Exchange Offer. Offeror expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of S1 Shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or if any event specified in the section of the prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred. If Offeror decides to include a subsequent offering period, Offeror will accept for exchange, and promptly exchange, all validly tendered S1 Shares as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Withdrawal Rights.”

In all cases (including during any subsequent offering period), Offeror will exchange all S1 Shares tendered and accepted for exchange pursuant to the Exchange Offer only after timely receipt by the exchange agent of (1) the certificates evidencing such S1 Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such S1 Shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering,” (2) the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and (3) any other documents required under the letter of election and transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the S1 Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the letter of election and transmittal and that ACI may enforce such agreement against such participant.

For purposes of the Exchange Offer (including during any subsequent offering period), Offeror will be deemed to have accepted for exchange, and thereby exchanged, S1 Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral or written notice to the exchange agent of Offeror’s acceptance for exchange of such S1 Shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, exchange of S1 Shares accepted for exchange pursuant to the Exchange Offer will be made by deposit of the Exchange Offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering S1 stockholders for the purpose of receiving the Exchange Offer consideration from Offeror and transmitting such consideration to tendering S1 stockholders whose S1 Shares have been accepted for exchange.

Under no circumstances will Offeror pay interest on the Exchange Offer consideration for S1 Shares, regardless of any extension of the Exchange Offer or other delay in making such exchange or distributing the Exchange Offer consideration.

If any tendered S1 Shares are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, or if certificates representing such S1 Shares are submitted evidencing more S1 Shares than are tendered, certificates evidencing unexchanged or untendered S1 Shares will be returned, without expense to the tendering S1 stockholder (or, in the case of S1 Shares tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering,” such S1 Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Exchange Offer. ACI reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the S1 Shares tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Exchange Offer or prejudice the rights of tendering stockholders to exchange S1 Shares validly tendered and accepted for exchange pursuant to the Exchange Offer.

Cash In Lieu of Fractional ACI Shares

ACI will not issue certificates representing fractional ACI Shares pursuant to the Exchange Offer. Instead, each tendering S1 stockholder who would otherwise be entitled to a fractional ACI Share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product of (1) such fraction, multiplied by (2) the volume weighted average sales price per share of ACI Shares for the ten consecutive days that ACI Shares have traded ending on and including the second clear trading day immediately prior to the Acceptance Time as reported on the NASDAQ.

Elections and Proration

S1 stockholders electing either the Cash Consideration or the Stock Consideration will be subject to proration so that not more than 66.2% of S1 Shares will be exchanged for the Cash Consideration and 33.8% of S1 Shares will be exchanged for the Stock Consideration in the Exchange Offer. S1 stockholders who do not participate in the Exchange Offer and whose shares are acquired in the Second-Step Merger will receive the Proration Amount of Cash and Stock Consideration. The elections of other S1 stockholders will affect whether a tendering S1 stockholder electing the Cash Consideration or the Stock Consideration receives solely the type of consideration elected or if a portion of such S1 stockholder’s tendered S1 Shares is exchanged for another form of consideration. S1 stockholders who otherwise would be entitled to receive a fractional ACI Share will instead receive cash in lieu of any fractional ACI Share such holder may have otherwise been entitled to receive.

Over-Subscription of Stock Election Shares

If more than 33.8% of the S1 Shares tendered in the Exchange Offer (the “Stock Election Number”) elect to receive the Stock Consideration (each, a “Stock Election Share”), then:

•	each S1 Share that is not a Stock Election Share (each, a “Non-Stock Share”) will be exchanged for $10.00 in cash, without interest;

•	a number of Stock Election Shares of each stockholder making a stock election equal to the product of (x) the Cash Proration Factor and (y) the total number of Stock Election Shares held by such stockholder, will be exchanged for $10.00 in cash, without interest; and

•	each Stock Election Share that has not been exchanged for $10.00 in cash, without interest in accordance with the preceding bullet will be exchanged for 0.3148 of an ACI Share.

Subscription of Stock Election Shares Equals Stock Election Number

If the aggregate number of Stock Election Shares is equal to the Stock Election Number, then each Stock Election Share will be exchanged for 0.3148 of an ACI Share, and each Non-Stock Share will be exchanged for $10.00 in cash, without interest.

Under-Subscription of Stock Election Shares

If the aggregate number of Stock Election Shares is less than 33.8% of the S1 Shares tendered in the Exchange Offer, then:

•	each Stock Election Share will be exchanged for 0.3148 of an ACI Share;

•	a number of Non-Stock Shares of each stockholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Stock Shares of such stockholder, will be exchanged for 0.3148 of an ACI Share; and

•	each Non-Stock Share that has not been exchanged for 0.3148 of an ACI Share pursuant to the preceding bullet will be exchanged for $10.00 in cash, without interest.

For purposes of these calculations:

•	“Cash Proration Factor” means the quotient of (x) the excess of the total number of Stock Election Shares over the Stock Election Number divided by (y) the total number of Stock Election Shares.

•	“Stock Proration Factor” means the quotient of (x) the excess of the Stock Election Number over the total number of Stock Election Shares divided by (y) the total number of Non-Stock Shares.

Consequences of Tendering with No Election

S1 stockholders who do not make an election will be deemed to have elected the Cash Consideration.

Procedure for Tendering

In order for an S1 stockholder to tender S1 Shares pursuant to the Exchange Offer, the exchange agent must receive, prior to the Expiration Time, the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by such letter of election and transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (1) the certificates evidencing tendered S1 Shares must be received by the exchange agent at such address or such S1 Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the Expiration Time or the expiration of the subsequent offering period, if one is provided, or (2) the tendering S1 stockholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering S1 stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The exchange agent will establish accounts with respect to the S1 Shares at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus/offer to exchange. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of S1 Shares by causing the Book-Entry Transfer Facility to transfer such S1 Shares into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of S1 Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the Expiration Time or the expiration of the subsequent offering period, if one is provided, or the tendering S1 stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees.  No signature guarantee is required on a letter of election and transmittal (1) if a letter of election and transmittal is signed by a registered holder of S1 Shares who has not completed the box titled “Special Issuance Instructions” on the letter of election and transmittal or (2) if S1 Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution.

If a certificate evidencing S1 Shares is registered in the name of a person other than the signer of a letter of election and transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of election and transmittal.

Guaranteed Delivery.  If an S1 stockholder desires to tender S1 Shares pursuant to the Exchange Offer and such S1 stockholder’s certificate(s) evidencing such S1 Shares are not immediately available, such S1 stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the Expiration Time, or such S1 stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such S1 Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Offeror, is received prior to the Expiration Time by the exchange agent as provided below; and

(3) the share certificates (or a Book-Entry Confirmation) evidencing all tendered S1 Shares, in proper form for transfer, in each case together with the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal are received by the exchange agent within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), exchanges of S1 Shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of the certificates evidencing such S1 Shares, or a Book-Entry Confirmation of the delivery of such S1 Shares (except during any subsequent offering period), and the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal.

Determination of Validity.  Offeror’s interpretation of the terms and conditions of the Exchange Offer (including the letter of election and transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of S1 Shares will be determined by Offeror, in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Offeror also reserves the absolute right to waive any condition of the Exchange Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any S1 Shares of any particular S1 stockholder, whether or not similar defects or irregularities are waived in the case of other S1 stockholders. No tender of S1 Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of ACI, Offeror or any of their affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

A tender of S1 Shares pursuant to any of the procedures described above will constitute the tendering S1 stockholder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering S1 stockholder’s representation and warranty to Offeror that (1) such S1 stockholder owns the tendered S1 Shares (and any and all other S1 Shares or other securities issued or issuable in respect of such S1 Shares), (2) such S1 stockholder has the full power and authority to tender, sell, assign and transfer the tendered S1 Shares (and any and all other S1 Shares or other securities issued or issuable in respect of such S1 Shares) and (3) when the same are accepted for exchange, Offeror will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Offeror of S1 Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering S1 stockholder and Offeror upon the terms and subject to the conditions of the Exchange Offer, including with respect to the release and discharge from certain claims as described in the letter of election and transmittal.

Appointment as Proxy; Other Agreements.  By executing the letter of election and transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering S1 stockholder irrevocably appoints designees of Offeror as such S1 stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in such letter of election and transmittal, to the full extent of such S1 stockholder’s rights with respect to the S1 Shares tendered by such S1 stockholder and accepted for exchange by Offeror (and with respect to any and all other S1 Shares or other securities issued or issuable in respect of such S1 Shares on or after the date of this prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered S1 Shares (and such other S1 Shares and securities). Such appointment will be effective when, and only to the extent that, Offeror accepts such S1 Shares for exchange. Upon appointment, all prior powers of attorney and proxies given by such S1 stockholder with respect to such S1 Shares (and such other S1 Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such S1 stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Offeror will, with respect to the S1 Shares (and such other S1 Shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such S1 stockholder as they in their discretion may deem proper at any annual or special meeting of S1 stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Offeror reserves the right to require that, in order for S1 Shares to be deemed validly tendered, immediately upon Offeror’s acceptance of S1 Shares for exchange, ACI must be able to exercise full voting, consent and other rights with respect to such S1 Shares (and such other S1 Shares and securities).

The foregoing proxies are effective only upon acceptance for exchange of S1 Shares tendered pursuant to the Exchange Offer. The Exchange Offer does not constitute a solicitation of proxies (absent an exchange of S1 Shares) for any meeting of S1 stockholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Backup Withholding.  Under the “backup withholding” provisions of federal income tax law, the exchange agent may be required to withhold (currently at a rate of 28%) on any cash payments pursuant to the Exchange Offer or the Second-Step Merger. In order to prevent backup withholding with respect to payments to certain S1 stockholders for S1 Shares sold pursuant to the Exchange Offer or exchanged pursuant to the Second-Step Merger, each such S1 stockholder must timely provide the exchange agent with such S1 stockholder’s correct taxpayer identification number (the “TIN”) and certify that such stockholder is not subject to backup withholding by completing the substitute Form W-9 in the letter of election and transmittal, or otherwise establish an exemption. Certain S1 stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If an S1 stockholder does not provide timely its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the S1 stockholder pursuant to the Exchange Offer or the Second-Step Merger may be subject to backup withholding. All S1 stockholders surrendering S1 Shares pursuant to the Exchange Offer or the Second-Step Merger that are U.S. persons for federal income tax purposes should complete and sign the substitute Form W-9 included in the letter of election and transmittal to provide the information necessary to avoid backup withholding. Non-U.S. S1 stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding.

Withdrawal Rights

Tenders of S1 Shares made pursuant to the Exchange Offer are irrevocable except that such S1 Shares may be withdrawn at any time prior to the Expiration Time. If Offeror elects to extend the Exchange Offer, is delayed in its acceptance for exchange of S1 Shares or is unable to accept S1 Shares for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to ACI’s or Offeror’s rights under the Exchange Offer, the exchange agent may, on behalf of Offeror, retain tendered S1 Shares, and such S1 Shares may not be withdrawn except to the extent that tendering S1 stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the Exchange Offer to the extent required by law. If Offeror decides to include a subsequent offering period, S1 Shares tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Extension, Termination, Waiver and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the S1 Shares to be withdrawn, the number of S1 Shares to be withdrawn and the name of the registered holder of such S1 Shares, if different from that of the person who tendered such S1 Shares. If certificates evidencing S1 Shares to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such S1 Shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If

S1 Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn S1 Shares.

Withdrawals of S1 Shares may not be rescinded. Any S1 Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn S1 Shares may be re-tendered at any time prior to the Expiration Time (or during the subsequent offering period, if one is provided) by following one of the procedures described in the section of this prospectus/offer to exchange titled “The Exchange Offer — Procedure for Tendering” (except S1 Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of ACI, Offeror or any of their respective affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Exchange Offer

ACI will announce the final results of the Exchange Offer, including whether all of the conditions to the Exchange Offer have been fulfilled or waived and whether Offeror will accept the tendered S1 Shares for exchange after the Expiration Time. The announcement will be made by a press release.

Ownership of ACI After the Exchange Offer

Based on ACI’s and S1’s respective capitalizations as of October 12, 2011 and assuming ACI issues 5.9 million ACI Shares pursuant to the Exchange Offer and the Second-Step Merger, former S1 stockholders would own, in the aggregate, approximately 14.4% of the aggregate ACI Shares on a fully diluted basis.

Material Federal Income Tax Consequences

The following is a general summary of the material United States Federal income tax consequences to S1 stockholders that exchange S1 Shares for ACI Shares and/or cash pursuant to the Exchange Offer and the Second-Step Merger. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States Federal income taxation that may be applicable to S1 stockholders in light of their particular circumstances or to S1 stockholders subject to special treatment under United States Federal income tax law including, without limitation:

•	partnerships;

•	foreign persons;

•	certain financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	certain U.S. expatriates;

•	persons that hold S1 Shares as part of a straddle, hedge, conversion transaction or other integrated investment;

•	S1 stockholders whose functional currency is not the United States dollar; and

•	S1 stockholders who acquired S1 Shares through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to S1 stockholders that hold their S1 Shares as capital assets and does not consider the tax treatment of S1 stockholders that hold S1 Shares through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation.

Treatment of the Exchange Offer and Second-Step Merger as part of an integrated transaction that does not qualify as a reorganization.

If, as currently expected, the Exchange Offer and the Second-Step Merger are treated as a single integrated transaction that does not qualify as a reorganization, the following are the material federal income tax consequences of the exchange of S1 Shares for the Cash Consideration and/or Stock Consideration pursuant to the Exchange Offer and/or the Second-Step Merger:

•	An S1 stockholder that receives Stock Consideration and/or the Cash Consideration in exchange for its S1 Shares pursuant to the Exchange Offer or the Second-Step Merger will recognize gain or loss equal to the difference between the sum of the fair market value of the ACI Shares and the amount of cash received and such S1 stockholder’s adjusted tax basis in the S1 Shares exchanged therefor.

•	Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the S1 stockholder’s holding period for the S1 Shares exchanged is greater than one year as of the date of the exchange.

•	The basis of any ACI Shares received will be equal to their fair market value on the date of the exchange, and their holding period will begin on the day following the date of the exchange.

Treatment as a Reorganization.

Although it is not expected, it is possible that the Exchange Offer and the Second-Step Merger may be treated as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In order to be so treated, certain facts relating to the Exchange Offer and the Second-Step Merger must exist, including, among others, that:

(1) the direction of the Second-Step Merger is reversed, such that S1 merges into Offeror;

(2) the value of the ACI Shares issued to S1 stockholders pursuant to the Exchange Offer and the Second-Step Merger as a percentage of the total consideration furnished to S1 stockholders in connection with the Exchange Offer and the Second-Step Merger (including cash paid to dissenters, if any) satisfies the continuity of stockholder interest requirement for corporate reorganizations, which will generally be satisfied if the percentage is 40 or more, taking into account any acquisitions by ACI, Offeror or any party related to ACI or Offeror, in connection with the Exchange Offer and the Second-Step Merger, of ACI Shares issued to S1 stockholders. Depending upon the facts, the applicable percentage may be determined using the value of ACI Shares on the date of announcement of the Exchange Offer or at certain other times, but not later than as of the closing date of the transaction. If market prices for ACI Shares upon consummation of the Exchange Offer are less than $41.48, the Stock Consideration would represent less than 40% of the total value of the Exchange Offer consideration. You are urged to obtain current trading price information prior to making any decision with respect to the Exchange Offer;

(3) ACI will continue S1’s historic business or will use a significant portion of S1’s historic business assets in a business;

(4) the Exchange Offer and the Second-Step Merger will be consummated in accordance with the terms of this prospectus/offer to exchange.

We will not seek a ruling from the IRS with regard to the transactions. Accordingly, there can be no certainty that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

If the Exchange Offer and the Second-Step Merger are properly treated as part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following are the material federal income tax consequences of the exchange of S1 Shares for cash and/or ACI Shares pursuant to the Exchange Offer and/or the Second-Step Merger:

•	An S1 stockholder that receives solely cash in exchange for its S1 Shares will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the S1 Shares. Such gain or loss will be long-term capital gain or loss if the S1 stockholder’s holding period for the S1 Shares exchanged is greater than one year on the date of the exchange.

•	An S1 stockholder that receives solely ACI Shares (or stock and cash in lieu of fractional ACI Shares) in exchange for its S1 Shares will not recognize gain or loss on the exchange except with respect to the cash received in lieu of fractional ACI Shares, which will be treated as described below.

•	An S1 stockholder that receives ACI Shares and cash in exchange for its S1 Shares will recognize gain equal to the lesser of: (i) the excess, if any, of the sum of the fair market value of the ACI Shares and the amount of cash received over the adjusted tax basis of the S1 Shares, or (ii) the amount of cash received (excluding cash received in lieu of fractional ACI Shares, which will be treated as described below).

•	Such recognized gain will constitute capital gain, unless the receipt of the cash has the effect of a distribution of a dividend as discussed below; in which case such recognized gain will be treated as ordinary dividend income to the extent of the S1 stockholder’s ratable share of ACI’s accumulated earnings and profits.

•	Any capital gain recognized will constitute long-term capital gain if the S1 stockholder’s holding period for the S1 Shares exchanged is greater than one year as of the date of the exchange.

•	An S1 stockholder that receives ACI Shares and cash will recognize no loss on the exchange (except, possibly, in connection with cash received in lieu of fractional ACI Shares, as discussed below).

•	The aggregate tax basis of the ACI Shares received by an S1 stockholder, including for this purpose any fractional ACI Share for which cash is received, in exchange for S1 Shares will be the same as the aggregate tax basis of the S1 Shares surrendered in exchange therefor, decreased by the amount of any cash received (excluding any cash received in lieu of fractional ACI Shares) and increased by the amount of any gain recognized.

•	The holding period of ACI Shares received in exchange for S1 Shares will include the holding period of the S1 Shares surrendered in exchange therefor.

Possible treatment of cash as a dividend.  In general, the determination of whether the gain recognized by an S1 stockholder will be treated as capital gain or ordinary dividend income distribution will depend upon whether and to what extent the exchange reduces the S1 stockholder’s deemed percentage stock ownership interest in ACI. For purposes of this determination, an S1 stockholder will be treated as if such S1 stockholder first exchanged all of such S1 stockholder’s S1 Shares solely for ACI Shares and then Offeror immediately redeemed a portion of such ACI Shares in exchange for the cash that the S1 stockholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if, with respect to the S1 stockholder, the deemed redemption is (1) “substantially disproportionate” or (2) “not essentially equivalent to a dividend.” In general, the deemed redemption will be “substantially disproportionate” with respect to an S1 stockholder if the percentage described in (b) below is less than 80% of the percentage described in (a) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to an S1 stockholder will depend on the S1 stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in such S1 stockholder’s deemed percentage stock ownership of ACI Shares. In general, that determination requires a comparison of (a) the percentage of the outstanding voting stock of ACI that such S1 stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by Offeror and (b) the percentage of the outstanding voting stock of ACI actually and constructively owned by such stockholder immediately after the deemed redemption by Offeror. In applying the foregoing tests, a stockholder may be deemed to own stock that is owned by other persons in addition to stock actually owned. Because the constructive ownership rules are complex, each stockholder should consult its own tax advisor as to the applicability of these rules. The Internal Revenue Service has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if such stockholder has any reduction in such stockholder’s percentage stock ownership.

Cash received in lieu of fractional shares.  Cash received in lieu of a fractional ACI Share will be treated as received in redemption of such fractional share interest, and an S1 stockholder likely will recognize capital gain or loss on the deemed redemption measured by the difference between the amount of cash received and the portion of the basis of the ACI Shares allocable to such fractional interest, although it is possible that the deemed redemption payment could be treated as a dividend, as described above. Such capital gain or loss will be long-term capital gain or loss if the S1 stockholder’s holding period in the S1 Shares exchanged was greater than one year as of the date of the exchange.

Failure of the Exchange Offer to be treated as part of an integrated transaction.

Treatment of S1 stockholders who tender their shares pursuant to the Exchange Offer.  In the unlikely event that the Exchange Offer and the Second-Step Merger are not treated as a single integrated transaction or if the Exchange Offer is completed but the Second-Step Merger does not occur, the Exchange Offer would fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In that case, S1 stockholders who tender their shares pursuant to the Exchange Offer would recognize gain or loss, take a fair market value basis in the ACI Shares received, and their holding period for the ACI Shares would begin on the day following the exchange, as described above in “Treatment of the Exchange Offer and Second-Step Merger as part of an integrated transaction that does not qualify as a reorganization.”

Treatment of stockholders who exchange their shares pursuant to the Second-Step Merger.  If the Exchange Offer and the Second-Step Merger are both consummated but are not treated as part of an integrated transaction, the treatment described above in “Treatment as a Reorganization” would likely apply to S1 stockholders who exchange their shares pursuant to the Second-Step Merger.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE SECOND-STEP MERGER. S1 STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE SECOND-STEP MERGER TO THEM.

Purpose and Structure of the Exchange Offer

The Exchange Offer is intended to allow ACI, through Offeror, to acquire all of the issued and outstanding S1 Shares. We intend to, promptly after completion of the Exchange Offer, consummate the Second-Step Merger of S1 with a wholly owned subsidiary of ACI pursuant to the DGCL. The purpose of the Second-Step Merger is for ACI, through Offeror, to acquire all outstanding S1 Shares that are not acquired in the Exchange Offer. In this Second-Step Merger, each remaining S1 Share (other than shares held in treasury by S1 and other than shares held by S1 stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and exchanged for the Proration Amount of Cash and Stock Consideration. After this Second-Step Merger, ACI will own all of the issued and outstanding S1 Shares. Please see the sections of this prospectus/offer to exchange titled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Second-Step Merger”; and “The Exchange Offer — Plans for S1.”

Second-Step Merger

Under the DGCL, if ACI, through Offeror, acquires, pursuant to the Exchange Offer or otherwise, at least 90% of the S1 Shares, Offeror will be able to effect the Second-Step Merger as a “short form” merger without approval of the S1 Board or a vote of the remaining S1 stockholders. In such event, ACI is required under the Transaction Agreement to take all necessary and appropriate action to cause the Second-Step Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of S1 stockholders.

The exact timing of the Second-Step Merger will necessarily depend upon a variety of factors, including the number of S1 Shares Offeror acquires pursuant to the Exchange Offer and ACI’s exercise of the Top-Up Option.

Appraisal/Dissenters’ Rights

S1 stockholders do not have appraisal rights in connection with the Exchange Offer. However, upon consummation of the Second-Step Merger, S1 stockholders who have not tendered their S1 Shares in the Exchange Offer and who, if a stockholder vote is required, did not vote for, or consent to, the approval of the Second-Step Merger will have rights under Delaware law to dissent from the Second-Step Merger and demand appraisal of their S1 Shares. S1 stockholders at the time of a “short form” merger under Delaware law would also be entitled to exercise dissenters’ rights pursuant to such a “short form” merger. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their S1 Shares, as determined by a Delaware court. Because appraisal rights are not available in connection with the Exchange Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the S1 Shares could be based upon considerations other than or in addition to the consideration paid in the Exchange Offer, the Second-Step Merger and the market value of the S1 Shares. S1 stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the Exchange Offer or the Second-Step Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the S1 Shares is less than the consideration paid in the Exchange Offer.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL. THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL. IN PARTICULAR, THE DESCRIPTION OF SECTION 262 ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION.

Plans for S1

The purpose of the Exchange Offer is for ACI to acquire control of, and ultimately the entire interest in, S1. ACI intends, promptly following Offeror’s acceptance for exchange, and the exchange of S1 Shares in the Exchange Offer, to consummate the Second-Step Merger of Offeror with and into S1. In the Second-Step Merger, each remaining S1 Share (other than S1 Shares held in treasury by S1 or owned by ACI or its wholly owned subsidiaries, certain restricted S1 Shares converted into restricted ACI Shares pursuant to the Transaction Agreement and S1 Shares held by S1 stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be converted into the right to receive the Proration Amount of Cash and Stock Consideration. If the Exchange Offer is successful, ACI intends to consummate the Second-Step Merger as promptly as practicable.

Effective as of the consummation of the Exchange Offer, Offeror will elect directors to the S1 Board proportionate to its ownership interest as provided in the Transaction Agreement. Offeror’s director designees will be one or more persons identified on Appendix A to this document.

If, and to the extent that ACI, Offeror and/or any of ACI’s subsidiaries acquires control of S1, ACI intends to conduct a detailed review of S1’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. ACI intends to eliminate S1’s public company infrastructure and restructure the combined company’s legal entity organization, including restructuring S1’s non-U.S. subsidiaries. In addition, it is expected that, initially following the Second-Step Merger, the business and operations of S1 will, except as set forth in this prospectus/offer to exchange, be continued substantially as they are currently being conducted, but ACI expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize potential in conjunction with ACI’s businesses and ACI’s review or in light of future developments. Such changes could include, among other things, changes in S1’s business, corporate and legal structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to S1’s restated certificate of incorporation and its amended and restated by-laws.

Except as indicated in this prospectus/offer to exchange, neither ACI nor any of ACI’s subsidiaries has any current plans or proposals that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of S1 or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of S1 or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of S1 or any of its subsidiaries, (4) any change in the current board of directors or management of S1 or any change to any material term of the employment contract of any executive officer of S1, (5) any other material change in S1’s corporate structure or business, (6) any class of equity security of S1 being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or (7) any class of equity securities of S1 becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Exchange Offer on the Market for S1 Shares; NASDAQ Listing; Registration Under the Securities Exchange Act of 1934; Margin Regulations

Effect of the Exchange Offer on the Market for the S1 Shares

The exchange of S1 Shares by Offeror pursuant to the Exchange Offer will reduce the number of S1 Shares that might otherwise trade publicly and will reduce the number of S1 stockholders, which could adversely affect the liquidity and market value of the remaining S1 Shares held by the public. The extent of the public market for S1 Shares and the availability of quotations reported in the over-the-counter market depends upon the number of S1 stockholders, the aggregate market value of the S1 Shares remaining at such time, and the interest of maintaining a market in the S1 Shares on the part of any securities firms and other factors.

NASDAQ Listing

S1 Shares are listed on the NASDAQ. Depending upon the number of S1 Shares exchanged pursuant to the Exchange Offer and the aggregate market value of any S1 Shares not purchased pursuant to the Exchange Offer, S1 Shares may no longer meet the standards for continued listing on the NASDAQ and may be delisted from the NASDAQ. The published guidelines of the NASDAQ indicate that it would consider delisting the S1 Shares if, among other things, (1) the number of round lot S1 stockholders falls below 400, (2) the number of publicly held S1 Shares falls below 750,000 or (3) the market value of publicly held S1 Shares falls below $5,000,000.

If, as a result of the exchange of S1 Shares pursuant to the Exchange Offer or otherwise, S1 Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of S1 Shares is discontinued, the market for S1 Shares could be adversely affected. If the NASDAQ were to delist S1 Shares, it is possible that S1 Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of S1 stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in S1 Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. ACI cannot predict whether the reduction in the number of S1 Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of S1 Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Exchange Offer. If S1 Shares are not delisted prior to the Second-Step Merger, then S1 Shares will cease to be listed on the NASDAQ upon consummation of the Second-Step Merger.

Registration Under the Securities Exchange Act of 1934

S1 Shares are currently registered under the Exchange Act. This registration may be terminated upon application by S1 to the SEC if S1 Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by S1 to holders of S1 Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to S1. In addition, “affiliates” of S1 and persons holding “restricted securities” of S1 may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of S1 Shares is not terminated prior to the Second-Step Merger, then the registration of S1 Shares under the Exchange Act will be terminated upon consummation of the Second-Step Merger.

Margin Regulations

S1 Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Exchange Offer it is possible that S1 Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event S1 Shares would no longer be used as collateral for loans made by brokers. In addition, if registration of S1 Shares under the Exchange Act were terminated, S1 Shares would no longer constitute “margin securities.”

Conditions of the Exchange Offer

Subject to the terms of the Transaction Agreement, Offeror will not be required to accept for exchange any S1 Shares tendered pursuant to the Exchange Offer and will not be required to make any exchange for S1 Shares accepted for exchange if, immediately prior to the Expiration Time (or substantially concurrently therewith), in the judgment of ACI, any one or more of the following conditions shall not have been satisfied or waived by Offeror:

Minimum Tender Condition

S1 stockholders shall have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of S1 Shares (together with the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries), shall constitute a majority of S1 Shares issued and outstanding on a fully diluted basis.

Registration Statement Condition

The registration statement of which this prospectus/offer to exchange and the accompanying letter of election and transmittal is a part shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and ACI shall have received all necessary state securities law or “blue sky” authorizations.

HSR Condition

Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the FTC or the Antitrust Division not to accept S1 Shares for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the Expiration Time.

Other Regulatory Approvals Condition

Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than the HSR Condition, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a material adverse effect on ACI or S1.

Other Conditions

Additionally, Offeror will not be required to accept for exchange any S1 Shares tendered pursuant to the Exchange Offer if any of the following fail to be true:

•	(1) the Fundamental S1 Corporate Representations were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (1) for de minimis inaccuracies and (2) the other representations and warranties of S1 set forth in the Transaction Agreement were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (2) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a material adverse effect on S1;

•	S1 has performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Expiration Time; and

•	since October 3, 2011, there shall not have occurred any material adverse change in the business, financial condition or continuing results of S1 and its subsidiaries, taken as a whole (excluding certain events specified in the Transaction Agreement).

The foregoing conditions are for the sole benefit of Offeror and ACI and may be asserted by Offeror or ACI regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of S1 Shares, and all conditions (except for the Minimum Tender Condition) may be waived by ACI or Offeror in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC. The failure of ACI or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Source and Amount of Funds

ACI estimates that the aggregate consideration to be paid to S1 stockholders in connection with the Exchange Offer and Second-Step Merger will consist of $415 million in cash (less applicable withholding taxes and without interest) and that number of ACI Shares determined in accordance with the exchange ratio. In addition, S1 stockholders will receive cash in lieu of any fractional ACI Shares to which they may be entitled.

No other plans or arrangements have been made to finance or repay such financing after the consummation of the Exchange Offer and the Second-Step Merger. No alternative financing arrangements or alternative financing plans have been made in the event such financings fail to materialize at this time; however, in the event we pursue alternative financing, we will amend this prospectus/offer to exchange to describe such alternative financing.

Amount of Cash Required

ACI estimates that the total amount of cash required to complete the transactions contemplated by the Exchange Offer and the Second-Step Merger will be approximately $415 million, which estimated total amount includes:

•	payment of the cash portion of the Exchange Offer consideration required to acquire all of the S1 Shares pursuant to the Exchange Offer and the Second-Step Merger (including the cash payments due in lieu of the issuance of fractional ACI Shares);

•	any cash that may be required to be paid in respect of dissenters’ or appraisal rights; and

•	payment of any fees, expenses and other related amounts incurred in connection with the Exchange Offer and Second-Step Merger.

We expect to have sufficient funds to complete the transactions contemplated by the Exchange Offer and the Second-Step Merger and to pay fees, expenses and other related amounts through a combination of (1) ACI’s and S1’s cash on hand and (2) borrowings under the proposed commitments described below.

Commitments

We have obtained commitments from Wells Fargo to arrange, and Wells Fargo Bank to provide, subject to certain conditions, senior bank financing consisting of up to $450 million under a proposed new secured credit facility, comprised of a $200 million senior secured term loan (the “Term Facility”) and a $250 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facility”) for financing a portion of the cash component of the consideration to be paid to S1 stockholders in connection with the Exchange Offer. ACI plans to fund the remaining cash portion of the cash component of the consideration to be paid to S1 stockholders in connection with the Exchange Offer through the cash on ACI’s balance sheet (the “Cash Contribution”), provided that the Cash Contribution shall be deemed to be reduced by the amount of cash on the balance sheet of ACI used by ACI prior to the Expiration Time solely for purposes of acquiring outstanding capital stock of S1. Additionally, ACI will have the right, but not the obligation, to increase the amount of the Facility by incurring an incremental term loan facility or increasing the Revolving Facility in an aggregate principal amount not to exceed $75 million, subject to certain conditions and under terms to be determined.

Interest; Letter of Credit Fees; Unused Commitment Fees

Each loan made under the Facility will bear interest at an Adjusted LIBOR Rate or Alternate Base Rate (as contemplated by the commitment letter relating to the Facility) plus the margin described in the chart below. Interest periods on Adjusted LIBOR Rate-based loans may be one, two, three or six months, at ACI’s option. In the case of Adjusted LIBOR Rate-based loans, interest will accrue on the basis of a 360-day year, and will be payable on the last day of each relevant interest period and, for any interest period longer than three months, on each successive date three months after the first day of such interest period. Interest will accrue on Alternate Base Rate-based loans on the basis of a 365/366-day year (or 360-day year if based on the Adjusted LIBOR Rate) and shall be payable quarterly in arrears.

Unused loan commitments will be subject to an unused commitment fee, as described in the chart below.

Category	Leverage Ratio	Commitment Fee Rate	Eurodollar Spread	ABR Spread

Category 1	≥3.25:1.00	0.50%	2.50%	1.50%
Category 2	≥2.75:1.00 and <3.25:1.00	0.40%	2.25%	1.25%
Category 3	≥2.00:1.00 and <2.75:1.00	0.35%	2.00%	1.00%
Category 4	≥1.00:1.00 and <2.75:1.00	0.30%	1.75%	0.75%
Category 5	<1.00:1.00	0.25%	1.50%	0.50%

Letter of Credit fees will be payable quarterly in arrears and will equal an amount equal to (x) the applicable margin in effect for Adjusted LIBOR Rate-based loans times (y) the average daily maximum aggregate amount available to be drawn under all Letters of Credit. In addition, fronting fees will be payable quarterly in arrears to the issuers of any Letters of Credit.

Conditions to Borrowing

Borrowing under the Facility will be subject to certain conditions. Set forth below is a description of certain conditions precedent to borrowing under the Facility:

•	the satisfactory negotiation, execution and delivery of definitive loan documents relating to the Facility (to be based upon and substantially consistent with the terms set forth in the commitment letter and the fee letter) in the discretion of each of the arranger and ACI;

•	the terms of the applicable acquisition documents (including the exhibits, schedules and all related documents) will be reasonably satisfactory to the arranger;

•	since December 31, 2010, there shall not have been, as determined by Wells Fargo in its reasonable discretion (1) any event, change, effect, development, condition or occurrence (a “Combined Material Adverse Event”), that is materially adverse on or with respect to the business, financial condition or continuing results of operations of ACI and its subsidiaries, taken as a whole, on a pro forma basis after giving effect to the transactions contemplated to occur on the closing date of the Facility, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which ACI or such subsidiaries operate generally or (b) resulting from or arising out of (i) any natural disasters or weather-related or other force majeure event or (ii) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, in each case, to the extent that such event, change, effect, development, condition or occurrence does not affect ACI and such subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries and geographic region or territory in which ACI and such subsidiaries operate, or as determined by ACI in its reasonable discretion; or (2) any event, change, effect, development, condition or occurrence that is materially adverse on or with respect to the business, financial condition or continuing results of operations of S1 and its subsidiaries, taken as a whole (an “Acquired Business Material Adverse Effect”), it being understood that the definitions of “Combined Material Adverse Effect” and “Acquired Business Material Adverse Effect” will immediately upon, or promptly following, execution of the acquisition documents, be replaced by the corresponding definitions in the acquisition documents with such modifications to such definitions as may be agreed by the parties to the Facility commitment letter; provided that Wells Fargo will have been afforded a reasonable opportunity to review and comment on, and will be reasonably satisfied with such definitions;

•	there will not exist (pro forma for the acquisition and the financing thereof) any default or event of default under any of the definitive loan documents relating to the Facility, or under any other material indebtedness of ACI or its subsidiaries;

•	the Exchange Offer shall have been completed concurrently with the funding of the Term Facility (other than in the event of a funding demand by Wells Fargo prior to the completion of the Exchange

Offer), in each case, in accordance with the applicable acquisition documents without amendment or waiver (except to the extent such waiver (including any consent or discretionary determination as to the satisfaction of any condition) is not materially adverse to Wells Fargo or the lenders) or other modification of any of the terms or conditions thereof (including any change in (x) the dollar amount of the acquisition consideration constituting the acquisition cash consideration, (y) the aggregate number of shares of common stock of ACI constituting the Stock Consideration and (z) the percentage of the shares of S1 that can be exchanged for common stock of ACI or the percentage of the shares of S1 that can be exchanged for the Cash Consideration);

•	Wells Fargo Bank shall have received (1) at least five days prior to the closing date of the Facility, audited financial statements of ACI and S1 for each of the three fiscal years ended at least 45 days prior to the closing date of the Facility; (2) as soon as internal financial statements are available to S1, and in any event at least five days prior to the closing date of the Facility, unaudited financial statements for any interim period or periods of ACI and S1 ended after the date of the most recent audited financial statements and more than 45 days prior to the closing date of the Facility; (3) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (4) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements or otherwise reasonably satisfactory to the arranger;

•	all costs, fees, expenses and other compensation then due with respect to the Facility shall have been paid and ACI shall have complied in all material respects with all of its other obligations under the commitment letter and the fee letter relating to the Facility;

•	Wells Fargo shall have received (1) legal opinions, evidence of authority, corporate records and documents from public officials, lien searches and solvency and officer’s certificates reasonably satisfactory to the arranger; (2) confirmation satisfactory to the arranger of (a) repayment using cash and cash equivalents and/or a draw on the Revolving Facility and termination of the $150,000,000 revolving credit facility under that certain Credit Agreement (the “Existing Credit Agreement”) dated as of September 29, 2006 (as it may be refinanced or replaced prior to the closing date of the Facility with a revolving credit facility arranged by Wells Fargo), and (b) termination or release of all liens or security interests relating thereto, in each case on terms satisfactory to the arranger; (3) evidence of requisite approval of the board of directors of S1 and material third party and governmental consents necessary in connection with the acquisition, the related transactions or the financing thereof; (4) possessory collateral and financing statements sufficient when properly filed to perfect liens, pledges, and mortgages on the collateral securing the Facility; (5) evidence of satisfactory commitments for title insurance and evidence of insurance; and (6) at least 10 days prior to the closing date of the Facility, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act documentation and information;

•	the Stock Consideration, together with the proceeds of the Cash Contribution (which shall have been used in full to pay the Cash Consideration or transaction costs prior to or substantially simultaneously with the initial funding of the Facility, other than in the event of a funding demand by Wells Fargo prior to the completion of the Exchange Offer) and the proceeds from the borrowings made on the closing date of the Facility, will be the sole and sufficient sources of funds to consummate the transactions contemplated to occur on such date, refinance certain existing indebtedness of ACI and its subsidiaries (including the Existing Credit Agreement) and S1 and to pay the transaction costs (and after the application of proceeds from the borrowings on the closing date of the Facility, none of ACI, its subsidiaries or S1 will have any material indebtedness for borrowed money other than the Facility);

•	accuracy of representations and warranties (1) under the Facility (subject to materiality thresholds and, in the case of S1, only with respect to the Specified Representations referred to below) and (2) made by or with respect to S1 in the acquisition documents as are material to the interest of the lenders (but only to the extent that ACI or one of its affiliates has the right to terminate its obligations under the acquisition agreement as a result of a breach of such representations in the acquisition agreement);

•	ACI will, and after completion of the Exchange Offer will use commercially reasonable efforts to cause S1 to, cooperate with Wells Fargo (1) in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of ACI and S1 and all information relating to the transactions contemplated under the Facility commitment letter deemed reasonably necessary by Wells Fargo to complete the syndication of the Facility (the “Confidential Information Memorandum”) and (2) the presentation of one or more information packages acceptable in format and content to Wells Fargo (the “Lender Presentation”) in connection with the syndication of the Facility by a date sufficient to afford Wells Fargo a period of at least 15 consecutive days (excluding traditional blackout and holiday periods in the bank market) following the general launch of the general syndication of the Facility at the primary bank meeting for prospective lenders (the “Lender Meeting”) (which shall occur on or prior to September 9, 2011) to syndicate the Facility prior to the closing date of the Facility; provided that the closing date of the Facility shall not occur prior to September 28, 2011;

•	the delivery by ACI to Wells Fargo of a Confidential Information Memorandum and a Lender Presentation on or before September 5, 2011; and

•	the Lender Meeting having occurred on or prior to September 9, 2011.

Notwithstanding any of the conditions outlined above, ACI and Wells Fargo agree that the completion of the syndication of the Facility will not constitute a condition precedent to the closing of the Facility and it is acknowledged and agreed since ACI delivered the Confidential Information Memorandum and Lender Presentation on or prior to September 5, 2011 and the Lender Meeting occurred on or prior to September 9, 2011, then, provided that the other conditions set forth in the commitment letter are satisfied, nothing in the commitment letter will impair the availability of the Facility on or after September 28, 2011.

Maturity

ACI expects that the contemplated Facility will mature on the five-year anniversary of the closing date of the Facility.

Prepayments and Repayments

The loans made under the Facility may be voluntarily repaid without premium or penalty, subject to ACI’s payment of breakage costs in connection with any Adjusted LIBOR Rate-based loans.

Subject to certain exceptions and reductions, loans made under the Term Facility (and after payment in full of the Term Facility, loans under the Revolving Facility (without a permanent reduction of commitments)) will be mandatorily prepaid with (1) 100% of the net cash proceeds of any sale or other disposition of any property or assets of ACI or any of its subsidiaries, (2) 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of ACI or any of its subsidiaries, (3) 50% of the net cash proceeds of any issuance of equity by ACI, (4) 100% of the net cash proceeds of any incurrence of indebtedness for borrowed money by ACI or any of its subsidiaries, (5) 50% of excess cash flow (to be defined in the loan documents) if the Leverage Ratio (as defined in the commitment letter relating to the Facility) is greater than 2.50:1.00, and (6) an amount equal to the balance of the proceeds held in the Escrow Account (defined below) no later than the first business day following the earlier to occur of (a) the abandonment or termination of the Exchange Offer and, to the extent entered into, either of the acquisition documents and (b) the date that is six months after the date of the commitment letter.

Guarantee

All obligations of ACI under the Facility will be unconditionally guaranteed by each of ACI’s material existing and subsequently acquired or organized domestic direct and indirect subsidiaries, including S1 (but, excluding, to the extent necessary to comply with margin regulations, Offeror and S1 prior to the closing date of the Second-Step Merger).

Security

All obligations of ACI and any guarantor under the Facility and any interest rate and/or currency hedging obligations of ACI or any guarantor owed to the arranger, any agent or lender, or any affiliate of the arranger, any agent or lender will be secured by first priority security interests in all assets of ACI (including 100% of the capital stock of each material domestic subsidiary and 65% of the capital stock of each material first-tier foreign subsidiary of ACI and all intercompany debt, but prior to the Second-Step Merger, excluding any shares of S1 held be ACI to the extent constituting margin stock) and any guarantor (except as otherwise agreed to by Wells Fargo).

To the extent that the proceeds of the Term Facility (when taken together with the Cash Contribution) funded on the closing date of the Exchange Offer exceed 62% of the total consideration payable in accordance with the Exchange Offer documents in respect of the shares accepted in the Exchange Offer plus the associated transaction costs then due and payable, the excess proceeds of the Term Facility shall be funded directly into a blocked account of ACI held at Wells Fargo which account shall be subject to a perfected first priority security interest to secure the obligations of ACI in respect of the Facility pursuant to arrangements and documentation (including, without limitation, a control agreement) in form and substance satisfactory to Wells Fargo (the “Escrow Account”).

Representations and Warranties

The credit agreement for the Facility will contain representations and warranties by ACI (with respect to itself and its subsidiaries and, only on and after the completion of the Exchange Offer, S1) relating to: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the loan documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency; compliance with laws; status as senior debt; full disclosure; and PATRIOT Act and other related matters.

On the closing date of the Facility, the only representations and warranties relating to S1, its subsidiaries and business that will be a condition precedent to the initial funding of the Facility will be (1) if acquisition documents have been executed on or prior to the closing date, the representations and warranties made by or with respect to S1 in the acquisition documents as are material to the interest of the lenders (but only to the extent that ACI or one of its affiliates has the right to terminate its obligations under the acquisition agreement as a result of a breach of such representations in the acquisition agreement) and (2) representations and warranties relating to: due organization or formation, requisite power and authority; due authorization, execution, delivery and enforceability of the applicable loan documents; no conflicts with constituent documents, laws and material debt documents; solvency; the absence of material litigation affecting the financing of the acquisition; Investment Company Act and margin stock matters; PATRIOT Act and related matters; and creation, perfection and priority of the security interests granted in the proposed collateral (the representations and warranties specified in this clause (2), the “Specified Representations”).

Covenants

The loan documents will contain certain financial, affirmative and negative covenants by ACI with respect to ACI, Offeror and ACI’s other subsidiaries. Set forth below is a description of the covenants under the Facility:

•	a Minimum Fixed Charge Coverage Ratio (defined as (x) EBITDA minus Capital Expenditures divided by (y) Interest plus Scheduled Principal Payments plus Taxes) to be agreed;

•	a Maximum Leverage Ratio of (x) 3:50:1.00, prior to the closing date of the Second-Step Merger) and (y) 3.25:1.00, on or after the closing date of the Second-Step Merger, with step down to 3.00:1.00 on the first anniversary of the closing date of the Facility;

•	affirmative covenants in respect of the delivery of financial statements and other reports; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors (including guarantees and pledges of all assets by S1 on and after the Second-Step Merger); in the event ACI obtains corporate level and/or facility level ratings, maintenance of such rating(s); cash management and further assurances, compliance with material obligations under the acquisition documents; to the extent the Facility is funded prior to the completion of the Exchange Offer, completion of the Exchange Offer concurrently with the release of proceeds of the Facility from the Escrow Account in accordance with applicable law and the acquisition documents, without amendment or waiver or other modification of any of the terms or conditions thereof; using all commercially reasonable efforts to take or cause to be taken all corporate, stockholder and other action necessary to cause the Second-Step Merger to close as soon as practicable thereafter; including, in each case, exceptions and baskets to be mutually agreed upon by ACI and the lenders at all times on and following the completion of the Exchange Offer;

•	negative covenants in respect of limitations with respect to other indebtedness (with $250 million permitted for senior unsecured debt on terms and conditions to be determined); liens; negative pledges (provided that, for so long as the securities of S1 constitute “margin stock” within the meaning of Regulation U, the negative pledges and restrictions on liens set forth in the loan documents shall not apply to such shares to the extent the value of such shares, together with the value of all other margin stock held by ACI and its subsidiaries, exceeds 25% of the total value of all assets subject to such covenants and agreements); restricted junior payments (with $50 million permitted per year for dividends or stock repurchases plus, solely in the case of stock repurchases, an additional aggregate amount permitted from the closing date of the Second-Step Merger equal to the amount of qualified equity issued by ACI to the seller(s) of S1 in connection with the acquisition in excess of $225 million, in each case, provided (1) no event of default before or after giving effect to such restricted payment, (2) the pro forma Leverage Ratio is <2.75:1.00 at the time of such acquisition and (3) the Revolving Facility has pro forma unused commitments equal to or exceeding $50 million; provided further that, subject to no event of default, if pro forma Leverage Ratio is <2.00:1.00 and the Revolving Facility has pro forma unused commitments equal to or exceeding $50 million there will be no restrictions on restricted junior payments); restrictions on subsidiary distributions; investments, mergers and acquisitions (with permitted unlimited domestic acquisitions provided (a) no event of default before or after giving effect to such acquisition, (b) pro forma Leverage Ratio <2.50:1.00 and (c) pro forma liquidity of $50 million and with other permitted acquisitions not to exceed $75 million in a single transaction or series of related transactions provided (i) no event of default, (ii) pro forma Leverage Ratio is <2.75:1.00 at the time of such acquisition and (iii) pro forma liquidity of $50 million); and

•	sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates (with a basket for intercompany loans existing as of the closing date of the Facility plus $50 million incurred after the closing date of the Facility); conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon by ACI and the lenders.

Notwithstanding anything to the contrary herein, prior to the closing date of the Second-Step Merger, the covenants set forth above shall be more restrictive in many respects, including, without limitation: (1) with respect to ACI and Offeror, no restricted junior payments; (2) with respect to Offeror, no investments or incurrence of any indebtedness and, except as expressly contemplated by the Commitment Letter, no activity other than as expressly required pursuant to the Exchange Offer documents; provided that there shall be no restrictions on the ability of Offeror to sell any shares so long as (a) such shares are sold for fair value and (b) the proceeds of such sale shall be held by Offeror as cash or approved cash equivalents; and (3) no amendment, waiver or other modification of any of the terms or conditions of the Second-Step Merger documents or any Exchange Offer documents (including, without limitation, changes to the percentage of the acquisition consideration constituting the Cash Consideration).

Events of Default

The loan documents for the Facility will include the following events of default (and, as appropriate, grace periods): failure to make payments when due; defaults under other agreements or instruments of indebtedness (with carve outs for cross default and cross acceleration provisions to other indebtedness that would otherwise subject the loans under the Facility to the requirements of Regulation U); certain events under hedging agreements; noncompliance with covenants; breaches of representations and warranties; bankruptcy; judgments in excess of specified amounts; ERISA; impairment of security interests in collateral; invalidity of guarantees; and “change of control” (to be defined in a mutually agreed upon manner by ACI and the lenders).

Certain Legal Matters; Regulatory Approvals

U.S. Antitrust Clearance

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The exchange of S1 Shares pursuant to the Exchange Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, ACI filed a Notification and Report Form and requested early termination of the HSR Act waiting period with respect to the Exchange Offer and the Second-Step Merger with the Antitrust Division and the FTC on July 27, 2011. ACI withdrew its initial filing on August 26, 2011, and refiled it on August 29, 2011 in order to permit the Antitrust Division to have additional time to review the filing. On September 27, 2011, ACI withdrew its initial HSR filing and refiled it on September 28, 2011 in order to permit the Antitrust Division to have additional time to review the filing. The 30-calendar day waiting period recommenced in connection with such refiling so that it now expires, unless terminated earlier or extended, at 11:59 p.m., Eastern time, on October 28, 2011.

You should be aware that all required regulatory approvals may not be obtained in a timely manner, and this could result in a delay in the completion of the Exchange Offer. Although ACI has twice withdrawn and refiled its HSR Act filing prior to the date of this prospectus/offer to exchange in an effort to convince the DOJ staff of ACI’s view as to the competitive nature of payment systems marketplace, there can be no assurance that the DOJ will concur with its belief that the transaction should be permitted to close. If ACI again withdraws and refiles its HSR Act filing, the DOJ issues a request for additional information or documentary material or the DOJ institutes an action challenging the transaction, the Expiration Time would be extended and the completion of the Exchange Offer could be prevented.

The Antitrust Division may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material. In such an event, the statutory waiting period would extend until 30 days after ACI has substantially complied with the Request for Additional Information and Documentary Material, unless it is earlier terminated by the applicable antitrust agency. Thereafter, the waiting period can be extended only by court order or as agreed to by ACI. S1 Shares will not be accepted for exchange, or exchanged, pursuant to the Exchange Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the consummation of the Exchange Offer, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of S1 Shares pursuant to the Exchange Offer or seeking divestiture of the shares so acquired or divestiture of ACI’s or S1’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Exchange Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Other Regulatory Approvals

The Exchange Offer and the Second-Step Merger will also be subject to review by antitrust, insurance and other authorities in jurisdictions outside the U.S. ACI has filed and is in the process of filing as soon as practicable all applications and notifications determined by ACI to be necessary or advisable under the laws of the respective jurisdictions for the consummation of the Exchange Offer and the Second-Step Merger.

No assurance can be given that the required consents and approvals of the applicable governmental authorities to complete the Exchange Offer and Second-Step Merger will be obtained, and, if all required consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If ACI agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the Exchange Offer, these requirements, limitations, additional costs or restrictions could adversely affect ACI’s ability to integrate the operations of ACI and S1 or reduce the anticipated benefits of the combination contemplated by the Exchange Offer and Second-Step Merger.

Please see the sections of this prospectus/offer to exchange titled “Risk Factors” and “The Exchange Offer — Conditions of the Exchange Offer.”

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Exchange Offer or the Second-Step Merger, ACI believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

S1, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. ACI does not know whether any of these laws will, by their terms, apply to the Exchange Offer or the Second-Step Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, ACI will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Exchange Offer or the Second-Step Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Exchange Offer, ACI might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, ACI might be unable to accept for exchange any S1 Shares tendered pursuant to the Exchange Offer, or be delayed in continuing or consummating the

Exchange Offer and the Second-Step Merger. In such case, ACI may not be obligated to accept for exchange any S1 Shares tendered. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer.”

Going Private Transaction

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Second-Step Merger or another business combination following the exchange of S1 Shares pursuant to the Exchange Offer in which ACI seeks to acquire the remaining S1 Shares not held by it. ACI believes that Rule 13e-3 should not be applicable to the Second-Step Merger; however, the SEC may take a different view under the circumstances. Rule 13e-3 requires, among other things, that certain financial information concerning S1 and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Other

S1 and its subsidiaries conduct business in a number of jurisdictions outside of the United States. In connection with the acquisition of S1 Shares pursuant to the Exchange Offer, the laws of certain of these jurisdictions outside of the United States may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. We intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Exchange Offer by any such governmental authority, we may not be obligated to accept for payment or pay for any tendered S1 Shares. Please see the section of this prospectus/offer to exchange titled “The Exchange Offer — Conditions of the Exchange Offer.”

Certain Relationships With S1 and Interests of ACI in the Exchange Offer

As of the date of the Exchange Offer, ACI beneficially owns 1,107,000 S1 Shares, representing approximately 2.0% of the outstanding S1 Shares. Purchase of these S1 Shares is described on Appendix B to this prospectus/offer to exchange. With the exception of the foregoing, ACI has not effected any transaction in securities of S1 in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of ACI and Offeror and certain other information is set forth in Appendix A and Appendix B to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Appendix A and Appendix B hereto, none of ACI, Offeror, or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Appendix A or Appendix B to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange and set forth in Appendix C to this prospectus/offer to exchange, after due inquiry and to the best of our knowledge and belief, none of the persons listed on Appendix A or Appendix B hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of S1 or has effected any transaction in securities of S1 during the past 60 days.

ACI does not believe that the Exchange Offer and the Second-Step Merger will result in a change in control under any of ACI’s stock option plans or any employment agreement between ACI and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the Exchange Offer and the Second-Step Merger.

Interest of Executive Officers and Directors of S1 in the Exchange Offer

In considering the recommendation of the S1 Board regarding the Exchange Offer and the Second-Step Merger, S1 stockholders should be aware that certain directors and officers of S1 may be deemed to have interests in the Exchange Offer and the Second-Step Merger that are different from or in addition to the interests of other S1 stockholders. The S1 Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement, the Exchange Offer and the Second-Step Merger and recommending that S1 stockholders accept the Exchange Offer by tendering their S1 Shares into the Exchange Offer and, if required by applicable law, approve the Second-Step Merger.

As a result of these interests, S1 directors and officers may have reasons for tendering their S1 Shares and, if necessary, voting to approve the Second-Step Merger that are not the same as your interests. S1 stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Exchange Offer and the Second-Step Merger.

Information on the interests of executive officers and directors of S1 in the Exchange Offer and the Second-Step Merger is more fully described in Amendment No. 2 to S1’s Solicitation/Recommendation Statement on Form 14D-9.

Fees and Expenses

ACI has engaged Wells Fargo as a financial advisor with respect to the transaction. In connection with Wells Fargo’s services as a financial advisor to ACI in connection with the transaction, ACI has agreed to pay Wells Fargo an aggregate fee of up to $4 million. In addition, ACI will reimburse Wells Fargo for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. ACI has also agreed to indemnify Wells Fargo and its affiliates in connection with Wells Fargo’s service as a financial advisor against certain liabilities in connection with their engagement.

ACI has also engaged Wells Fargo and Wells Fargo Bank to provide financing for the Exchange Offer and ACI has agreed to pay Wells Fargo and Wells Fargo Bank customary fees in respect thereof. As part of this engagement, ACI has agreed that Wells Fargo Bank will have the right to act as, among other roles, lead managers and lead left bookrunners in connection with any public or Rule 144A offering.

ACI has retained Innisfree M&A Incorporated (“Innisfree”) as information agent in connection with the Exchange Offer. The information agent may contact holders of S1 Shares by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Exchange Offer to beneficial owners of S1 Shares. ACI will pay the information agent up to $250,000 for these services and the solicitation and advisory services described below, in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. ACI agreed to indemnify the information agent against certain liabilities and expenses in connection with the Exchange Offer.

ACI has also retained Innisfree for solicitation and advisory services in connection with certain solicitations described in this prospectus/offer to exchange, for which Innisfree will receive a customary fee. ACI has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges.

In addition, ACI has retained Wells Fargo Bank as the exchange agent in connection with the Exchange Offer. ACI will pay the exchange agent reasonable and customary compensation for its services in connection with the Exchange Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, ACI will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Exchange Offer. ACI will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The acquisition of S1 Shares by ACI will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ACI will be considered the acquirer of S1 for accounting purposes. In determining the acquirer for accounting purposes, ACI considered the factors required under U.S. GAAP.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the offer. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the offer at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in the pro forma financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ACI may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect ACI’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

DESCRIPTION OF ACI CAPITAL STOCK

ACI’s authorized capital stock consists of 70,000,000 shares of common stock, par value $0.005 per share, and 5,000,000 authorized shares of preferred stock, par value $0.01 per share. As of September 29, 2011, there were 33,503,529 shares of common stock outstanding (including 7,317,987 shares held in treasury) and no shares of preferred stock were outstanding. As of February 16, 2011, there were 215 holders of record of ACI’s common stock.

The following description of the terms of the common stock and preferred stock of ACI is not complete and is qualified in its entirety by reference to ACI’s amended and restated certificate of incorporation and its amended and restated by-laws. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

ACI’s outstanding capital stock consists of a single class of common stock. Each share of common stock is entitled to one vote upon each matter subject to a stockholders vote and to dividends if and when declared by the ACI board of directors.

ACI Shares are listed on the NASDAQ Global Select Market under the symbol “ACIW.”

Preferred Stock

The ACI Board is authorized to issue up to 5,000,000 shares of preferred stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The ACI board has the power to fix the following terms of any series of the preferred stock:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited in such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, ACI;

•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of ACI or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of ACI or any other corporation or other entity;

•	the provisions, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof.

Organizational Documents

Various provisions contained in ACI’s amended and restated certificate of incorporation and amended and restated by-laws could delay or discourage some transactions involving an actual or potential change in control of ACI or its management and may limit the ability of ACI stockholders to remove current management or approve transactions that ACI stockholders may deem to be in their best interests. These provisions:

•	authorize ACI’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of ACI’s board of directors;

•	state that special meetings of ACI’s stockholders may be called only by the chairman of its board of directors, the president or the secretary; and

•	allow ACI’s directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the Second-Step Merger, holders of S1 Shares will become holders of ACI Shares. Both companies are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of the stockholders of ACI and the current rights of the stockholders of S1 arise primarily from differences in their respective constituent documents.

The following is a summary of the material differences between the current rights of S1 stockholders and the current rights of ACI stockholders under Delaware law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of S1 stockholders and ACI stockholders. This summary is qualified in its entirety by reference to Delaware law, as well as to ACI’s amended and restated certificate of incorporation, its amended and restated by-laws, S1’s amended and restated certificate of incorporation (as amended) and its amended and restated by-laws. Copies of these documents have been filed with the SEC and to find out where copies may be obtained, see the section entitled “Where You Can Find More Information.”

	ACI	S1

Authorized Capital	The authorized capital stock of ACI is (1) 70,000,000 shares of common stock, $0.005 par value per share, and (2) 5,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of S1 is (1) 350,000,000 shares of common stock, $0.01 par value per share, and (2) 25,000,000 shares of preferred stock, $0.01 par value per share.

Number of Directors	ACI’s by-laws provide that, subject to the rights of any series of preferred stock to elect additional directors, the number of directors constituting the whole board shall be not less than three and not more than nine. ACI currently has eight directors.	S1’s by-laws provide that the number of directors constituting the whole board will be not less than four and not more than fifteen as may be fixed from time to time by its board of directors. S1 currently has seven directors and one vacancy.

Structure of Board of Directors; Term of Directors	ACI has one class of directors, and ACI’s charter does not provide for a classified board. ACI’s directors are elected for a one year term.	S1’s charter provides for a classified board divided into three classes. S1’s directors are elected for a term of three years.

Removal of Directors	Any director of ACI may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	S1’s charter provides that no director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the voting stock of S1 at a duly constituted meeting of stockholders called for such purpose. At least 30 days prior to such meeting of stockholders, written notice will be sent to the director or directors whose removal will be considered at such meeting.

Vacancies on the Board of Directors	ACI’s charter provides that vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office, although fewer than a quorum, or by a sole remaining director.	S1’s by-laws provide that vacancies and newly created directorships may be filled by the stockholders or by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director.

	ACI	S1

Special Meetings of Stockholders	ACI’s by-laws provide that special meetings of the stockholders may be called only by (1) the chairman of the board, (2) the president, or (3) the secretary within 10 calendar days after receipt of the written request of a majority of the total number of directors that ACI would have if there were no vacancies. Any such request must be sent to the chairman of the board and the secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding preferred stock of ACI, if any, may be called in the manner and for the purposes provided in the applicable preferred stock designation (as defined in ACI’s charter).	S1’s by-laws provide that special meetings may be called by the chairman of the board, the president or a majority of the board of directors, and will be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one tenth of all of the outstanding capital stock of S1 entitled to vote at the meeting. Such written request will state the purpose of the meeting and will be delivered to the principal office of S1 addressed to the chairman of the board, the president or the secretary. Special meetings relating to change in control of S1 or amendments to its charter will be called only by the board of directors. Written notice to each stockholder is required not less than ten nor more than 60 days before the meeting.

Action by Written Consent	Pursuant to ACI’s by-laws, ACI’s stockholders are permitted to take action by written consent, in lieu of a stockholders’ meeting, if such written consent is signed by persons who hold shares having voting power to cast not less than the minimum number of votes necessary to authorize such action at a stockholder meeting at which all stockholders entitled to vote were present and voted.	Pursuant to S1’s by-laws, S1 stockholders are permitted to take action by written consent, in lieu of a stockholders’ meeting, if such written consent is signed by persons who hold shares having voting power to cast not less than the minimum number of votes necessary to authorize such action at a stockholder meeting at which all stockholders entitled to vote were present and voted.

ACI	S1

Stockholder Proposals	ACI’s by-laws provide that business to be brought before an annual meeting must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the board of directors, (2) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the board of directors, or (3) otherwise properly requested to be brought before the annual meeting by a stockholder. To properly bring business (a) the stockholder must be a stockholder of ACI of record at the time of the giving of the notice for such annual meeting, (b) the stockholder must be entitled to vote at such meeting, (c) the stockholder must have given timely notice thereof in writing to the secretary, and (d) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided ACI with a proposal solicitation notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at the least the percentage of shares of ACI entitled to vote that are required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of ACI not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (1) the 90th calendar day prior to such annual meeting and (2) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.	S1’s by-laws provide that business to be brought before an annual meeting must be (1) specified in the notice of the meeting, (2) brought before the meeting by the board of directors, or (3) otherwise properly requested by a stockholder.

To properly bring business, the stockholder generally must deliver a notice to the secretary at the principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if the annual meeting is called for a date (1) not within 60 calendar days before or after to the anniversary date and (2) less than 60 days notice or public disclosure of the date of the meeting is given to stockholders, the notice must be received within 10 days of the date on which notice of the date of the annual meeting was mailed or publicly disclosed. The notice must identify (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on S1’s books, of the stockholder proposing such business, (c) the class and number of shares of S1 which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting will, if the facts warrant, determine and declare to the annual meeting that a matter of business was not properly brought before the meeting, and if he should so determine, he will so declare to the meeting and any such business not properly brought before the meeting will not be transacted. These requirements are in addition to any SEC requirements.

ACI	S1

A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on ACI’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and series and number of shares of capital stock of ACI that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (4) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (5) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of ACI entitled to vote that are required to approve the proposal, and (6) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. These requirements are in addition to any SEC requirements.

For purposes of this provision, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by ACI with the SEC pursuant to the Exchange Act or furnished by ACI to stockholders. Nothing in this provision of ACI’s by-laws will be deemed to affect any rights of stockholders to request inclusion of proposals in ACI’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ACI	S1

Stockholder Nominations	ACI’s by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the secretary of ACI not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (1) the 90th calendar day prior to such annual meeting and (2) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

Each such notice shall set forth: (1) the name and address of the stockholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made; (2) a representation that the stockholder is a holder of record of ACI’s common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the class and number of shares owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made; (4) a description of all arrangements or understandings between or among the stockholder, the beneficial owner on whose behalf the notice is given and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (5) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by ACI’s board of directors; (6) the consent of each nominee to serve as a director of ACI if so elected; and (7) whether the stockholder, or the beneficial owner on whose behalf the nomination is made, intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our common stock entitled to vote that are required to elect the nominee(s).	S1’s by-laws provide that any stockholder who is a stockholder of record at the time of giving the requisite notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and who gives proper notice may nominate candidates to stand for election as directors. To be proper, a stockholder’s notice with respect to an annual meeting generally must be delivered to S1’s principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if (1) the annual meeting is called for a date not within 60 calendar days before or after the anniversary date and (2) less than 60 days notice or prior public disclosure of the date of the meeting is given to stockholders, the notice must be received within 10 days of the date on which notice of the date of the annual meeting was mailed or publicly disclosed.

The notice must contain certain information, including information regarding the stockholder and the nominee. These requirements are in addition to any SEC requirements. The chairman of the meeting will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with procedures prescribed by the by-laws, and if he should so determine, he will so declare to the meeting and the defective nomination will be disregarded.

	ACI	S1

In addition to the name and address of the stockholder making the nomination, as they appear on ACI’s books, the notice must also include the name and principal business address of all (1) persons controlling, directly or indirectly, or acting in concert with, such stockholder, (2) beneficial owners of shares of stock of ACI owned of record or beneficially by such stockholder (with the term “beneficial ownership” as used herein to have the meaning given to that term in Rule 13d-3 under the Exchange Act) and (3) persons controlling, controlled by, or under common control with, any person specified in the foregoing clause (1) or (2) (with the term “control” as used herein to have the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended) (any such person or beneficial owners set forth in the foregoing clauses (1), (2) and (3) shall be a “Stockholder Associated Person”).

The stockholder notice must also disclose (1) any derivative positions related to any class or series of securities of ACI held or beneficially held by the stockholder and each Stockholder Associated Person; and (2) whether and the extent to which any hedging, swap or other transactions or series of transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associated Person with respect to any shares of stock of ACI.

To be eligible to be a nominee for election or re-election as a director of ACI, the board of directors may require a person to deliver to the secretary at the principal executive offices of ACI, a written questionnaire with respect to the identity, background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement regarding certain matters.

Amendment of Certificate of Incorporation	ACI’s charter provides that certain provisions of ACI’s charter relating to directors may only be amended by the majority vote of all classes of voting stock. Under Delaware law, ACI’s board of directors must adopt a resolution recommending an amendment and call a special meeting of the stockholders (or propose consideration of the resolution at the next annual meeting) to approve the amendment.	Delaware law and S1’s charter provide that the S1 Board must adopt a resolution recommending an amendment and call a special meeting of the stockholders (or propose consideration of the resolution at the next annual meeting) to approve the amendment.

	ACI	S1

Amendment of By-Laws	ACI’s by-laws may be amended by its stockholders or its board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders. Amendment of certain by-laws requires a majority vote of all classes of voting stock issued and outstanding.	S1’s by-laws may be amended by its board of directors or the stockholders as provided under the DGCL.

Limitations on Director Liability	To the fullest extent permitted by the DGCL or any other applicable law, no director of ACI will be personally liable to ACI or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of ACI.	No director of S1 will be liable to S1 or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision will not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to S1 or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the types of liability set forth in Section 174 of the DGCL, or (4) for any transaction from which the director received any improper personal benefit.

Dividends	ACI does not declare regular cash dividends.	S1 does not declare regular cash dividends.

Stockholder Rights Plan	ACI does not have a stockholder rights plan.	S1 does not have a stockholder rights plan.

Restrictions on Transactions With “Interested Stockholders”	ACI has not opted out from Section 203, and therefore Section 203 of the DGCL is applicable to ACI.	S1 has not opted out from Section 203, and therefore Section 203 of the DGCL is applicable to S1.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 are presented on a pro forma basis to give effect to the Exchange Offer and related transactions as if they had been completed on January 1, 2010. The following unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented on a pro forma basis to give effect to the Exchange Offer and related transactions as if they had been completed on June 30, 2011.

The following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” were derived from and should be read in conjunction with:

•	the consolidated financial statements of ACI as of and for the year ended December 31, 2010 and the related notes included in the ACI 10-K, which is incorporated by reference into this prospectus/offer to exchange;

•	the consolidated financial statements of S1 as of and for the year ended December 31, 2010 and the related notes included in the S1 10-K, which is incorporated by reference into this prospectus/offer to exchange;

•	the consolidated financial statements of ACI as of and for the six months ended June 30, 2011 and the related notes included in the ACI 10-Q, which is incorporated by reference into this prospectus/offer to exchange; and

•	the consolidated financial statements of S1 as of and for the six months ended June 30, 2011 and the related notes included in the S1 10-Q, which is incorporated by reference into this prospectus/offer to exchange.

The consolidated financial statements of ACI and S1 as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010 have been adjusted in the pro forma financial statements to give effect to items as disclosed in Note 4. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

The unaudited pro forma adjustments were based on publicly available information, including the ACI 10-K, the ACI 10-Q, the S1 10-K and the S1 10-Q. The unaudited pro forma adjustments were also based on certain assumptions and estimates that ACI believes are reasonable based on such publicly available information. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to ACI.

The pro forma financial statements assume, among other things, that upon consummation of the offer all outstanding S1 Shares are acquired by ACI for $9.68 with S1 stockholders making a cash and stock election, subject to proration of 66.2% Cash Consideration and 33.8% Stock Consideration.

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Exchange Offer been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between ACI and S1 during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP. ACI has been treated as the acquirer in the Exchange Offer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the offer. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this prospectus/offer to exchange. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the offer or the costs to integrate the operations of ACI and S1 or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The following table presents unaudited condensed combined pro forma balance sheet data at June 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of S1 Shares as if such acquisition had occurred at June 30, 2011:

Unaudited Pro Forma Condensed Combined
Balance Sheet
As of June 30, 2011

		Reclassified
		S1	Pro Forma
	ACI	Corporation	Adjustments		Pro Forma
	Worldwide, Inc.	(Note 2)	(Note 4)		Combined

ASSETS
Current assets
Cash and cash equivalents	$170,807	$71,720	$(100,000	)(a)	$142,527
Billed receivables, net of allowances for doubtful accounts	71,256	45,092	—		116,348
Accrued receivables	9,824	9,257	—		19,081
Income taxes receivable	—	1,953			1,953
Deferred income taxes, net	11,292	2,639	—		13,931
Prepaid expenses	14,531	4,612	—		19,143
Other current assets	10,470	4,167	—		14,637

Total current assets	288,180	139,440	(100,000)		327,620

Property and equipment, net	22,292	21,196	—		43,488
Software, net	25,357	3,098	—		28,455
Goodwill	219,315	148,236	290,714	(b)	658,265
Other intangible assets, net	21,762	7,313	—		29,075
Deferred income taxes, net	28,776	—	—		28,776
Other noncurrent assets	7,965	7,830	11,688	(c)	27,483

TOTAL ASSETS	$613,647	$327,113	$202,402		$1,143,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,703	$11,975	$—		$24,678
Accrued employee compensation	23,127	14,249	2,094	(d)	39,470
Deferred revenue	131,735	50,018	—		181,753
Income taxes payable	1,784	375	—		2,159
Alliance agreement liability	1,600	—	—		1,600
Note payable under credit facility	75,000	36	(75,036	)(e)	—
Current portion of note payable	—	—	8,750	(f)	8,750
Accrued and other current liabilities	19,722	3,693	—		23,415

Total current liabilities	265,671	80,346	(64,192)		281,825

Deferred revenue	30,035	—	—		30,035
Long term note payable	—	—	356,733	(f)	356,733
Alliance agreement noncurrent liability	20,667	—	—		20,667
Other noncurrent liabilities	17,734	3,084	—		20,818

Total liabilities	334,107	83,430	292,541		710,078

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	204	539	(480	)(g)	263
Common stock warrants	24,003	—	—		24,003
Treasury stock	(167,286)	—	—		(167,286)
Additional paid-in capital	316,695	1,805,627	(1,637,374	)(h)	484,948
Retained earnings	116,711	(1,561,628)	1,546,860	(i)	101,943
Accumulated other comprehensive loss	(10,787)	(855)	855	(j)	(10,787)

Total stockholders’ equity	279,540	243,683	(90,139)		433,084

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$613,647	$327,113	$202,402		$1,143,162

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2010 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of S1 Shares as if such acquisition had occurred at January 1, 2010:

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2010

			Pro Forma
	ACI	S1	Adjustments		Pro Forma
	Worldwide, Inc.	Corporation	(Note 4)		Combined

Revenues:
Software license fees	$164,559	$26,237	$—		$190,796
Maintenance fees	135,523	63,034	—		198,557
Services	73,989	65,180	—		139,169
Software hosting fees	44,353	54,635	—		98,988

Total revenues	418,424	209,086	—		627,510

Expenses:
Cost of software license fees(1)	12,591	2,242	—		14,833
Cost of maintenance, services, and hosting fees(1)	117,132	82,778	27,595	(k)	227,505
Cost of hosting	—	27,595	(27,595	)(k)	—
Research and development	74,076	35,508	—		109,584
Selling and marketing	70,553	28,172	—		98,725
General and administrative	70,096	27,134	—		97,230
Depreciation and amortization	20,328	10,161	—		30,489

Total expenses	364,776	213,590	—		578,366

Operating income (loss)	53,648	(4,504)	—		49,144
Other income (expense):
Interest income	665	214	—		879
Interest expense	(1,996)	(455)	(9,333	)(l)	(11,784)
Other, net	(3,615)	(1,367)	—		(4,982)

Total other income (expense)	(4,946)	(1,608)	(9,333)		(15,887)

Income (loss) before income taxes	48,702	(6,112)	(9,333)		33,257
Income tax expense (benefit)	21,507	171	(3,267	)(m)	18,411

Net income (loss)	$27,195	$(6,283)	$(6,066)		$14,846

Income (loss) per share information
Weighted average shares outstanding
Basic	33,560	52,495	5,850	(n)	39,410
Diluted	33,870	52,495	5,850	(n)	39,720
Income (loss) per share
Basic	$0.81	$(0.12)			$0.38
Diluted	$0.80	$(0.12)			$0.37

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

The following table sets forth unaudited condensed consolidated pro forma results of operations for the six months ended June 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of S1 Shares as if such acquisition had occurred at January 1, 2010:

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Six Months Ended June 30, 2011

			Pro Forma
	ACI	S1	Adjustments		Pro Forma
	Worldwide, Inc.	Corporation	(Note 4)		Combined

Revenues:
Software license fees	$89,809	$17,959	$—		$107,768
Maintenance fees	72,265	33,108	—		105,373
Services	34,044	41,826	—		75,870
Software hosting fees	21,791	28,272	—		50,063

Total revenues	217,909	121,165	—		339,074

Expenses:
Cost of software license fees(1)	7,578	1,124	—		8,702
Cost of maintenance, services, and hosting fees(1)	61,425	48,056	14,376	(k)	123,857
Cost of hosting	—	14,376	(14,376	)(k)	—
Research and development	46,914	17,320	—		64,234
Selling and marketing	41,085	14,489	—		55,574
General and administrative	32,166	16,312	—		48,478
Depreciation and amortization	10,821	5,108	—		15,929

Total expenses	199,989	116,785	—		316,774

Operating income	17,920	4,380	—		22,300
Other income (expense):
Interest income	434	113	—		547
Interest expense	(1,017)	(206)	(4,511	)(l)	(5,734)
Other, net	(42)	(928)	—		(970)

Total other income (expense)	(625)	(1,021)	(4,511)		(6,157)

Income (loss) before income taxes	17,295	3,359	(4,511)		16,143
Income tax expense (benefit)	5,873	1,170	(1,579	)(m)	5,464

Net income (loss)	$11,422	$2,189	$(2,932)		$10,679

Income (loss) per share information
Weighted average shares outstanding
Basic	33,383	53,475	5,850	(n)	39,233
Diluted	34,120	54,277	5,850	(n)	39,970
Income (loss) per share
Basic	$0.34	$0.04			$0.27
Diluted	$0.33	$0.04			$0.27

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed
Combined Financial Statements

1.	Description of Transaction

On October 3, 2011, ACI and S1 entered into the Transaction Agreement, in which ACI agreed to acquire S1 pursuant to the Exchange Offer for a price per S1 Share equal to, at the election of the holder thereof, 0.3148 ACI Shares or $10.00 in cash for each S1 Share (less applicable withholding taxes and without interest), subject to proration.

At October 12, 2011, the last trading day prior to the date of this prospectus/offer to exchange, the closing trading price for ACI Shares was $28.77 per share. Based on the closing trading ACI Share price as of October 12, 2011, the Cash-Stock Consideration had a blended value of $9.68 as of such date, assuming full proration.

The pro forma financial statements do not give effect to ACI’s beneficial ownership of S1 Shares as of the date of this prospectus/offer to exchange.

2.	Basis of Presentation

These pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of S1 to conform with ACI’s presentation, primarily related to showing balances on the balance sheet that S1 only shows in their footnotes as detailed in the following table:

	As of June 30, 2011
	Historical		Reclassified
	S1 Corporation	Reclassification	S1 Corporation
	(In thousands and unaudited)

ASSETS
Current assets
Cash and cash equivalents	$71,720	$—	$71,720
Billed receivables, net of allowances for doubtful accounts	—	45,092	45,092
Accrued receivables	—	9,257	9,257
Accounts receivable, net	54,349	(54,349)	—
Income taxes receivable	—	1,953	1,953
Deferred income taxes, net	—	2,639	2,639
Prepaid expenses	4,612	—	4,612
Other current assets	8,759	(4,592)	4,167

Total current assets	139,440	—	139,440

Property and equipment, net	21,196	—	21,196
Software, net	—	3,098	3,098
Goodwill	148,236	—	148,236
Other intangible assets, net	10,411	(3,098)	7,313
Other noncurrent assets	7,830	—	7,830

TOTAL ASSETS	$327,113	$—	$327,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,975	$—	$11,975
Accrued employee compensation	14,249	—	14,249
Deferred revenue	50,018	—	50,018
Income taxes payable	375	—	375
Accrued restructuring	412	(412)	—
Note payable under credit facility	—	36	36
Current portion of debt obligation	36	(36)	—
Current liabilities	3,281	412	3,693

Total current liabilities	80,346	—	80,346

Other noncurrent liabilities	3,084	—	3,084

Total liabilities	83,430	—	83,430

Stockholders’ equity
Common stock	539	—	539
Additional paid-in capital	1,805,627	—	1,805,627
Retained earnings	(1,561,628)	—	(1,561,628)
Accumulated other comprehensive loss	(855)	—	(855)

Total stockholders’ equity	243,683	—	243,683

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$327,113	$—	$327,113

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the combination. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the combination at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in the pro forma financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ACI may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect ACI’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other persons, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs, such as advisory, legal, valuation, other professional fees, and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory, valuation costs and change in control payments expected are estimated to be approximately $26.5 million. These anticipated costs for ACI are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings and an increase in debt.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to consummate the offer:

In thousands, except share
and per share amounts

S1 Basic Shares of Common Stock Outstanding	54,983,593
Exchange Ratio	0.1064

Total Shares of ACI to be Issued	5,850,254
ACI Closing Share Price on October 12, 2011	$28.77

Total Value of ACI Common Shares to be Issued	168,312
Total Cash Consideration	363,991

Total Purchase Price	$532,303

“S1 Basic Shares of Common Stock Outstanding” in the above table is based upon the 54,983,593 shares outstanding as of September 29, 2011 per the Transaction Agreement.

The preliminary purchase price will fluctuate with changes in the trading price of ACI Shares. A 10% increase or decrease in the $28.77 price of ACI Shares as of October 12, 2011 used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $16.8 million.

The table below represents a preliminary allocation of the purchase price as of June 30, 2011:

(In thousands)

Book value of net assets acquired as of June 30, 2011	$243,683
Adjustments to:
Eliminate S1’s historical goodwill	(148,236)
Increase liability for S1’s stock appreciation rights	(2,094)
Allocate excess purchase price to goodwill	438,950

$532,303

The table above does not reflect adjustments for the fair value of intangible assets acquired. ACI expects to allocate a portion of the purchase price to developed technology, trade names and customer relationships. In addition, the pro forma statement of operations does not reflect amortization of the fair value adjustments to other intangible assets, including developed technology, trade names and customer relationships. For each $1.0 million of purchase price allocated to intangible assets assuming a 7 year estimated life, amortization expense will increase by $0.1 million and income before taxes will decrease by $0.1 million.

The table above also does not reflect adjustments to deferred taxes related to book/tax basis differences that may result from the purchase price allocation.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for the $100 million in ACI cash on hand expected to be paid as a part of the acquisition.

(b)	To adjust goodwill as follows:

(In thousands)

Eliminate S1 existing goodwill	$(148,236)
Goodwill for acquisition of S1	438,950

Total	$290,714

(c)	To adjust other noncurrent assets for $11.7 million in debt issuance costs on the revolving credit facility and senior note secured for financing of the transaction.

(d)	To adjust accrued employee compensation for the additional liability to cash settle S1’s outstanding stock appreciation rights based upon S1’s June 30, 2011 closing price of $7.48 and the blended value of the Cash-Stock Consideration of $9.68 as of October 12, 2011.

(e)	To adjust for the payoff of S1 and ACI’s existing outstanding debt.

(f)	To adjust for ACI’s new revolving credit facility and senior note secured to finance the transaction, including the current portion under the senior note.

ACI has obtained commitments from Wells Fargo to arrange, and Wells Fargo Bank to provide, subject to certain conditions, senior bank financing consisting of up to $450 million under a proposed new secured credit facility, comprising of the Term Facility and the Revolving Facility (together, the Facility) for financing the cash component of the consideration to be paid to S1’s stockholders in connection with the Exchange Offer. Additionally, ACI will have the right, but not the obligation, to increase the amount of the Facility by incurring an incremental term loan facility or increasing the Revolving Facility in an aggregate principal amount not to exceed $75 million, subject to certain conditions and under terms to be determined.

Each loan made under the Facility will bear interest at an Adjusted LIBOR Rate or Alternate Base Rate (as contemplated by the commitment letter relating to the Facility) plus the margin described in the chart below. Interest periods on Adjusted LIBOR Rate-based loans may be one, two, three or six months, at ACI’s option. In the case of Adjusted LIBOR Rate-based loans, interest will accrue on the basis of a 360-day year, and will be payable on the last day of each relevant interest period and, for any interest period longer than three months, on each successive date three months after the first day of such interest period. Interest will accrue on Alternate Base Ratebased loans on the basis of a 365/366-day year (or 360-day year if based on the Adjusted LIBOR Rate) and shall be payable quarterly in arrears.

Unused loan commitments will be subject to an unused commitment fee, as described in the chart below.

	Leverage	Commitment	Eurodollar	ABR
Category	Ratio	Fee Rate	Spread	Spread

Category 1	≥3.25:1.00	0.50%	2.50%	1.50%
Category 2	≥2.75:1.00 and ≤3.25:1.00	0.40%	2.25%	1.25%
Category 3	≥2.00:1.00 and ≤2.75:1.00	0.35%	2.00%	1.00%
Category 4	≥1.00:1.00 and <2.00:1.00	0.30%	1.75%	0.75%
Category 5	<1.00:1.00	0.25%	1.50%	0.50%

(g)	To record the stock portion of the offer consideration, at par, and to eliminate S1’s Shares, at par, as follows:

(In thousands)

Elimination of S1’s common stock outstanding	$(539)
Issuance of ACI’s common stock(1)	59

Total	$(480)

(1)	Represents the issuance of approximately 5.9 million shares associated with the acquisition of S1

(h)	To record the stock portion of the Exchange Offer consideration, at fair value less par, and to eliminate S1’s additional paid-in capital, as follows:

(In thousands)

Elimination of S1’s additional paid-in capital	$(1,805,627)
Issuance of ACI common stock	168,253

Total	$(1,637,374)

(i)	To eliminate S1’s accumulated deficit, and to record estimated non-recurring costs of ACI for advisory, legal, regulatory and valuation costs, as follows:

(In thousands)

Elimination of S1’s accumulated deficit	$1,561,628
Estimated remaining offer related transaction costs	(14,768)

Total	$1,546,860

(j)	To eliminate S1’s accumulated other comprehensive loss.

(k)	To reclassify S1’s cost of hosting line to ACI’s cost of maintenance, services and hosting fees line on the pro forma condensed combined statement of operations.

(l)	To adjust interest expense as follows:

	Six Months Ended	Year Ended
	June 30, 2011	December 31, 2010
	(In thousands)

Elimination of S1’s interest on existing debt	$(206)	$(455)
Elimination of ACI’s interest on existing debt	(377)	(778)
Estimated interest on debt secured for acquisition	4,093	8,564
Elimination of amortization on ACI’s existing debt issuance costs	(168)	(336)
Estimated amortization of debt issuance costs for new debt	1,169	2,338

Total	$4,511	$9,333

For purposes of calculating the pro forma interest expense, ACI used a rate of 2.24% and 2.34% for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. A change in the interest rate of 0.25% would change interest expense by approximately $0.5 million and $0.9 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

(m)	Reflects the income tax benefit of the adjustments described in (l) above at ACI’s domestic effective tax rate of 35%.

(n)	Reflects the conversion and exchange of each of the 55.0 million S1 Shares for 0.1064 ACI Shares.

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange and the accompanying letter of transmittal contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer, including forward-looking statements from ACI’s or S1’s Form 10-K which are incorporated by reference into the prospectus/offer to exchange or in any Form 425 filed in the future.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with S1 may not be completed on a timely basis; (2) negative effects on our business or S1’s business resulting from the pendency of the Exchange Offer; (3) that we may not achieve the synergies and other expected benefits within the expected time or in the amounts we anticipate; (4) that we may not be able to promptly and effectively integrate the merged businesses after closing; and (5) that the committed financing may not be available. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-Ks as well as other filings with the SEC available at www.sec.gov.

LEGAL MATTERS

Jones Day has provided an opinion regarding the validity of the ACI Shares to be issued pursuant to the Exchange Offer.

EXPERTS

The consolidated financial statements of ACI and subsidiaries as of and for the years ended December 31, 2010 and 2009, incorporated in this prospectus by reference from ACI’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of ACI’s internal control over financial reporting as of December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ACI and subsidiaries for the year ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the December 31, 2008 consolidated financial statements contains an explanatory paragraph that refers to the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (now codified as Accounting Standards Codification (ASC) 740, Income Taxes).

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to the S1 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER

The Exchange Offer is being made solely by this prospectus/offer to exchange and the accompanying letter of election and transmittal and is being made to S1 stockholders. ACI and Offeror are not aware of any jurisdiction where the making of the Exchange Offer or the tender of S1 Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of ACI, through Offeror, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Unless otherwise specifically noted herein, all references to “dollars” and “$” shall refer to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

ACI and S1 file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

ACI has filed a registration statement on Form S-4 to register with the SEC the offering and sale of ACI Shares to be issued in the Exchange Offer and the Second-Step Merger. This prospectus/offer to exchange is a part of that registration statement. We may also file additional amendments to the registration statement. In addition, ACI filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the Exchange Offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

Some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through ACI, the SEC or the SEC’s website as described above. Documents filed with the SEC are available from ACI without charge, excluding all exhibits, except that, if ACI has specifically incorporated by reference an exhibit in this prospectus/offer to exchange, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from ACI’s Information Agent for the Exchange Offer, Innisfree M&A Incorporated at the following addresses:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Expiration Time. This means you must request this information no later than the later of October 24, 2011 and five business days prior to any extended Expiration Time. ACI will mail properly requested documents to requesting stockholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You can also get more information by visiting ACI’s website at http://www.aciworldwide.com and S1’s website at http://www.s1.com.

Materials from these websites and other websites mentioned in this prospectus/offer to exchange and the accompanying letter of election and transmittal are not incorporated by reference in this prospectus/offer to exchange. If you are viewing this prospectus/offer to exchange in electronic format, each of the URLs mentioned in this prospectus/offer to exchange is an active textual reference only.

The SEC allows ACI to incorporate information into this prospectus/offer to exchange “by reference,” which means that ACI can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that ACI and S1 have previously filed with the SEC. These documents contain important information about ACI and S1 and their financial condition, business and results.

ACI Filings (Commission File No. 0-25346):	Period

Annual Report on Form 10-K	For fiscal year ended December 31, 2010, filed on February 18, 2011

Quarterly Reports on Form 10-Q	For the quarterly period ended June 30, 2011, filed on August 1, 2011, and for the quarterly period ended March 31, 2011, filed on April 29, 2011

Current Reports on Form 8-K	Filed on October 3, 2011, September 28, 2011, September 7, 2011, August 30, 2011, August 25, 2011, August 15, 2001, August 2, 2011, July 26, 2011 and June 17, 2011

Proxy Statement on Schedule 14A	Filed on August 25, 2011 and April 27, 2011

Description of common stock as contained in ACI’s registration statement on Form 8-A registering ACI’s common stock under Section 12 of the Exchange Act	Filed on January 9, 1995 and amended by Amendment No. 1 to the Form 8-A, filed on March 10, 2005

S1 Filings (Commission File No. 000-24931):	Period

Annual Report on Form 10-K	For fiscal year ended December 31, 2010, filed on March 11, 2011

Quarterly Reports on Form 10-Q	For the quarterly period ended June 30, 2011, filed on August 4, 2011, and for the quarterly period ended March 31, 2011, filed on May 5, 2011

Current Reports on Form 8-K	Filed on October 3, 2011, August 26, 2011, August 22, 2011, August 15, 2011, August 11, 2011, August 2, 2011, July 27, 2011, July 14, 2011, June 28, 2011 and May 26, 2011

Proxy Statement on Schedule 14A	Filed on August 22, 2011 and April 8, 2011

Solicitation/Recommendation on Schedule 14D-9	Filed on September 13, 2011, as it may be amended from time to time

ACI also hereby incorporates by reference any additional documents that it or S1 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the Exchange Offer. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

ACI and S1 stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Innisfree M&A Inc., 501 Madison Avenue, 20th Floor, New York, New York 10022, stockholders call toll-free (888) 750-5834 (banks and brokerage firms call collect (212) 750-5833), or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ACI, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN OCTOBER 24, 2011, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION TIME, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION TIME. If you request any incorporated documents, the Information Agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR S1 SHARES INTO THE EXCHANGE OFFER. ACI HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED OCTOBER 13, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF ACI SHARES IN THE EXCHANGE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS OF ACI

The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of ACI are set forth below. References in this Appendix A to “ACI” mean ACI. Unless otherwise indicated below, the current business address of each director and executive officer is c/o ACI, 120 Broadway, Suite 3350, New York, New York 10271. Unless otherwise indicated below, the current business telephone of each director and executive officer is (646) 348-6700. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with ACI. Except as described in this Appendix A, none of the directors and executive officers of ACI listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of ACI is a citizen of the United States of America.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History

Alfred R. Berkeley, III	66	Mr. Berkeley has been a director since 2007. He currently serves as chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems, L.L.C., an equity trading brokerage services firm and also served as CEO until March 2010. He also serves as Vice Chairman of the National Infrastructure Advisory Council for the President and as a board member of XBRL US, the non-profit organization established to set data standards for the modernization of the SEC’s EDGAR reporting system, and of XBRL International, the international standards organization which develops and maintains the XBRL specification. Mr. Berkeley is also a director of RealPage, Inc. (NASDAQ: RP), a provider of on demand software solutions for the rental housing industry; Fortegra Financial Corp. (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies; and EDGAR Online, Inc. (NASDAQ: EDGR), Global provider of XBRL (eXtensible Business Reporting Language) solutions. Mr. Berkeley was the Vice Chairman of NASDAQ from July 2000 through July 2003 and President of NASDAQ from 1996 until 2000 and served as the Chairman of XBRL US until 2010. He served in a number of capacities at Alex. Brown & Sons Inc. from 1972 to 1996, including serving as Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. Mr. Berkeley served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation which makes candidate recommendations to the Secretary of Commerce from 2003 to 2009. He was previously a director of Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, from September 2003 until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB); Webex Communications Inc. (NASDAQ: WEBX), a provider of meeting and web event software, until it was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) and National Research Exchange Inc., a registered broker dealer, until it ceased operations.

Name	Age	Present Principal Occupation and Five-Year Employment History

John D. Curtis	70	Mr. Curtis has been a director since 2003. He has been the Senior Vice President, General Counsel and Corporate Secretary of The Warranty Group, Inc., a single-source provider for the underwriting, administration and marketing of service contracts and related benefits, since February 2011. He previously worked as an attorney providing legal and business consulting services from August 2002 to February 2011 and served as General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly owned subsidiaries of Aon Corporation (NYSE: AOC) from July 2001 to July 2002. He also served as president of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts and FFG Insurance Company, a property and casualty insurance company from November 1995 to July 2002. Mr. Curtis also serves as a director of The Warranty Group, Inc. board of directors.

Philip G. Heasley	62	Mr. Heasley has been a director and our President and Chief Executive Officer since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003. Prior to joining First USA Bank, from 1987 until 2000, Mr. Heasley served in various capacities for U.S. Bancorp, including Executive Vice President, and President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley is also a director of Tier Technologies, Inc. (NASDAQ: TIER), a provider of electronic payment biller-direct solutions, and Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions. Mr. Heasley also serves on the National Infrastructure Advisory Board.

James C. McGroddy	74	Mr. McGroddy has been a director since 2008. He is a self-employed consultant and currently serves as Chairman of the Board of MIQS, a Colorado-based healthcare information technology company, Chairman of the Board of Advanced Networks and Service, Inc. He is a member of the U.S. National Academy of Engineering. Mr. McGroddy was employed by International Business Machines Corporation from 1965 through 1996 in various capacities, including seven years as Senior Vice President of Research. He previously served as a director of Paxar Corporation (NYSE: PXR), a provider of merchandising systems for the retail and apparel industry.

Name	Age	Present Principal Occupation and Five-Year Employment History

Harlan F. Seymour	61	Mr. Seymour has been a director since 2002 and ACI’s Chairman of the Board since September 2002. He is the sole owner of HFS, LLC, a privately-held investment and business advisory firm advising public and private companies particularly in the area of strategic planning services, and a director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit, governance and strategic planning committees. He serves as a member of various private, profit and non-profit boards of directors, including Payformance Corp., an electronic health care claims and settlement solution company and the advisory board of Calvert Street Capital Partners, a private equity firm. He previously served as a director and as Executive Vice President of ENVOY Corporation, which provides electronic processing services, primarily to the health care industry.

John M. Shay, Jr.	64	Mr. Shay has been a director since 2006. He is the President and owner of Fairway Consulting LLC, a business consulting firm. He is a Certified Public Accountant and was previously employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services from 1972 through March 2006 serving as an audit partner from October 1984 to March 2006 and managing partner of the firm’s New Orleans office from October 1998 through June 2005. Mr. Shay also served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of Business at Tulane University for approximately 10 years.

John E. Stokely	58	Mr. Stokely has been a director since 2003. He is the President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries from August 1999 through 2007, and a director of (i) Imperial Sugar Company (NASDAQ: IPSU), a manufacturer that refines, packages and distributes sugar and (ii) Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment. He also serves as Lead Independent Director of Pool Corporation (NASDAQ: POOL) and as a member of various private, profit and non-profit boards of directors, including AMF Bowling. Mr. Stokely previously served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded FORTUNE 500 food retailer and wholesale grocery distributor, from 1996 until August 1999 when it merged with Supervalu Inc. (NYSE: SVU). He also previously served as a director of O’Charley’s Inc. (NASDAQ: CHUX), a casual dining restaurant company, Performance Food Group (NASDAQ: PFCG), a foodservice distributor, until it was acquired by affiliates of The Blackstone Group (NYSE: BX) and Wellspring Capital Management, and Nash-Finch Company (NASDAQ: NAFC), a leading food distribution company.

Name	Age	Present Principal Occupation and Five-Year Employment History

Jan H. Suwinski	69	Mr. Suwinski has been a director since 2007. He is a professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York and currently serves as a director of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products, and Thor Industries, Inc. (NYSE: THO), a manufacturer of recreational vehicles and buses. He served in various management positions in technology based businesses at Corning Incorporated from 1965 to 1996 and as Executive Vice President of the Opto Electronics Group and a member of the operating committee at Corning Incorporated from 1990 to 1996. He also served as Chairman of Siecor Corporation, a Corning joint venture with Siemens AG from 1992 to 1996. Mr. Suwinski previously served as a director of Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation.

EXECUTIVE OFFICERS

Name		Present Principal Occupation and Five-Year Employment History

Philip G. Heasley	62	Mr. Heasley has been a director and our President and Chief Executive Officer since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003. Prior to joining First USA Bank, from 1987 until 2000, Mr. Heasley served in various capacities for U.S. Bancorp, including Executive Vice President, and President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley is also a director of Tier Technologies, Inc. (NASDAQ: TIER), a provider of electronic payment biller-direct solutions, and Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions. Mr. Heasley also serves on the National Infrastructure Advisory Board.

Scott W. Behrens	40	Mr. Behrens serves as Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Mr. Behrens joined ACI in June 2007 as our Corporate Controller and Chief Accounting Officer. Mr. Behrens was appointed Chief Financial Officer in December 2008. Prior to joining ACI, Mr. Behrens served as Senior Vice President, Corporate Controller and Chief Accounting Officer at SITEL Corporation from January 2005 to June 2007. He also served as Vice President of Financial Reporting at SITEL Corporation from April 2003 to January 2005. From 1993 to 2003, Mr. Behrens was with Deloitte & Touche, LLP, including two years as a Senior Audit Manager. Mr. Behrens holds a Bachelor of Science (Honors) from the University of Nebraska — Lincoln.

Dennis P. Byrnes	47	Mr. Byrnes serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Byrnes joined the Company in June 2003. Prior to that Mr. Byrnes served as an attorney in Bank One Corporation’s technology group from 2002 to 2003. From 1996 to 2002 Mr. Byrnes was an executive officer at Sterling Commerce, Inc., an electronic commerce software and services company, serving as that company’s general counsel from 2000. From 1991 to 1996 Mr. Byrnes was an attorney with Baker Hostetler, a national law firm with over 600 attorneys. Mr. Byrnes holds a JD (cum laude) from The Ohio State University College of Law, a Master of Business Administration from Xavier University and a Bachelor of Science in engineering (magna cum laude) from Case Western Reserve University.

Name		Present Principal Occupation and Five-Year Employment History

Charles H. Linberg	53	Mr. Linberg serves as Vice President and Chief Technology Officer. In this capacity he is responsible for the architectural direction of ACI products including the formation of platform, middleware and integration strategies. Mr. Linberg joined the Company in 1988 and has served in various technical management roles including Vice President of Payment Systems, Vice President of Architecture and Technology, Vice President of BASE24 Development and Vice President of Network Systems. Prior to joining ACI, Mr. Linberg was Vice President of Research and Development at XRT, Inc., where he led the development of XRT’s proprietary fault-tolerant LAN/WAN communications middleware, relational database and 4GL products. Mr. Linberg holds a Bachelor of Science in Business Administration from the University of Delaware.

Craig A. Maki	45	Mr. Maki serves as Senior Vice President, Treasurer and Chief Corporate Development Officer. Mr. Maki joined ACI in June 2006. Mr. Maki was appointed Treasurer in January 2008. Prior to joining ACI, Mr. Maki served as Senior Vice President for Stephens, Inc. from 1999 through 2006. From 1994 to 1999, Mr. Maki was a Director in the Corporate Finance group at Arthur Andersen and from 1991 to 1994, he was a Senior Consultant at Andersen Consulting. Mr. Maki graduated from the University of Wyoming and received his Master of Business Administration from the University of Denver.

David N. Morem	54	Mr. Morem joined ACI in June 2005 and serves as Senior Vice President, Global Business Operations. Prior to his appointment as Senior Vice President, Global Business Operations in January 2008, Mr. Morem served as Chief Administrative Officer of ACI. Prior to joining ACI, Mr. Morem held executive positions at GE Home Loans, Bank One Card Services and U.S. Bank. Mr. Morem brings more than 25 years of experience in process management, finance, credit operations, credit policy and change management. Mr. Morem holds a B.A. degree from the University of Minnesota and a Master of Business Administration from the University of St. Thomas.

Bryan A. Peterson	49	Mr. Peterson serves as Vice President, Corporate Tax and Assistant Treasurer. Mr. Peterson joined ACI in April 2007. Prior to joining ACI, Mr. Peterson served as Senior Vice President, Corporate Tax and Insurance for SITEL Corporation from 2004 through 2007. From 1989 to 2004, Mr. Peterson served in numerous tax related positions with Schlumberger Limited. Mr. Peterson holds a B.A. degree from Texas Tech University.

Stuart Rhodes	28	Mr. Rhodes joined ACI in August 2007 working in Corporate Development. Prior to joining ACI, Mr. Rhodes was an Analyst in the Technology and Services Investment Banking Group at Wachovia Securities (now Wells Fargo Securities) for two years. Prior to Wachovia Securities, Mr. Rhodes graduated from Sewanee: University of the South with a Bachelor of Arts in Economics.

APPENDIX B

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Offeror are set forth below. References in this Appendix B to “Offeror” mean Antelope Investment Co. LLC, a Delaware limited liability company and wholly owned subsidiary of ACI. Unless otherwise indicated below, the current business address of each director and executive officer is c/o ACI, 120 Broadway, Suite 3350, New York, New York 10271. Unless otherwise indicated below, the current business telephone of each director and executive officer is (646) 348-6700. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with ACI. Except as described in this Appendix B, none of the directors and executive officers of Offeror listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of Offeror is a citizen of the United States of America.

Name	Age	Present Principal Occupation and Five-Year Employment History

Scott W. Behrens	40	Mr. Behrens serves as Vice President and Assistant Treasurer of Offeror and as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of ACI. Mr. Behrens joined ACI in June 2007 as our Corporate Controller and Chief Accounting Officer. Mr. Behrens was appointed Chief Financial Officer in December 2008. Prior to joining ACI, Mr. Behrens served as Senior Vice President, Corporate Controller and Chief Accounting Officer at SITEL Corporation from January 2005 to June 2007. He also served as Vice President of Financial Reporting at SITEL Corporation from April 2003 to January 2005. From 1993 to 2003, Mr. Behrens was with Deloitte & Touche, LLP, including two years as a Senior Audit Manager. Mr. Behrens holds a Bachelor of Science (Honors) from the University of Nebraska — Lincoln.

Dennis P. Byrnes	47	Mr. Byrnes serves as President and Director of Offeror and as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of ACI. Mr. Byrnes joined ACI in June 2003. Prior to that Mr. Byrnes served as an attorney in Bank One Corporation’s technology group from 2002 to 2003. From 1996 to 2002

		Mr. Byrnes was an executive officer at Sterling Commerce, Inc., an electronic commerce software and services company, serving as that company’s general counsel from 2000. From 1991 to 1996 Mr. Byrnes was an attorney with Baker Hostetler, a national law firm with over 600 attorneys. Mr. Byrnes holds a JD (cum laude) from The Ohio State University College of Law, a Master of Business Administration from Xavier University and a Bachelor of Science in engineering (magna cum laude) from Case Western Reserve University.

B-1

Name	Age	Present Principal Occupation and Five-Year Employment History

Craig A. Maki	45	Mr. Maki serves as Vice President and Treasurer and a director of Offeror and as Senior Vice President, Treasurer and Chief Corporate Development Officer of ACI. Mr. Maki joined ACI in June 2006. Mr. Maki was appointed Treasurer in January 2008. Prior to joining ACI, Mr. Maki served as Senior Vice President for Stephens, Inc. from 1999 through 2006. From 1994 to 1999, Mr. Maki was a Director in the Corporate Finance group at Arthur Andersen and from 1991 to 1994, he was a Senior Consultant at Andersen Consulting. Mr. Maki graduated from the University of Wyoming and received his Master of Business Administration from the University of Denver.

B-2

APPENDIX C

STOCK TRANSACTIONS IN THE PAST 60 DAYS

Other than: (1) the acquisition by ACI of 1,000 S1 Shares on July 26, 2011 at a price of $9.34 per share, (2) the acquisition by ACI of 150,000 S1 Shares on August 12, 2011 at a price of $9.00 per share, (3) the acquisition by ACI of 500 S1 Shares on August 16, 2011 at a price of $9.00 per share, (4) the acquisition by ACI of 236,500 S1 Shares on August 17, 2011 at a price of $9.00 per share, and (5) the acquisition by ACI of 719,000 S1 Shares on August 18, 2011 at a price of $8.98 per share, none of ACI or, after due inquiry and to the best of its knowledge and belief, any of the persons identified on Appendix A or Appendix B (or any of their respective associates or majority-owned subsidiaries) has engaged in any transaction involving S1 Shares in the past 60 days.

C-1

APPENDIX D

TRANSACTION AGREEMENT
by and among
ACI WORLDWIDE, INC.,
ANTELOPE INVESTMENT CO. LLC and
S1 CORPORATION
Dated as of October 3, 2011

D-i

ARTICLE I. Definitions		D-2
1.1	Certain Defined Terms	D-2
ARTICLE II. THE OFFER		D-10
2.1	The Offer	D-10
2.2	Proration of Offer Consideration	D-12
2.3	Election Procedures; Allocation of Offer Consideration	D-13
2.4	Company Consent; Schedule 14D-9	D-14
2.5	Top-Up Option	D-14
2.6	Stockholder Lists	D-16
2.7	Directors	D-16
2.8	Surrender of Certificates	D-17
ARTICLE III. Plan of Merger		D-19
3.1	The Merger	D-19
3.2	Effective Time; Closing Date	D-19
3.3	Effects of the Merger	D-19
3.4	Surrender of Certificates	D-20
3.5	Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares	D-22
3.6	Stock Options; SARs; Restricted Stock	D-22
3.7	Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation	D-23
3.8	Taking of Necessary Action; Further Action	D-23
3.9	Appraisal Rights/Dissenting Shares	D-24
ARTICLE IV. Representations and Warranties of the Company		D-24
4.1	Organization, Standing and Power	D-24
4.2	Company Subsidiaries	D-24
4.3	Authority; Execution and Delivery; Enforceability	D-25
4.4	Capital Structure	D-25
4.5	No Conflicts; Consents	D-26
4.6	SEC Documents; Undisclosed Liabilities	D-26
4.7	Absence of Certain Changes or Events	D-27
4.8	Material Contracts	D-27
4.9	Intellectual Property	D-28
4.10	Certain Business Practices	D-30
4.11	Takeover Laws	D-30
4.12	Taxes	D-30
4.13	Benefit Plans	D-31
4.14	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters	D-32
4.15	Labor and Employment Matters	D-33
4.16	Litigation	D-34
4.17	Compliance with Applicable Laws	D-34
4.18	Brokers	D-34
4.19	Opinion of Financial Advisor	D-34
4.20	Vote Required	D-34
4.21	Related Party Transactions	D-34

D-ii

4.22	Insurance	D-35
4.23	Environmental Matters	D-35
4.24	Proxy Statement/Prospectus: Schedule 14D-9; Registration Statement	D-35
4.25	No Additional Representations and Warranties	D-35
ARTICLE V. Representations and Warranties of Parent and Merger Sub		D-36
5.1	Organization, Standing and Power	D-36
5.2	Parent Subsidiaries	D-36
5.3	Authority; Execution and Delivery; Enforceability	D-36
5.4	Capital Structure	D-37
5.5	No Conflicts; Consents	D-37
5.6	SEC Documents; Undisclosed Liabilities	D-38
5.7	Absence of Certain Changes or Events	D-39
5.8	Material Contracts	D-39
5.9	Intellectual Property	D-39
5.10	Certain Business Practices	D-42
5.11	Takeover Laws	D-42
5.12	Taxes	D-42
5.13	Reserved	D-42
5.14	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters	D-42
5.15	Labor and Employment Matters	D-43
5.16	Litigation	D-44
5.17	Compliance with Applicable Laws	D-44
5.18	Brokers	D-44
5.19	Issuance of Parent Common Stock	D-44
5.20	Funds	D-44
5.21	Related Party Transactions	D-45
5.22	Insurance	D-45
5.23	Environmental Matters	D-45
5.24	Offer Documents; Schedule 14D-9; Registration Statement; Proxy Statement/Prospectus	D-45
5.25	No Additional Representations and Warranties	D-46
ARTICLE VI. Covenants Relating to Conduct of Business		D-46
6.1	Conduct of Business by the Company	D-46
6.2	Conduct of Business by Parent	D-48
ARTICLE VII. Additional Agreements		D-49
7.1	Preparation and Mailing of Post-Effective Amendment and Proxy Statement	D-49
7.2	Company Stockholders Meeting; Company Recommendation	D-50
7.3	Notification	D-50
7.4	Confidentiality; Access to Information	D-50
7.5	Non-Solicitation by the Company	D-51
7.6	Regulatory Filings	D-53
7.7	Public Disclosure	D-55
7.8	Takeover Laws	D-55
7.9	Indemnification	D-55
7.10	Nasdaq Listing	D-56
7.11	Employee Matters	D-56

D-iii

7.12	Section 16 Matters	D-57
7.13	Stockholder Litigation	D-57
7.14	Obligations of Merger Sub	D-57
7.15	Financing	D-57
7.16	No Control of the Company’s Business	D-58
7.17	Non-Disparagement	D-58
ARTICLE VIII. Conditions to the Merger		D-58
8.1	Conditions to Obligations of Each Party to Effect the Merger	D-58
ARTICLE IX. Termination		D-60
9.1	Termination	D-60
9.2	Notice of Termination; Effect of Termination	D-62
9.3	Fees and Expenses	D-62
ARTICLE X. General Provisions		D-63
10.1	Non-Survival of Representations and Warranties	D-63
10.2	Notices	D-63
10.3	Construction	D-63
10.4	Headings; Table of Contents	D-64
10.5	Mutual Drafting	D-64
10.6	Disclosure Schedules	D-64
10.7	Counterparts; Facsimile and Electronic Signatures	D-64
10.8	Entire Agreement; Third Party Beneficiaries	D-64
10.9	Amendment	D-65
10.10	Severability	D-65
10.11	Remedies; Specific Performance	D-65
10.12	Assignment	D-65
10.13	Applicable Law	D-65
10.14	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	D-66
10.15	WAIVER OF JURY TRIAL	D-66

D-iv

EXHIBITS
Exhibit A — Conditions to the Offer
Exhibit B — Form of Surviving Corporation Certificate of Incorporation
Exhibit C — Form of Surviving Corporation By-Laws

D-v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2011 by and among ACI Worldwide, Inc., a Delaware corporation (“Parent”), Antelope Investment Co. LLC, a Delaware limited liability company and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and S1 Corporation, a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings ascribed to them as provided in Section 1.1.

WITNESSETH:

WHEREAS, Parent and Merger Sub have previously commenced a cash and stock exchange offer (the “Pending Offer”) to purchase all of the issued and outstanding Company Shares, subject to certain terms and conditions;

WHEREAS, the Boards of Directors of Parent, the Company, and Merger Sub, have each determined that it is in the best interests of their respective stockholders for Parent and the Company to enter into a business combination transaction upon the terms and subject to the conditions of this Agreement whereby the holders of Company Shares will tender their Company Shares pursuant to the Offer in exchange for the Offer Price and, following completion of the Offer, Merger Sub will merge (such merger, the “Merger”) with and into the Company, and, upon the effectiveness of the Merger and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub will cease to exist, the Company as the Surviving Corporation in the Merger will become a wholly owned Subsidiary of Parent, and the Company Shares will be converted into the right to receive the Merger Consideration as set forth in Section 3.3(a);

WHEREAS, the Board of Directors of the Company: (i) determined that the Transactions are fair to, and in the best interests of, the Company and its stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) adopted and approved this Agreement and approved the Transactions; and (iii) determined to recommend that the stockholders of the Company accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt the Agreement and approve the Transactions;

WHEREAS, the Board of Directors of Parent has: (i) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time and (ii) adopted the Agreement on behalf of Parent, as the sole stockholder of Merger Sub, and approved the Transactions;

WHEREAS, the Board of Directors of Merger Sub has by unanimous written consent: (i) determined that the Transactions are fair to, and in the best interests of, Merger Sub and its sole member and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time and (ii) adopted and approved this Agreement and approved the Transactions; and

WHEREAS, accordingly in furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, (i) Parent has agreed to amend the Pending Offer (such offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding Company Shares, for, at the election of the holders of Company Shares, the per Company Share consideration of either 0.3148 of a share of Parent Common Stock or $10.00 in cash, without interest (the “Offer Price”), subject to pro ration pursuant to Section 2.2, and (ii) after acquiring the Company Shares pursuant to the Offer in accordance with the terms hereof, the Merger will occur in which each Non-Election Share outstanding as of the Effective Time (other than Company Shares that will be cancelled pursuant to Section 3.3(b), Company Shares that will be converted into shares of Parent Common Stock pursuant to Schedule 6.1 and any Dissenting Shares) will be converted into the Merger Consideration as set forth in Section 3.3(a).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

1.1  Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

“1997 Plan” shall have the meaning set forth in Section 3.6(a)(i)(A).

“1998 Plan” shall have the meaning set forth in Section 3.6(a)(i)(A).

“2003 Plan” shall mean the S1 Corporation 2003 Stock Incentive Plan (as amended and restated effective February 26, 2008).

“Acceptance Time” shall have the meaning set forth in Section 2.1(a)(ii).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agency Litigation” shall have the meaning set forth in Section 7.6(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 7.15(a).

“Antitrust Laws” shall mean any antitrust, competition or trade regulatory Law of any Governmental Entity.

“Average Per Share Price” shall have the meaning in this Section 1.1.

“Blended Value” shall mean the sum of (1) $6.62 plus (2) an amount equal to the product (rounded to the nearest cent) of (x) 0.1064 times (y) the volume weighted average sales price per share of Parent Common Stock for the ten consecutive days that Parent Common Stock has traded ending on and including the second clear trading day immediately prior to the Effective Time as reported on Nasdaq (the “Average Per Share Price”).

“Blue Sky Laws” shall have the meaning set forth in Section 4.5(b).

“Book-Entry Shares” shall have the meaning set forth in Section 2.5(c).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York City are authorized by Law or executive order to be closed.

“Cash Election” shall have the meaning set forth in Section 2.1(c).

“Cash Election Share” shall have the meaning set forth in Section 2.2(a).

“Cash Price Per Share” shall have the meaning set forth in Section 2.1(a)(i).

“Cash Proration Factor” shall have the meaning set forth in Section 2.2(c)(ii).

“Certificate” shall have the meaning set forth in Section 3.4(c).

“Certificate of Merger” shall have the meaning set forth in Section 3.2.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Date” shall have the meaning set forth in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Proposal” shall mean any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

“Company Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding Company Shares; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than any of the Transactions).

“Company Change of Recommendation” shall have the meaning set forth in Section 7.5(d).

“Company Charter Documents” shall have the meaning set forth in Section 4.1.

“Company D&O Policy” shall have the meaning set forth in Section 7.9(b).

“Company Director Plan” shall mean the S1 Corporation Directors’ Deferred Compensation Plan, effective as of January 1, 2010.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall mean any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.

“Company Employee Plans” shall have the meaning set forth in Section 4.13.

“Company Employment Agreements” shall have the meaning set forth in Section 4.13.

“Company ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).

“Company Insiders” shall have the meaning set forth in Section 7.12.

“Company International Employee Plan” shall have the meaning set forth in Section 4.13.

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Company Pension Plans” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.4(a).

“Company Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company SEC Documents” shall have the meaning set forth in the preamble to Article IV.

“Company Shares” shall mean each share of common stock, par value $0.01 per share, of the Company.

“Company Software Products” shall mean all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries or (ii) used in the conduct of their respective businesses.

“Company Stock Option” shall have the meaning set forth in Section 3.6(a)(i)(A).

“Company Stock Plan” means each of the 1997 Plan, the 1998 Plan, the 2003 Plan and the Company Director Plan.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 7.2(a).

“Company Superior Offer” shall mean a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 20% with 50%) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s stockholders than the Transactions (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Company Termination Fee.

“Company Systems” shall have the meaning set forth in Section 4.9(f).

“Company Termination Fee” shall mean a fee payable by the Company in the amount of $19.14 million.

“Consent Decree” shall have the meaning set forth in Section 7.6(e).

“Continuing Directors” shall have the meaning set forth in Section 2.7(b).

“Contract” shall mean any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“DGCL” shall have the meaning set forth in the Preamble.

“Disclosure Schedules” shall mean the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” shall have the meaning set forth in Section 3.9(a).

“DLLCA” shall have the meaning set forth in the Preamble.

“DOJ” shall mean the United States Department of Justice.

“DOJ Impediment” shall have the meaning set forth in Section 7.6(e).

“DOL” shall mean the United States Department of Labor.

“Effect” shall have the meaning set forth in this Section 1.1.

“Effective Time” shall have the meaning set forth in Section 3.2.

“Election” shall have the meaning set forth in Section 2.1(c).

“Election Deadline” shall have the meaning set forth in Section 3.3(f).

“Environmental Claim” shall mean any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.

“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a).

“Exchange Fund” shall have the meaning set forth in Section 2.8(b).

“Exercise Period” shall have the meaning set forth in Section 3.6(a)(i)(B).

“Expiration Date” shall have the meaning set forth in Section 2.1(a)(i).

“Event of Default” shall mean the occurrence of any one or more of the following events (regardless of the reason therefor): (i) Parent’s or Merger Sub’s failure to pay or discharge its obligations in full in accordance with the terms of the Promissory Note; (ii) Parent’s or Merger Sub’s failure to observe or perform any material covenant, obligation, condition or agreement contained in the Promissory Note which failure remains unremedied for more than 30 days after written notice of such failure has been delivered to Parent or Merger Sub; (iii) the commission of any act of bankruptcy by Parent or Merger Sub, the execution by Parent or Merger Sub of a general assignment for the benefit of creditors, the filing by or against Parent or Merger Sub of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Merger Sub; or (iv) the liquidation, dissolution or winding up of Parent or Merger Sub, whether voluntary or involuntary.

“Financing” shall have the meaning set forth in Section 5.20.

“Financing Agreement” shall have the meaning set forth in Section 5.20.

“Financing Commitment” shall have the meaning set forth in Section 5.20.

“Form of Election” shall have the meaning set forth in Section 2.1(c).

“FTC” shall mean the United States Federal Trade Commission.

“Fundtech” shall mean Fundtech Ltd., a company organized under the laws of Israel.

“Fundtech Merger Agreement” shall mean the Plan of Merger and Reorganization, dated as of June  26, 2011, by and among the Company, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of the Company, and Fundtech.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Condition” shall have the meaning set forth in Section 8.1(e).

“HSR Filing” shall have the meaning set forth in Section 7.6(a).

“Independent Directors” shall have the meaning set forth in Section 2.7(d).

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(a)(i).

“Injunction” shall have the meaning set forth in Section 7.6(c).

“Insured Parties” shall have the meaning set forth in Section 7.9(b).

“Intellectual Property” shall mean any and all intellectual property or proprietary rights throughout the world, including all (i) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing; (ii) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (iii) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing; (iv) Software; (v) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans); and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean with respect to a party hereto, with respect to any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.

“Law” shall mean any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, injunction or other order.

“Liens” shall have the meaning set forth in Section 4.2(a).

“LT” shall have the meaning set forth in Section 2.1(c).

“Material Adverse Effect” shall mean, with respect to any party hereto, any event, change, effect, development, condition or occurrence (each, an “Effect”), individually or in the aggregate with all other Effects, that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of such party and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with the Transactions (including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such party or its Subsidiaries resulting from or arising out of the pendency or announcement of the Transactions), (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (viii) any action, suit or other legal proceeding brought by stockholders of such party arising from or relating to the Transactions, or (ix) any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions, but only to the extent, in each of clauses (a), (b)(iii), (b)(iv) and (b)(v), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries or geographic region or territory in which such party and its Subsidiaries operate; or (II) would prevent or materially delay such party from consummating the Transactions or otherwise prevent or materially delay such party from performing its obligations under this Agreement, other than any delay due to the failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions.

“Measurement Date” shall have the meaning set forth in Section 4.4(a).

“Merger” shall have the meaning set forth in the Preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.3(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Tender Condition” shall have the meaning set forth in Exhibit A.

“Nasdaq” shall mean the Nasdaq Stock Market.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 7.4.

“Non-Election Shares” shall have the meaning set forth in Section 3.3(f).

“Notice Period” shall have the meaning set forth in Section 7.5(e).

“Offer” shall have the meaning set forth in the Preamble.

“Offer Amendment Date” shall have the meaning set forth in Section 2.1(a)(i).

“Offer Conditions” shall have the meaning set forth in Section 2.1(a)(i).

“Offer Documents” shall have the meaning set forth in Section 2.1(b).

“Offer Price” shall have the meaning set forth in the Preamble.

“Open Source Software” shall mean any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL) or under any other license that purports to require one to (i) require, or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (ii) permit any licensee of any software to modify any source code relating to such software.

“Option Consideration” shall have the meaning set forth in Section 3.6(a)(ii).

“Order” shall have the meaning set forth in Section 8.1(d).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Certificate” shall have the meaning set forth in Section 5.1.

“Parent Charter Documents” shall have the meaning set forth in Section 5.1.

“Parent Common Stock” shall mean the common stock, par value $0.005 per share, of Parent.

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Employee Plans” shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries, together with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements.

“Parent Employment Agreements” shall mean any employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries, on the one hand, and any current or former employee, executive officer or director of Parent or any of its Subsidiaries, on the other hand.

“Parent ERISA Affiliate” shall mean Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Parent Intellectual Property” shall mean all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent International Employee Plan” shall mean each Parent Employee Plan and each government-mandated plan or program that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States.

“Parent Material Contracts” shall have the meaning set forth in Section 5.8(a).

“Parent Pension Plans” shall mean all “employee pension benefit plans” as defined in Section 3(2) of ERISA of Parent or any of its Subsidiaries.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.4(a).

“Parent SEC Documents” shall have the meaning set forth in the preamble to Article V.

“Parent Share Election” shall have the meaning set forth in Section 2.1(c).

“Parent Share Election Share” shall have the meaning set forth in Section 2.2(a).

“Parent Software Products” shall mean all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.

“Parent Stock Options” shall have the meaning set forth in Section 5.4(a).

“Parent Systems” shall have the meaning set forth in Section 5.9(f).

“Pending Offer” shall have the meaning set forth in the Preamble.

“Permitted Lien” shall mean any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (iii) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (iv) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.

“Person” shall mean an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.

“Post-Effective Amendment” shall have the meaning set forth in Section 7.1(a).

“Post-Merger Employees” shall have the meaning set forth in Section 7.11(a).

“Promissory Note” shall have the meaning set forth in Section 2.5(b).

“Proration Amount of Cash and Stock Consideration” shall mean $6.62 cash, without interest, plus 0.1064 of a share of Parent Common Stock.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).

“Registration Statement” shall mean the registration statement on Form S-4 (or similar successor form) in connection with the issuance of Parent Common Stock in the Offer and the Merger, and any amendments or supplement thereto.

“Related Person” shall mean, with respect to any party, an employee, officer, director, holder of more than 5% of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” of any Person shall mean such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“SARs” shall have the meaning set forth in Section 3.6(b).

“SARs Consideration” shall have the meaning set forth in Section 3.6(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Schedule 14D-9” shall have the meaning set forth in Section 2.4.

“Schedule TO” shall have the meaning set forth in Section 2.1(b).

“Second Request” shall have the meaning set forth in Section 7.6(b).

“Section 16 Information” shall have the meaning set forth in Section 7.12.

“Securities Act” shall mean the United States Securities Act of 1933.

“Share Election Number” shall have the meaning set forth in Section 2.2(a).

“Significant Company Subsidiary” shall mean any Subsidiary of the Company that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Significant Parent Subsidiary” shall mean any Subsidiary of Parent other than Merger Sub that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) documentation, manuals, specifications and training materials relating to the foregoing.

“Stock Price Per Share” shall have the meaning set forth in Section 2.1(a)(i).

“Stock Proration Factor” shall have the meaning set forth in Section 2.2(b)(ii).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.1(a)(iv).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of its Subsidiaries) (a) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tax Return” shall mean all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” shall mean taxes, governmental fees or like assessments or charges, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Third Party Intellectual Property” shall have the meaning set forth in Section 4.9(b).

“Top-Up Notice” shall have the meaning set forth in Section 2.5(c).

“Top-Up Option” shall have the meaning set forth in Section 2.5(a).

“Top-Up Shares” shall have the meaning set forth in Section 2.5(a).

“Transactions” shall mean this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the rules and regulations promulgated under the Code.

“Uncertificated Shares” shall have the meaning set forth in Section 3.4(c).

“Voting Company Debt” shall have the meaning set forth in Section 4.4(a).

“Voting Parent Debt” shall have the meaning set forth in Section 5.4(a).

ARTICLE II.

THE OFFER

2.1  The Offer.  (a) (i) Parent shall cause Merger Sub to, and Merger Sub shall, amend the Pending Offer and related Offer Documents to reflect the execution of this Agreement and the terms hereof as promptly as reasonably practicable after the date of this Agreement (but in no event later than the seventh Business Day following the date of this Agreement). The date on which Merger Sub amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” The obligations of Merger Sub (and of Parent to cause Merger Sub) to accept for payment and to pay for any Company Shares tendered pursuant to the Offer shall be subject only to the terms and conditions of this Agreement and the satisfaction or waiver of those conditions set forth in Exhibit A (the “Offer Conditions”). Each Company Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be purchased pursuant to the Offer in exchange for the right to receive, at the election of the holder thereof, (i) $10.00, net to the holder of such Company Share in cash (the “Cash Price Per Share”), or (ii) 0.3148 of a share of Parent Common Stock (the “Stock Price Per Share”), subject to proration as set forth in Section 2.2. Unless extended in accordance with

Section 2.1(a)(iii) or 2.1(a)(iv), the Offer shall expire at 5:00 p.m., New York City time, on October 31, 2011 (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with Section 2.1(a)(iii) or 2.1(a)(iv), at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with Section 2.1(a)(iii) or 2.1(a)(iv), the “Expiration Date”). Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, (A) the Minimum Tender Condition may not be amended or waived and (B) no change may be made to the Offer that (1) decreases the Offer Price or changes the form of consideration, (2) decreases the number of Company Shares to be purchased by Merger Sub in the Offer, (3) modifies the Offer or the Offer Conditions in a manner that adversely affects or reasonably could adversely affect the holders of Company Shares, (4) adds to the conditions set forth on Exhibit A, or (5) extends the Expiration Date of the Offer except as required or permitted by Sections 2.1(a)(iii) and 2.1(a)(iv).

(ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Merger Sub of the Offer Conditions as of any scheduled Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for Company Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”).

(iii) Merger Sub shall extend the Offer from time to time, including as follows:

(A) Merger Sub shall extend the Offer for one or more periods of not more than 20 Business Days each if at any otherwise scheduled Expiration Date any of the Offer Conditions is not satisfied, and

(B) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq applicable to the Offer;

provided, however, that in no circumstances shall Merger Sub be required to extend the Offer beyond the Termination Date nor may Merger Sub extend the Offer if at the time of such extension all Offer Conditions have been satisfied (other than pursuant to Section 2.1(a)(iv)).

(iv) Subject to Section 2.1(a)(i), Merger Sub may, in its sole discretion, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”), and Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares as they are validly tendered during any Subsequent Offering Period for the Offer in accordance with Rule 14d-11 under the Exchange Act at a price per Company Share equal to the Proration Amount of Cash and Stock Consideration. The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with this Section 2.1(a)(iv). Following the Acceptance Time and the expiration of any Subsequent Offering Period, if applicable, Parent shall use its reasonable best efforts to cause the Merger to become effective as promptly as practicable.

(b) On the Offer Amendment Date, Parent and Merger Sub shall file, or cause to be filed, with the SEC an amendment to Parent and Merger Sub’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) and Registration Statement with respect to the Offer that shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer shall be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company shall use its reasonable best efforts to cause its independent public accountants to provide their consent to the use of the Company’s audited financial statements in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub agree to (i) provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (ii) consult with the Company (and give the Company reasonable opportunity to review) regarding any such comments prior to responding thereto, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel, and (iii) provide the Company with copies of any written comments or responses thereto. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable federal securities Laws. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.

(c) Subject to Section 2.2, in the Offer each holder of Company Shares shall be entitled to elect (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Price Per Share (a “Cash Election”) and (ii) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Price Per Share (a “Parent Share Election”). Any Cash Election or Parent Share Election shall be referred to herein as an “Election,” and shall be made on a form consistent with that included in the Pending Offer or as agreed by Merger Sub and the Company for that purpose (a “Form of Election”) included as part of the letter of transmittal included in the Offer Documents (the “LT”). Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders, but only one such Form of Election for each such beneficial holder.

(d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds and shares of Parent Common Stock necessary to purchase any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(e) Merger Sub shall not terminate the Offer without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article IX. If this Agreement is terminated pursuant to Article IX, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within 24 hours of such termination) terminate the Offer and not acquire any Company Shares pursuant thereto. If this Agreement is terminated pursuant to Article IX prior to the acquisition of Company Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return promptly, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof.

(f) The Offer Price shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date of this Agreement and prior to the payment by Merger Sub for Company Shares validly tendered and not properly withdrawn in connection with the Offer.

(g) No fraction of a share of Parent Common Stock shall be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Per Share Price (substituting the Acceptance Time for the Effective Time in the definition thereof). The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

2.2  Proration of Offer Consideration.  (a) Each Company Share with respect to which a Cash Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the

Stock Price Per Share pursuant to Section 2.2(b) (each a “Cash Election Share”), shall have the right to receive the Cash Price Per Share. Each Company Share with respect to which a Parent Share Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the Cash Price Per Share pursuant to Section 2.2(c) (a “Parent Share Election Share”), shall have the right to receive the Stock Price Per Share. The number of Company Shares to be converted into the right to receive the Stock Price Per Share shall equal 33.8% of the Company Shares validly tendered in the Offer and not withdrawn (the “Share Election Number”). If the aggregate number of Parent Share Election Shares is equal to the Share Election Number, then each such Parent Share Election Share shall be converted into the Stock Price Per Share.

(b) If the aggregate number of Parent Share Election Shares is less than the Share Election Number, then:

(i) each Parent Share Election Share shall be exchanged for the Stock Price Per Share;

(ii) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (A) the excess of the Share Election Number over the total number of Parent Share Election Shares by (B) the total number of Cash Election Shares;

(iii) a number of Cash Election Shares of each Company stockholder equal to the product of (A) the Stock Proration Factor and (B) the total number of Cash Election Shares of such Company stockholder (rounded up to the nearest whole number), shall be exchanged for the Stock Price Per Share (and a Parent Share Election shall be deemed to have been made with respect to such Shares); and

(iv) each Cash Election Share as to which a Parent Share Election is not deemed made pursuant to Section 2.2(b)(iii) shall be exchanged for the Cash Price Per Share.

(c) If the aggregate number of Parent Share Election Shares is greater than the Share Election Number, then:

(i) each Cash Election Share shall be exchanged for the Cash Price Per Share;

(ii) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (A) the excess of the Parent Share Election Shares over the Share Election Number by (B) the total number of Parent Share Election Shares;

(iii) a number of Parent Share Election Shares of each Company stockholder equal to the product of (A) the Cash Proration Factor and (B) the total number of Parent Share Election Shares of such Company stockholder (rounded up to the nearest whole number), shall be exchanged for the Cash Price Per Share (and a Cash Election shall be deemed to have been made with respect to such Shares); and

(iv) each Parent Share Election Share as to which a Cash Election is not deemed made pursuant to Section 2.2(c)(iii) shall be exchanged for the Stock Price Per Share.

2.3  Election Procedures; Allocation of Offer Consideration.  (a) The Form of Election, the LT and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Company Shares represented by Book-Entry Shares, upon adherence to the procedures set forth therein) and pursuant to which each holder of Company Shares may make an Election, shall be mailed as part of the LT included in the Offer Documents.

(b) Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Shares prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(c) Any Election shall be deemed to have been properly made only if the Exchange Agent has actually received a properly completed Form of Election by the Election Deadline. A Form of Election shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated Company Shares covered by such Form of Election or (ii) in the case of Book-Entry Shares, any additional documents specified by the procedures set forth in the Form of Election, together with a duly executed LT included in the Form of Election. Any Form of Election may be revoked or changed by the Person submitting such Form of Election prior to the Election Deadline. In the event any Form of Election is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election shall become Non-Election Shares and Parent shall cause the Certificates, if any, representing the Company Shares to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from the holder who submitted the Form of Election, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable Company Shares. Subject to the terms of this Agreement and of the Form of Election, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Forms of Election, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.

2.4  Company Consent; Schedule 14D-9.  Contemporaneously with the filing of the amendment to Schedule TO, the Company shall file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 2.4, the “Schedule 14D-9”) containing, subject to Section 4.3(b), the Company Recommendation. The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Company Shares. Except with respect to any amendments filed in connection with a Company Acquisition Proposal or a Company Change of Recommendation, Parent and Merger Sub, and their respective counsel, shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Company agrees to (a) provide Parent, Merger Sub and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, (b) consult with Parent and Merger Sub (and give each a reasonable opportunity to review) regarding any such comments prior to responding thereto and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel, and (c) provide Parent and Merger Sub with copies of any written comments or responses thereto. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company, Parent and Merger Sub agree to promptly correct any information provided by each for use in the Schedule 14D-9 if and to the extent that such information has become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.

2.5  Top-Up Option.  (a) Subject to Sections 2.5(b) and 2.5(c), the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to its terms, to purchase from the Company up to the number (but not less than that number) of authorized and unissued Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Parent, Merger Sub or any Subsidiary of Parent at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Company Shares (after giving effect to the issuance of Company Shares to be issued upon exercise of the Top-Up Option (such Company Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”)).

(b) The Top-Up Option may be exercised by Merger Sub only once, in whole but not in part, at any time during the two-Business Day period following the Acceptance Time, or if any Subsequent Offering Period is provided, during the two-Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Sub owns as of such time more than 50% but less than 90% of the Company Shares outstanding; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up

Option shall not be exercisable (i) to the extent the number of Company Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Company Shares, (ii) if any Order then in effect would prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, (iii) unless Parent or Merger Sub has accepted for payment all Company Shares validly tendered in the Offer and not withdrawn, and (iv) unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Merger Sub would own at least 90% of the outstanding Company Shares (assuming the issuance of the Top-Up Shares). In any event, the Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) termination of this Agreement in accordance with Article IX. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the greater of (i) the closing price of a Company Share on Nasdaq the last trading day prior to the exercise of the Top-Up Option or (ii) the Cash Price Per Share, without interest. Such purchase price may be paid by Merger Sub, at its election, either (1) in cash or (2) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price (the “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of 5% per annum, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, that upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub except to any direct or indirect wholly owned Subsidiary of Parent. Any attempted assignment in violation of this Section 2.5(b) shall be null and void.

(c) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price, and (iii) the place, date and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub intends to consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 7.2(c). At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, at Parent’s or Merger Sub’s request or otherwise if the Company does not then have certificated Company Shares, the applicable number of uncertificated Company Shares represented by book-entry (the “Book-Entry Shares”). The parties shall use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company (provided that such notice is received no later than 10:00 a.m., New York City time on such day), pursuant to Section 10.2, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.2(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d) Parent and Merger Sub understand that the Top-Up Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and shall be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares shall be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(e) Any dilutive impact on the value of the Company Shares as a result of the issuance of the Top-Up Shares shall be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 as contemplated by Section 3.9.

2.6  Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Merger Sub with mailing labels, security position listings and readily available computer files containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish or cause to be furnished to Parent and Merger Sub such information and assistance (including periodic updates of such information) as Parent or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Company Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Merger Sub shall hold all information and documents provided to it under this Section 2.6 in confidence in accordance with the Non-Disclosure Agreement, and shall use such information and documents only in connection with the Offer, and, if this Agreement has been terminated by Parent or Merger Sub, shall promptly deliver to the Company all such information and documents (and all copies thereof).

2.7  Directors.  (a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of Company Shares as would satisfy at least the Minimum Tender Condition, and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Merger Sub representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to any increase in the number of directors pursuant to this Section 2.7) and (ii) the percentage that such number of Company Shares so purchased bears to the total number of then-outstanding Company Shares on a fully diluted basis, and the Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors of the Company or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall use commercially reasonable efforts to cause Merger Sub’s designees to be so elected or appointed. Subject to the applicable requirements of Nasdaq, the Company shall also use commercially reasonable efforts to cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Board of Directors of the Company as the percentage of the entire Board of Directors of the Company represented by individuals designated by Merger Sub. The Company’s obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act. At the request of Merger Sub, the Company shall file with the SEC and mail to the stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Merger Sub shall supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Merger Sub shall be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to stockholders shall be considered part of the Schedule 14D-9.

(b) Notwithstanding the provisions of this Section 2.7, the Company, Parent and Merger Sub shall cause the Board of Directors of the Company to include, at all times prior to the Effective Time, at least three of the members of the Board of Directors of the Company, selected by the members of the Board of Directors of the Company, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the applicable requirements of Nasdaq; provided, however, that if at any time prior to the Effective Time there shall be fewer than three Continuing Directors serving as directors of the Company for any reason, then the Board of Directors of the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its

Affiliates to be appointed to serve on the Board of Directors of the Company (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 2.7(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Certificate of Incorporation or Bylaws, any material modification of any Company Stock Plan, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Merger Sub under this Agreement (or any other action by the Board of Directors of the Company with respect to the Transactions if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Company Shares other than Parent or Merger Sub) may only be authorized by, and shall require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one). For purposes of considering any matter set forth in this Section 2.7(c), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company shall indemnify and advance expenses to, and Parent shall cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 7.9 hereof.

(d) In the event that Merger Sub’s designees are elected or appointed to the Board of Directors of the Company pursuant to Section 2.7(a), until the Effective Time, (i) the Board of Directors of the Company shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Board of Directors of the Company that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(e) The provisions of this Section 2.7 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial owner of Company Shares.

2.8 Surrender of Certificates.

(a) Exchange Agent.  Parent has appointed Wells Fargo Bank, N.A. to act as exchange agent (the “Exchange Agent”) for the Offer.

(b) Parent To Provide Offer Consideration.  Promptly following the Acceptance Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article II, (i) the Certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.2 and (ii) cash in an amount sufficient for payment in respect of the aggregate Cash Price Per Share payable pursuant to Section 2.2 and for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.1(g) (collectively, the “Exchange Fund”). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the cash payments and Parent Common Stock contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated by this Agreement. Except as contemplated by this Section 2.8, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the amounts payable to the holders of Company Shares and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent.

(c) Transfers of Ownership.  If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent shall direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Offer Price payable to the holder thereof pursuant to Article II.

(e) Required Withholding.  Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 2.8, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required.

(f) No Liability.  Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, Parent or any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III.

PLAN OF MERGER

3.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent. In the event Parent and the Company mutually determine prior to the Effective Time that the Merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations, this Agreement shall be deemed amended without further action of any party hereto or its stockholders to provide that the Merger shall consist of the Company merging with and into the Merger Sub and Merger Sub continuing as the Surviving Corporation, and Exhibit B, Exhibit C and Section 3.7 shall be modified as appropriate.

3.2  Effective Time; Closing Date.  The closing of the Merger and the other Transactions (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, at 9:00 a.m. (local time) on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof), or at such other time, date or location as the parties hereto shall mutually agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On or before the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

3.3  Effects of the Merger.  At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Shares.  Subject to Section 3.4, each Non-Election Share that is outstanding as of the Effective Time (other than Company Shares that will be canceled pursuant to Section 3.3(b), Company Shares that will be converted into shares of Parent Common Stock pursuant to Schedule 6.1 and any Dissenting Shares) shall automatically be converted into the right to receive $6.62 in cash, without interest, and 0.1064 of a share of Parent Common Stock (collectively, the “Merger Consideration”), upon surrender, in the manner provided in Section 3.4, of the certificate that formerly evidenced such Company Share.

(b) Parent-Owned Stock and Stock Held in Treasury.  Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(c) Capital Stock of Merger Sub.  Each share or membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation. Each certificate evidencing ownership of such shares or membership interests of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date of this Agreement and prior to the Effective Time.

(e) Fractional Shares.  No fraction of a share of Parent Common Stock shall be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Per Share Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(f) Non-Election Shares.  All Company Shares (other than Company Shares that have been validly tendered in the Offer and not validly withdrawn and with respect to which the Exchange Agent has received an effective, properly and fully completed Form of Election on or before the Expiration Date) (or such other time and date as the Company and Parent may agree) (the “Election Deadline”) shall be deemed to be “Non-Election Shares”; provided, however, that if the Acceptance Time has not occurred prior to the Effective Time, all outstanding Company Shares as of the Effective Time shall be deemed to be “Non-Election Shares.” Notwithstanding any other provision hereof, but subject to Section 3.4, each Company Share that is a Non-Election Share or a Dissenting Share shall by virtue of this Agreement and the Merger be converted into the right to receive the Merger Consideration.

3.4  Surrender of Certificates.

(a) Exchange Agent.  Parent has appointed Wells Fargo Bank, N.A. to act as Exchange Agent in the Merger.

(b) Parent to Provide Merger Consideration.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in the Exchange Fund, for exchange in accordance with this Article III, (i) the Certificates representing aggregate shares of Parent Common Stock issuable pursuant to Section 3.3 and (ii) cash in an amount sufficient for payment in respect of the aggregate cash Merger Consideration and for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 3.3(e). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the cash payments and Parent Common Stock contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby. Except as contemplated by this Section 3.4, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent.

(c) Exchange Procedures.  As soon as reasonably practicable after the Effective Time (but no later than three Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Non-Election Shares as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Non-Election Shares that were converted into the right to receive Merger Consideration pursuant to Section 3.3: (i) an LT in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Uncertificated Shares shall pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that shall also be in such form and have such other provisions as Parent and the Company may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration. Upon (x) surrender of Certificates for cancellation to the Exchange Agent or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a Book-Entry Shares, together with such LT, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(e), and the Certificates so surrendered or the Uncertificated Shares so transferred shall forthwith be canceled. Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 3.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e).

(d) Transfers of Ownership.  If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 3.3 and any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 3.3(e).

(f) Required Withholding.  Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 3.4, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required. Any holder or former holder of Company Shares or Company Stock Options that instructed Parent or the Exchange Agent to sell any part of the shares of Parent Common Stock due to such holder shall have no claim against Parent or the Exchange Agent and/or their officers or directors with respect to such sale, including the timing of such sale, the price received for the sold shares or the transaction costs.

(g) Termination of Exchange Fund.  Promptly following the date that is one year after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 3.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e), in each case without interest, but such holder shall have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.

(h) No Liability.  Notwithstanding anything to the contrary in this Section 3.4, none of the Exchange Agent, Parent or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.5  Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares.  At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or certificates with respect thereto shall thereafter be made or consummated and (b) all holders of Company Shares shall cease to have any rights as stockholders of the Company except for any right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e). The Merger Consideration issued in accordance with the terms hereof (including any cash paid in lieu of fractional Shares of Parent Common Stock pursuant to Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

3.6  Stock Options; SARs; Restricted Stock.

(a) Stock Options.

(i) As soon as reasonably practicable after the date of this Agreement, the Company will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such amendments to the Company Stock Plans and, taking such other actions as are reasonably requested by Parent) such that:

(A) All outstanding options or rights to acquire Company Shares (each, a “Company Stock Option”) under the S1 Corporation 1997 Stock Option Plan (the “1997 Plan”) and the Security First Technologies Corporation 1998 Directors’ Stock Option Plan (the “1998 Plan”), if elected by the holder, will be exercised effective as of immediately prior to the Effective Time, with the effect that the Company Shares issuable upon exercise will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time and will have the right to receive the Merger Consideration.

(B) Without limiting the generality or effect of the preceding paragraph (A), the holders of all Company Stock Options under the 1997 Plan and the 1998 Plan will be notified that such Company Stock Options may be exercised at any time during the period that commences on the date of this Agreement and ends on the day before the Effective Time (the “Exercise Period”), provided that (A) any such exercise, to the extent that it relates to a Company Stock Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (B) no Company Stock Option may be exercised after the Exercise Period.

The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on all documents evidencing the matters set forth in this Section 3.6 prior to finalizing the same and/or providing copies to Company employees, and the Company and Parent shall act in good faith to mutually agree on all reasonable additions, deletions or changes suggested by Parent and its counsel to the extent practicable taking into account any applicable deadlines.

(ii) Each outstanding Company Stock Option under the 1997 Plan or the 1998 Plan that is not exercised before the end of the Exercise Period, and any other Company Stock Option that is outstanding as of immediately before the Effective Time, shall be terminated and canceled at the Effective Time, and the holder of each Company Stock Option under the 2003 Plan and each Company Stock Option that shall have vested as of or prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan and/or related award agreement will, subject to any required Tax withholding, be entitled to receive an amount in cash equal to the product of (1) the excess, if any, of (A) the Blended Value over (B) the exercise price per Company Share subject to such Company Stock Option and (2) the total number of Company Shares subject to such Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”); provided, however, that if the Option Consideration is zero or a negative number as of the Effective Time, such Company Stock Option shall be canceled and no amount shall be paid in respect thereof. Parent shall pay or cause to be paid the Option Consideration to the holders of the Company Stock Options in a lump sum as soon as practicable after the Effective Time but in no event later than five Business Days following the Effective Time.

(b) SARs.  At the Effective Time, each stock appreciation right granted under the applicable Company Stock Plan (the “SARs”) shall be canceled at the Effective Time, and the holder of each Unit that shall have vested as of or prior to the Effective Time pursuant to the applicable Company Stock Plan will, subject to any required Tax withholding, be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (A) the Blended Value over (B) the exercise price per share of the Company Shares, if any, subject to such Units and (ii) the total number of Company Shares, if any, subject to such Units as in effect immediately prior to the Effective Time (the “SARs Consideration”). Parent shall pay or cause to be paid the applicable SARs Consideration to the holders of the SARs in a lump sum as soon as practicable after the Effective Time but in no event later than five Business Days following the Effective Time.

(c) Restricted Stock and Restricted Units.  Except as set forth in Schedule 6.1 of the Company Disclosure Schedule, at the Effective Time, each outstanding restricted Company Share, restricted stock unit and restricted cash unit that shall have vested as of or prior to the Effective Time pursuant to the applicable Company Stock Plan shall be treated as an outstanding fully vested Company Share and shall have the right to receive the Merger Consideration.

(d) Board Resolutions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.6 including all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, and all Company Stock Plans or other Company Employee Plans conferring any rights to Company Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 3.6.

3.7  Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation.

(a) Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company shall be amended by virtue of the Merger in the form set forth on Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the by-laws of the Surviving Company shall be in the form set forth on Exhibit C and shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

(c) Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly appointed.

3.8  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.

3.9  Appraisal Rights/Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, all Non-Election Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of the Company who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Article III, of the Certificate or Certificates that formerly evidenced such Company Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other similar instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since December 31, 2009 (the “Company SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 or 4.20, or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

4.1  Organization, Standing and Power.  Each of the Company and each Significant Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement.

4.2  Company Subsidiaries.  (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.

(b) Except for its interests in the Company’s wholly owned Subsidiaries and except for the ownership interests set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

4.3  Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter, to the extent required by applicable Law (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the DGCL, has (i) determined that the Transactions are fair to, and in the best interests of, the Company and its stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation shall be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) adopted and approved this Agreement and approved the Transactions; (iii) determined to recommend that the stockholders of the Company accept the Offer and tender their Company Shares to Merger Sub in the Offer and, to the extent required by applicable Law, adopt this Agreement and approve the Transactions (the “Company Recommendation”); and (iv) adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Law, including Section 203 of the DGCL, that would otherwise apply to the Transactions.

4.4  Capital Structure.  (a) The authorized share capital of the Company consists of 350,000,000 Company Shares and 25,000,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”). At the close of business on September 29, 2011 (the “Measurement Date”), (i) 54,983,593 Company Shares and no shares of Company Preferred Stock were issued and outstanding, (ii) no Company Shares and Company Preferred Stock were held by the Company in its treasury, and (iii) 6,402,815 Company Shares were reserved for issuance under Company Employee Plans, of which 4,283,545 were subject to outstanding options or the grant of rights to purchase Company Shares, 805,241 were restricted Company Shares and 1,314,029 Company Shares were available for future option or restricted share grants. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(b) The Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option or restricted Company Share as of the Measurement Date: (i) the name of the grantee; (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of Company Shares subject to such award; (iv) the exercise price, if any, of such award; (v) the date on which such award was granted; (vi) the applicable vesting schedule, including the vesting commencement date and any accelerated vesting provisions; and (vii) the date on which such award expires. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.1 of the Company Disclosure Schedule, effective as of the Effective Time, each outstanding award of restricted Company Shares then outstanding shall become fully vested and all restrictions therein shall lapse. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (A) in compliance with all applicable securities laws and other applicable Laws and (B) in material compliance with all applicable requirements set forth in the Company Employee Plans.

4.5  No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any Company Material Contract (as defined herein) or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not and the consummation of the Transactions do not, and the performance of this Agreement and the Transactions by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the required approvals of this Agreement by the Company’s stockholders pursuant to the DGCL, the filing of the appropriate merger documents as required by the DGCL or the DLLCA, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6  SEC Documents; Undisclosed Liabilities.  (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document, none of the Company SEC

Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

4.7  Absence of Certain Changes or Events.  Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.8  Material Contracts.  (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:

(i) each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(ii) each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).

Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts”.

(b) A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.9  Intellectual Property.  (a) To the Knowledge of the Company, the Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable and none of such Company Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person (“Third Party Intellectual Property”). Section 4.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.

(c) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement or the Company and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except as set forth on Section 4.9(d)

of the Company Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Immediately following the Effective Time, the Surviving Corporation shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the consummation of the Transactions shall result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems and (ii) no material failures or interruptions in the Company Systems for the two years prior to the date hereof. All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company shall comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

(h) Except as set forth on Section 4.9(h) of the Company Disclosure Schedule, no government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual

Property, has performed services for the government, any university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) there are no defects in any of the Company Software Products that would prevent the same from performing substantially in accordance with its user specifications and (ii) all Company Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

(j) To the Knowledge of the Company, in no case does the Company’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Company Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Company Software Products or Intellectual Property without charge.

(k) During the preceding two years, neither the Company nor any of its Subsidiaries has received any warranty or indemnity claims related to the Company Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two years, neither the Company nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Company Software Products for amounts in excess of $500,000 over the Company’s accounting reserves under GAAP, with respect to any specific customer.

(l) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are not, nor shall they be as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company under this Agreement, in breach of any license, sublicense or other agreement relating to Third Party Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by the Company shall not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to any Third Party Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Third Party Intellectual Property.

4.10  Certain Business Practices.  Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

4.11  Takeover Laws.  The Company is not a party to any rights plan or “poison pill.” Assuming the accuracy of the representations of Parent in Section 5.11, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement or the Transactions and (ii) the approvals of the Board of Directors of the Company referred to in Section 4.3(b) constitute approvals of the Transactions under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the Transactions and such that no stockholder of the Company immediately prior to the Effective Time shall become an “interested stockholder” of Parent for purposes of Section 203 following the Effective Time or the purchase of Company Shares pursuant to the Offer as a result of the Transactions.

4.12  Taxes.  (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by the Company or any of its Subsidiaries, and (iii) the keeping of books and records, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

(d) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

4.13  Benefit Plans.  From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Company International Employee Plans and the Company Employment Agreements, the “Company Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000. As of the date of this Agreement, other than as set forth on the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits to employees with a value of less than $100,000) between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor does the Company or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Company International Employee Plan” shall mean each

Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which Company or any Company ERISA Affiliate shall or may have any liability, for the benefit of Company Employees who perform services outside the United States.

4.14  ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.  (a) The Company Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000) maintained, or contributed to, by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability. Each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.

(b) All Company Pension Plans (other than a Company International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) No Company Pension Plan (other than a Company International Employee Plan), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of the Company Pension Plans (other than a Company International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Company Employee Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or fiduciary of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Employee Plans (other than a Company International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Company International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings shall be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d) With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) no such Company Employee Plan (other than a Company International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Company Employee Plan (other than a Company International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Company Employee Plan (other than a Company International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(e) Except as set forth in the Company Disclosure Schedule, (i) the consummation of any of the Transactions alone, or in combination with any other event, shall not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Each Company International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time shall not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(g) The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Company Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.

4.15  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

4.16  Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.17  Compliance with Applicable Laws.  To the Knowledge of the Company, the Company and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.18  Brokers.  No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which shall be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.19  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. substantially to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, (i) the Offer Price to be paid to the holders of Company Shares (except for Parent and its Affiliates) in the Offer and (ii) the Merger Consideration to be paid to the holders of Company Shares (except for Parent and its Affiliates) in the Merger are fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

4.20  Vote Required.  To the extent required by applicable Law, the only vote of the holders of any class or series of capital stock of the Company necessary or required in order to adopt this Agreement or approve the Transactions is the Company Stockholder Approval.

4.21  Related Party Transactions.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, no Related Person of the Company (i) has any right or other interest in any property used in, or pertaining to, the Company’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company; and (vi) has any claim or cause of action against the

Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any material indebtedness of any Related Person of the Company.

4.22  Insurance.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

4.23  Environmental Matters.  Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) the Company and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

4.24  Proxy Statement/Prospectus; Schedule 14D-9; Registration Statement.  (a) None of the Proxy Statement/Prospectus or the Schedule 14D-9 will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub. The Proxy Statement/Prospectus and the Schedule 14D-9 will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Registration Statement is mailed to the holders of Company Shares and at the time of any Company Stockholder Meeting, the Acceptance Time or the Effective Time, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25  No Additional Representations and Warranties.  The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by Parent with the SEC since December 31, 2009 (the “Parent SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 5.1, 5.3, 5.4(a), 5.7, 5.18, 5.19 or 5.20, or (b) the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1  Organization, Standing and Power.  Each of Parent and Merger Sub and each Significant Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and Merger Sub and each Significant Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate”), and the By-laws of Parent, as amended through the date of this Agreement (together with the Parent Certificate, the “Parent Charter Documents”) and the certificate of formation and limited liability company agreement of Merger Sub, as amended through the date of this Agreement. Merger Sub is a wholly owned indirect Subsidiary of Parent.

5.2  Parent Subsidiaries.  (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and, except as set forth in the Section 5.2 of the Parent Disclosure Schedule, are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.

(b) Except for its interests in Parent’s wholly owned Subsidiaries and except for the ownership interests set forth in Section 5.2 of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(c) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the Transactions, the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

5.3  Authority; Execution and Delivery; Enforceability.  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions: (i) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and (ii) do not require the approval of Parent’s stockholders. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation shall be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) adopted and approved this Agreement and approved the Transactions.

(c) The Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its stockholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) adopted and approved this Agreement and approved the Transactions. Parent, as sole stockholder of Merger Sub, has approved this Agreement.

5.4  Capital Structure.  (a) The authorized share capital of Parent consists of 70,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock (“Parent Preferred Stock”). At the close of business on the Measurement Date, (i) 33,503,529 shares of Parent Common Stock were issued and outstanding, (ii) no Parent Preferred Stock was issued and outstanding, (iii) 7,317,987 shares of Parent Common Stock were held in the Treasury of Parent, (iv) 1,591,574 shares of Parent Common Stock were reserved for future issuance pursuant to options to purchase Parent Common Stock (“Parent Stock Options”) and (v) 2,854,070 common stock warrants were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

(b) Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements. All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.

(c) The authorized capital stock of Merger Sub consists of one unit of membership interests, defined as common stock, which has been validly issued, is fully paid and nonassessable and is owned by Parent free and clear of any Lien.

5.5  No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the consummation of any of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any

Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation of the Transactions do not, and the performance of this Agreement and the Transactions by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the rules and regulations of Nasdaq, the filing of the Certificate of Merger in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.6  SEC Documents; Undisclosed Liabilities.  (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December  31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each Parent SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed with the SEC has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Parent SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on Parent.

(d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

5.7  Absence of Certain Changes or Events.  Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

5.8  Material Contracts.  (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, except as set forth in Section 5.8(a) of the Parent Disclosure Schedule, there are no:

(i) Contracts to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(ii) Contracts to which Parent or any of its Subsidiaries is a party to or bound that were entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).

Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Parent Material Contracts”.

(b) Each Parent Material Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on Parent.

5.9  Intellectual Property.  (a) To the Knowledge of Parent, Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries. The Parent Intellectual Property is, to the Knowledge of Parent, valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b) To the Knowledge of Parent, the operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person, and there are no suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.

(c) Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement or Parent and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d) Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the consummation of any of the Transactions will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f) Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s

Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems, and (ii) no material failures or interruptions in the Parent Systems for the two years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.

(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, Parent and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent shall comply in all material respects with the Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

(h) No government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Parent Intellectual Property. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, any university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, (i) there are no defects in any of the Parent Software Products that would prevent the same from performing substantially in accordance with its user specifications and (ii) all Parent Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

(j) To the Knowledge of Parent, in no case does Parent’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Parent Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Parent Software Products or Intellectual Property without charge.

(k) During the preceding two years, neither Parent nor any of its Subsidiaries has received any warranty or indemnity claims related to the Parent Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two years, neither Parent nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Parent Software Products for amounts in excess of $500,000 over Parent’s accounting reserves under GAAP, with respect to any specific customer.

(l) Except as would not reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries, Parent and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of Parent under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Parent will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Parent’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.

5.10  Certain Business Practices.  Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

5.11  Takeover Laws.  As of the date of this Agreement, Parent, together with its “Affiliates” and “Associates,” is not, nor at any time during the last three years has it been, an “Interested Stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

5.12  Taxes.  (a) Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Parent or any of its Subsidiaries, and (iii) the keeping of books and records, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) The most recent financial statements contained in the Parent SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

5.13  Reserved.

5.14  ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.  (a) Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.

(b) All Parent Pension Plans (other than a Parent International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) No Parent Pension Plan (other than a Parent International Employee Plan), had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans (other than a Parent International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Parent, any of its Subsidiaries, any officer of Parent or any of its Subsidiaries or any of the Parent Employee Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its Subsidiaries or any officer or fiduciary of Parent or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Parent Employee Plans (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d) With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) no such Parent Employee Plan (other than a Parent International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(e) Each Parent International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any Parent International Employee Plan at any time for any reason without liability to Parent or its Parent ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

5.15  Labor and Employment Matters.  Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its

Subsidiaries. There is no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

5.16  Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, order or decree outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

5.17  Compliance with Applicable Laws.  To the Knowledge of Parent, Parent and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

5.18  Brokers.  No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, the fees and expenses of which shall be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

5.19  Issuance of Parent Common Stock.  When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Offer and the Merger to the holders of Company Shares hereunder shall be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.

5.20  Funds.  Parent has delivered to the Company a true, complete and correct copy of (i) the draft Credit Agreement to be entered into among Parent, the Lenders referred to therein, Wells Fargo Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Lender, and Wells Fargo Securities, LLC, as sole Lead Arranger and Sole Book Manager (the “Financing Agreement”) and (ii) the executed Commitment Letter, dated August 29, 2011, among Parent, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Financing Commitment”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions (the “Financing”). The Financing Commitment has not been amended or modified prior to the date of this Agreement and as of the date of this Agreement the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted) and the Financing Commitment, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the Financing that have not been provided to the Company. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth therein. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article IV and the consummation of the Transactions to the extent herein contemplated, Parent has no reason to believe that any of the conditions to the Financing applicable to it will not be satisfied.

Parent and Merger Sub shall have at and after Acceptance Time and the Closing funds sufficient to (a) pay all amounts required to be paid by Parent or Merger Sub pursuant to the Transactions and (b) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with any financing.

5.21  Related Party Transactions.  Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, no Related Person of Parent (i) has any right or other interest in any property used in, or pertaining to, Parent’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent; and (vi) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any material indebtedness of any Related Person of Parent.

5.22  Insurance.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

5.23  Environmental Matters.  Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:

(a) Parent and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;

(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.

5.24  Offer Documents; Schedule 14D-9; Registration Statement; Proxy Statement/Prospectus.  (a) None of the Offer Documents, the Registration Statement nor the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any Affiliate of the Company. The Offer Documents, the Registration Statement and

the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus is mailed to shareholders of the Company and at the time of any Company Stockholder Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.25  No Additional Representations and Warranties.  Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1  Conduct of Business by the Company.  Except for matters set forth in Section 6.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Shares upon the exercise of Company Stock Options by any employee, officer or director of the Company outstanding on the date of this Agreement and in accordance with their present terms or pursuant to existing deferral elections under the Company Directors’ Deferred Compensation Plan;

(c) amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;

(d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $2 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(e) (i) subject to Section 6.1(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or its Subsidiaries, other than (A) to employees or other service providers with an annual base salary less than $225,000 in the ordinary course of business consistent with past practice or (B) to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice under any collective bargaining agreement or Company Employee Plan;

(f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to Parent) that are in excess of $2.5 million in the aggregate;

(j) with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not

subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;

(k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $1 million in the aggregate;

(l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or that do not exceed $1 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company and (iii) are with respect to ordinary course customer disputes;

(m) enter into any new line of business outside of the Company’s existing business;

(n) take any action that it knows or reasonably should have known would reasonably be expected to result in any of the conditions to the (i) Offer set forth in Exhibit A or (ii) Merger not being satisfied;

(o) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the conditions to closing set forth in Article VIII cannot be fulfilled; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 6.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 6.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 6.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2  Conduct of Business by Parent.  Except as contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell or grant any shares of its capital stock or other voting securities, other than (i) the issuance of shares of Parent Common Stock in settlement of awards outstanding under, or otherwise in accordance with, the Parent Employee Plans, (ii) the exercise, conversion or exchange of securities disclosed in the Parent SEC Documents filed prior to the date of this Agreement, or (iii) Parent’s issuance of debt securities or capital stock (other than shares of Parent Common Stock or securities convertible, exercisable or exchangeable for shares of Parent Common Stock) for what its Board of Directors determines in good faith to be fair value;

(c) amend the Parent Charter Documents or other comparable charter or organizational documents of any Subsidiary of Parent;

(d) enter into any new line of business outside of Parent’s existing businesses;

(e) take any action that it knows or reasonably should have known would reasonably be expected to result in any of the conditions to the (i) Offer set forth in Exhibit A or (ii) Merger not being satisfied;

(f) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the condition to closing set forth in Article VIII cannot be fulfilled; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 6.2, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 6.2 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 6.2. Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1  Preparation and Mailing of Post-Effective Amendment and Proxy Statement.  (a) The Company shall use its reasonable best efforts to prepare and file within ten Business Days following the date of this Agreement with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy or information statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Promptly following the date the Proxy Statement/Prospectus has been cleared for mailing by the SEC, Parent shall prepare and file as promptly as practicable with the SEC a post-effective amendment to the Form S-4 (the “Post-Effective Amendment”) for the offer and sale of shares of Parent Common Stock pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. The Proxy Statement/Prospectus and the Post-Effective Amendment shall comply as to form in all material respects with applicable U.S. federal securities Laws. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to the initial filing with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested by Parent and its counsel. Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested by the Company and its counsel. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act.

(b) Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Post-Effective Amendment or Proxy Statement/Prospectus, as the case may be, received from the SEC. Each of Parent and the Company shall provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Proxy Statement/Prospectus,

as the case may be, and such party shall give due consideration to all reasonable additions, deletions or changes suggested by the other party, and any communications prior to filing such with the SEC and shall promptly provide the other party with a copy of all such filings and communications made with the SEC.

(c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement/Prospectus or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Proxy Statement/Prospectus so that the Post-Effective Amendment or Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

7.2  Company Stockholders Meeting; Company Recommendation.  (a) If the Company Stockholder Approval is required by applicable Law, as promptly as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company or, if possible, arrange for action by written consent of the Company’s stockholders (such meeting, or any adjournments or postponements thereof, or consent, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to Section 7.2(b), use reasonable best efforts to solicit its stockholders to obtain the Company Stockholder Approval. At the Company Stockholders Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Company Shares then owned by it, Merger Sub or any of their respective Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required pursuant to applicable Law to effect the Transactions.

(b) The Board of Directors of the Company shall, subject to this Section 7.2(b), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Proxy Statement/Prospectus. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Company Acquisition Proposal, except in accordance with Section 7.5.

(c) Following the receipt of the Company Stockholder Approval, if applicable, Parent shall cause the Merger to become effective as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, if Parent, Merger Sub or any other Subsidiary of Parent owns, by virtue of the Offer, exercise of the Top-Up Option or otherwise, in the aggregate at least 90% of the outstanding Company Shares, Parent, Merger Sub and the Company shall take all actions necessary and appropriate to cause the Merger to become effective as promptly as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

7.3 Notification.  Each of Parent and the Company shall give prompt written notice to the other (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VIII or Exhibit A not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VIII or otherwise limit or affect the remedies available.

7.4  Confidentiality; Access to Information.  The parties hereto acknowledge and agree that the Company and Parent have previously executed a Non-Disclosure Agreement, dated as of August 30, 2011 (the

“Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company shall afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request. Each of the parties hereto shall hold, and shall cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 7.4), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. No information or knowledge obtained by a party hereto in any investigation pursuant to this Section 7.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

7.5  Non-Solicitation by the Company.  (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Section 7.5(e), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 7.5(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition Transaction; provided, however, that this Section 7.5 shall not prohibit (A) the Board of Directors of the Company or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to the earlier of the Acceptance Time or the receipt of the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Company Superior Offer if (1) the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a material breach of this Section 7.5, (3) prior thereto the Company has given Parent the notice required by Section 7.5(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement; or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Board of Directors of the Company may make a Company Change of Recommendation only in accordance with Section 7.5(e).

(b) The Company shall promptly, and in no event later than 24 hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than 24 hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within 12 months prior to the date hereof.

(d) Except as otherwise provided in Section 7.5(e), the Board of Directors of the Company (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”), or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.

(e) The Board of Directors of the Company or any committee thereof may at any time prior to the earlier of the Acceptance Time or receipt of the Company Stockholder Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 9.1(d)(ii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Board of Directors of the Company or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of the Company or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) the Company provides Parent five Business Days’ prior written notice of its intention to take such action (such five-Business Day period, the “Notice Period”), which notice shall include the information with respect to such Company Superior Offer that is specified in Section 7.5(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer shall require a new notice and, in such case, all references to five Business Days in this Section 7.5(e) shall be deemed to be two Business Days); and (E) at the end of the Notice Period described in clause (D), the Board of Directors of the Company or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with Parent and its Representatives if requested by Parent during the Notice Period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(f) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

7.6  Regulatory Filings; Efforts to Close.

(a) Filings and Submission of Information.  Prior to the execution of this Agreement, each of Parent and the Company filed with the FTC and the DOJ the notification and report form required under the HSR Act for the Transactions (each, an “HSR Filing”), and representatives of the DOJ informed the parties that the DOJ is the Governmental Entity that would act under the HSR Act in respect of the Transactions. Neither Parent nor the Company will voluntarily withdraw its HSR Filing except that, upon notice to the Company, Parent may withdraw its HSR Filing in the event that counsel to Parent recommends that such action be taken to avoid a Second Request or the initiation of Agency Litigation, in which event Parent shall refile its HSR Filing (and Parent shall pay the fee required under the HSR Act in respect thereof) within two Business Days of its withdrawal; provided, however, that Parent may not voluntarily withdraw and refile its HSR Filing more than two times (excluding, for the avoidance of doubt, any refilling of an HSR Filing made by the Parent prior to the date of this Agreement) without the prior consent of the Company. Each of Parent and the Company shall promptly file with any Governmental Entity other than the DOJ any other filings, reports, information and documentation required in order to complete the Transactions under any Antitrust Laws other than the HSR Act. In the event that the DOJ or any other Governmental Entity requests additional information (other than pursuant to a Second Request or Agency Litigation, provision for which is made in Sections 7.6(b) and 7.6(c)), each of the parties shall respond thereto as promptly as practicable.

(b) Cooperation and Relationship of the Parties.  Each of the parties hereto shall (i) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Governmental Entity under the HSR Act and any other Antitrust Laws, (ii) give the other parties prompt notice of any so-called “second request” for information by the DOJ pursuant to 16 C.F.R. §§ 801, et seq.  (a “Second Request”) or any legal or other proceeding by or before any Governmental Entity with respect to the Transactions (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing the Effective Time to occur as promptly as practicable, (iii) promptly inform the other parties of any communication with any Governmental Entity regarding any Second Request, Agency Litigation or the Transactions and keep the other parties informed on a current basis as to the status of any such matter, (iv) consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the Transactions, and (v) to the extent practicable, except as may be prohibited by any Governmental Entity or by any legal requirement, permit authorized representatives of the other party to be present at each meeting or conference or telephone call with any representative of a Governmental Entity relating to any such proceeding and to have access to any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

(c) Defense of Litigation, Etc.  In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions, each of the parties shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including this Section 7.6(a), (b), (d) or (e), (i) Parent shall be entitled to direct the defense of any legal, administrative or judicial action or proceeding in respect of the Transactions, or negotiations with, any Governmental Entity or other Person relating thereto, or regulatory filings under applicable Antitrust Laws, (ii) the Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent or its counsel, and (iii) the Company shall use its commercially reasonable efforts to provide full and effective support of Parent and its counsel in all such negotiations and discussions with representatives of any Governmental Entity to the extent requested by counsel to Parent. Each of the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 7.6 as “Outside Counsel Only Material” and may redact from any information provided to the other party and its counsel any references to such party’s valuation of the other party.

(d) Reasonable Best Efforts.  Each of the parties hereto shall (i) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Transactions, (ii) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the Transactions so as to enable the Effective Time to occur expeditiously (and in any event no later than the Termination Date), (iii) use its reasonable best efforts to defend through Agency Litigation or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any Law, or any regulation or rule of any Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any Injunction, (iv) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other party hereto and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates (and in any event no later than the Termination Date), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of the reviewing antitrust authority and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such antitrust authority, (v) use its reasonable best efforts to cause the conditions set forth in Exhibit A and Article VIII to be satisfied on a timely basis, subject to the limitations set forth in this Section 7.6, and (vi) prior to the Acceptance Time, not acquire any business involving annual revenues in excess of $25.0 million unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an Injunction or materially delay the satisfaction of the condition set forth in paragraph 1(c) or paragraph 2(b) of Exhibit A.

(e) Parent’s Additional Covenants.  Notwithstanding any other provision of this Agreement, if necessary to avoid the entry of an Injunction sought or issued by the DOJ under United States Antitrust Laws (a “DOJ Impediment”), Parent’s covenants under Section 7.6(d) will include Parent being required hereunder to offer to the DOJ that it or its Subsidiaries take, and, if such offer is accepted by the DOJ, use its best efforts to eliminate any DOJ Impediment. For purposes of this Section 7.6(e), Parent’s “best efforts to eliminate any DOJ Impediment” as set forth in the immediately preceding sentence shall require that Parent use its best efforts to effect, such of the following as may be necessary to avoid a DOJ Impediment: (A) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of the Company or its Subsidiaries, whether located in or outside the United States, (B) conducting or limiting the conduct of the business, assets or properties of the Company or its Subsidiaries, whether located in or outside the United States, in a specified manner, or (C) the Company or its Subsidiaries’ entry with the DOJ into any agreement, settlement, order, other relief or action of a type referred to in clause (B) (a “Consent Decree”). The Company shall take, and cause its Subsidiaries to take, all actions reasonably necessary and requested by Parent to satisfy any Consent Decree; provided, however, that the effect thereof may at the Company’s or Parent’s request be subject to the occurrence of the Acceptance Time, the Effective Time or Parent’s waiver of all conditions to its obligations to consummate the Offer under Section 2(c) of Exhibit A hereof. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any action taken pursuant to this Section 7.6(e) will not, directly or indirectly, be deemed to result in (i) a breach of the representations and warranties of Parent or the Company in this Agreement or (ii) a failure of any condition set forth in Exhibit A.

7.7  Public Disclosure.  Except with respect to any (a) Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 7.5, so long as this Agreement is in effect, the parties hereto shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to the Transactions and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including Nasdaq) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

7.8  Takeover Laws.  Each of the Company and its Board of Directors and Parent and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Transactions (including the acquisition of Company Shares and shares of Parent Common Stock), use reasonable best efforts to ensure that the Merger, the Offer and the Transactions may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions (including the ownership of such shares without limitation, including following the Acceptance Time and the Effective Time).

7.9  Indemnification.  (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) in their capacities as such. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the date of this Agreement or, subject to the prior approval of Parent, after the date of this Agreement, and any indemnification provisions under the Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 7.9(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 7.9.

(d) The obligations of Parent and the Surviving Corporation under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 7.9 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9.

(e) Parent shall assume, be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any Subsidiary of the Company, or any other indemnification arrangement or otherwise.

7.10  Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing prior to the issuance thereof on the Nasdaq Global Select Market or on such other national securities exchange as the Parent Common Stock is listed.

7.11  Employee Matters.  (a) It is Parent’s and the Company’s intention that, for a period of one year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time, it being understood that Parent shall review the salaries and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Post-Merger Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time.

(b) It is Parent’s and the Company’s intention that, each Post-Merger Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.11 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is Parent’s and the Company’s intention that Parent shall use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) Nothing in this Section 7.11, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.11, express or implied, shall be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 7.11, nothing contained in this Agreement shall be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.

7.12  Section 16 Matters.  Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that the conversion or exchange of Company Shares into shares of Parent Common Stock in the Offer or the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the Transactions and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement, “Section 16 Information” shall mean information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Offer or the Merger; and “Company Insiders” shall mean those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Acceptance Time or the Effective Time and who are listed in the Section 16 Information.

7.13  Stockholder Litigation.  Each party hereto shall promptly advise the other orally and in writing of any litigation commenced or threatened in writing to be commenced by any stockholder of such party against such party and/or any of its directors relating to the Transactions, the transactions with Fundtech and/or the Fundtech Merger Agreement, and shall keep the other party fully informed regarding any such litigation. Each party shall give the other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

7.14  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Effective Time.

7.15  Financing.  (a) Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain the Financing. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Agreement, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date.

(b) Prior to the Effective Time, upon the request of Parent, the Company will, and shall instruct its Subsidiaries and its and their directors, officers and other Representatives to, cooperate reasonably with Parent in connection with the Financing or Alternative Financing, including by (i) making senior management of the Company available to participate in meetings and road shows, if any, (ii) providing on a timely basis information reasonably requested by Parent relating to the Financing or Alternative Financing, (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements), (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, (v) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc., (vi) obtaining the consent of, and customary comfort letters from, PricewaterhouseCoopers LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements in connection with the Financing or the Alternative Financing, (vii) using commercially reasonable efforts to ensure that the syndication effort of the lenders to Parent benefit materially from the existing lending relationships of the Company, and (viii) providing other financial information and documents as may be reasonably requested by Parent for such the Financing or Alternative Financing, including (A) confirmation of public or non-public nature of information provided, (B) closing certificates and documents and information reasonably necessary to facilitate the pledge of collateral (including the release of any encumbrances on the assets of the Company), and (C) providing such documentation and other information to Parent’s lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Without limiting the generality or effect of the foregoing, all financial and other projections concerning the Company that are made available by the Company to Parent after the date of this Agreement shall be prepared in good faith and shall be based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and (2) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or Alternative Financing prior to the Effective Time. The Company hereby consents to the reasonable use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Financing or Alternative Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their logos and on such other customary terms and conditions as the Company may reasonably impose.

(c) Subsequent Financial Statements.  The Company will, if it determines that doing so is practicable, prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, furnish drafts of such documents to Parent, it being understood that Parent will have no liability by reason of such consultation.

7.16  No Control of the Company’s Business.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.17  Non-Disparagement.  Promptly and in any event within two Business Days after the date of this Agreement, each of the Company and Parent shall instruct its sales and marketing personnel to comply with the principles set forth in Schedule 7.17. Thereafter, if any executive officer of either the Company or Parent obtains actual knowledge that such personnel did not comply with such requirements, the Company or Parent, as applicable, shall take steps that it believes in good faith to be appropriate to remedy the situation.

7.18  Dealer Manager.  Prior to the Acceptance Time, each of Parent and the Company shall use its reasonable best efforts to comply with the obligations set forth in the dealer manager agreement to which Parent is a party.

ARTICLE VIII.

CONDITIONS TO THE MERGER

8.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a) Registration Statement.  The Registration Statement and the Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the Post-Effective Amendment shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval.  If required by applicable Law, the Company Stockholder Approval shall have been obtained.

(c) The Offer.  If the Acceptance Time has occurred, Merger Sub shall have purchased all Company Shares validly tendered and not withdrawn pursuant to the Offer.

(d) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent), judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) HSR.  Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the Federal Trade Commission or DOJ not to acquire Company Shares, shall have expired or shall have been terminated prior to the Closing Date (this condition, the “HSR Condition”).

8.2  Additional Conditions to Obligations of Parent to Effect the Merger If Acceptance Time Has Not Occurred.  If the Acceptance Time has not occurred, the obligation of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by Parent:

(a) Governmental Approvals.  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent or the Company.

(b) Representations and Warranties.  (A) The representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 and 4.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company which is continuing.

8.3  Additional Conditions to Obligations of the Company to Effect the Merger If Acceptance Time Has Not Occurred.  If the Acceptance Time has not occurred, the obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company:

(a) Governmental Approvals.  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Representations and Warranties.  (A) The representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.3, 5.4(a), 5.7, 5.18 and 5.19 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all of its respective agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Parent which is continuing.

ARTICLE IX.

TERMINATION

9.1  Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Merger and the Offer shall not have been consummated prior to July 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger and the Offer to occur on or before such date; and provided, further that (x) any purported termination of this Agreement by Parent pursuant to this Section 9.1(b)(i) shall be deemed a termination of this Agreement by the Company pursuant to Section 9.1(d)(i)(b) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 9.1(d)(i)(b), and (y) any purported termination of this Agreement by the Company pursuant to this Section 9.1(b)(i) shall be deemed a termination of this Agreement by Parent pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii); or

(ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which Law (including any such injunction or other order) or other action shall have become final and nonappealable; or

(iii) the Offer shall have expired or been terminated without any Company Shares being purchased therein as a result of the failure to satisfy the Minimum Tender Condition; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by such date, as applicable; or

(c) by Parent, if:

(i) (A) a Company Change of Recommendation, whether or not permitted by the terms hereof, shall have occurred; (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Section 7.5(e); (C) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Recommendation within five Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent shall only be entitled to make such a written request for reaffirmation (and the Company shall only be required to reaffirm publicly the Company Recommendation) an aggregate of three times and thereafter an additional one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal; or (D) the Company shall have breached, in any material respect, the provisions of Section 7.5; or

(ii) there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Exhibit A, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 9.1(c)(ii) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d)(i)(b) or if Parent is otherwise in material breach of its obligations hereunder; or

(d) by the Company, if:

(i) (a) Merger Sub fails to amend the Pending Offer in violation of Section 2.1 hereof or (b) there shall have been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Exhibit A, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent or Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 9.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder; or

(ii) the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 7.5(e), provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Company Termination Fee to Parent in accordance with Section 9.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the

Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 9.1(d)(ii).

A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.

9.2  Notice of Termination; Effect of Termination.  A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force and effect, except (i) each of this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that was committed intentionally by the breaching party or resulted from the breaching party’s gross negligence. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

9.3  Fees and Expenses.  (a) Other than as specifically provided in this Section 9.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent the Company Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), then the Company shall pay the entire Company Termination Fee by the second Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then the Company shall pay to Parent the entire Company Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or

(iii) (A) if this Agreement is terminated (1) by Parent pursuant to Section 9.1(c)(ii), (2) by the Company or Parent pursuant to Section 9.1(b)(iii), or (3) by the Company or Parent pursuant to Section 9.1(b)(i), and in any such case of (1), (2) or (3) above, a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the Acceptance Time, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction; provided, however, that, solely for purposes of this Section 9.3(b)(iii), references in the definition of “Company Acquisition Transaction” to 20% shall be deemed to mean 50%.

(c) All amounts paid pursuant to this Section 9.3 shall be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party. Each party hereto agrees that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE X.

GENERAL PROVISIONS

10.1  Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of no further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.

10.2  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

ACI Worldwide, Inc.
6060 Coventry Drive
Elkhorn, Nebraska 68022
Attention:  General Counsel
Facsimile:  (402) 778-2567
Email: dennis.byrnes@aciworldwide.com

with a copy (which shall not constitute notice) to each of:

Jones Day
222 East 41st Street
New York, New York 10017
Attention:  Robert A. Profusek
Facsimile:  (212) 755-7306
Email: raprofusek@jonesday.com

if to the Company, to:
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attention:  General Counsel
Facsimile:  (404) 923-6460
Email: greg.orenstein@s1.com

with a copy (which shall not constitute notice) to each of:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention:  Daniel Keating
Facsimile:  (202) 637-5910
Email: daniel.keating@hoganlovells.com

10.3  Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable; and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto.

10.4  Headings; Table of Contents.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5  Mutual Drafting.  The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.6  Disclosure Schedules.  All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of a party’s Disclosure Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement

10.7  Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

10.8  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) as provided in Section 7.9 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third party beneficiaries of these provisions), (ii) the right of the Company, on behalf of its stockholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s breach of this Agreement,

(iii) from and after the Effective Time, the right of the holders of Company Shares (restricted and unrestricted), Company restricted stock units and restricted cash units, SARs and Company Stock Options to receive the applicable Merger Consideration or other consideration to be paid hereunder as set forth in Article III, and (iv) the financing sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Sections 10.9, 10.13, 10.14 and 10.15, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.

10.9  Amendment.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company; provided, further, that in the case of amendments, modifications, supplements or waivers to Sections 10.13, 10.14, 10.15 and this Section 10.9 (and any amendment, modifications or supplements to any related definitions) which affect the rights of any financing source under the Financing, any such amendment, modification, supplement or waiver shall only be effective with respect to such financing source if such financing source shall have consented thereto. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

10.10  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement shall be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible

10.11  Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction, specific performance of the terms hereof or other equitable relief, in addition to any other remedy at Law or equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.11 on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 10.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

10.12  Assignment.  No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.13  Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

10.14  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THE FINANCING AGREEMENT OR THE TRANSACTIONS OR THEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE TRANSACTIONS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15  WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCING AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB, THE FINANCING SOURCES UNDER THE FINANCING AGREEMENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ACI WORLDWIDE, INC.

By:	/s/ Philip G. Heasley
Name:     Philip G. Heasley

Title:	Chief Executive Officer

ANTELOPE INVESTMENT CO. LLC

By:	/s/ Dennis P. Byrnes
Name:     Dennis P. Byrnes

Title:	President

S1 CORPORATION

By:	/s/ Johann Dreyer
Name:     Johann Dreyer

Title:	CEO

Signature Page to Transaction Agreement

Exhibit A

CONDITIONS TO THE OFFER

1.  Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Shares tendered pursuant to the Offer, unless, immediately prior to the then-applicable Expiration Time:

(a) Company stockholders have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of Company Shares (together with the Company Shares then owned by Parent, Merger Sub or any of Parent’s other Subsidiaries), as shall constitute a majority of the Company Shares issued and outstanding on a fully diluted basis on the date of purchase (the “Minimum Tender Condition”);

(b) the Registration Statement has been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been initiated or threatened by the SEC, and Parent has received all necessary state securities law or “blue sky” authorizations; and

(c) the HSR Condition shall have been satisfied.

2.  Additionally, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Shares tendered pursuant to the Offer if, immediately prior to the then-applicable Expiration Time, any of the following conditions exists:

(a) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

(i) any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, has not been obtained or shall not be in full force and effect, or any applicable waiting periods for such clearances or approvals shall not have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent or the Company; or

(b) any of the following fail to be true:

(i) (A) the representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 and 4.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

A-1

(ii) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Expiration Time; and

(iii) since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Company Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in this Agreement.

A-2

Manually signed facsimile copies of the letter of election and transmittal will be accepted. The letter of election and transmittal and certificates for S1 Shares and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the Exchange Offer is:

By Mail	For Notice of Guaranteed Delivery	By Hand or Overnight Delivery:

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	(For Eligible Institutions Only) By Facsimile Transmission: (866) 734-9952 (FAX) To Confirm Receipt of Notice of Guaranteed Delivery Only: (800) 468-9716	(Until 5:00 p.m. Eastern Time at the Expiration Time) Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 N. Concord Exchange South St. Paul, MN 55075-1139

Any questions or requests for assistance may be directed to the information agent at the address or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of election and transmittal and the Notice of Guaranteed Delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of S1 Shares may also contact their brokers, dealers, commercial banks or trust companies or other nominees for assistance concerning the Exchange Offer.

The information agent for the Exchange Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

Until the Expiration Time, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article Tenth of the Amended and Restated Certificate of Incorporation of the registrant, ACI Worldwide, Inc. (“ACI” or the “Registrant”), provides that ACI shall, to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits ACI to provide broader indemnification rights than such law permitted ACI to provide prior to such amendment), indemnify a director or officer of ACI or a person who is or was serving at the request of ACI as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, who was or is made (or threatened to be made) a party to or is otherwise involved in a civil, criminal, administrative or investigative action suit or proceeding (an “indemnified person”). Article Tenth also provides that expenses incurred by an indemnified person will be paid in advance by ACI; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnified person in his or her capacity as a director or officer will be made only if ACI receives an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses. The Amended and Restated Certificate of Incorporation also authorizes ACI to maintain officer and director liability insurance, and such a policy is currently in effect.

ACI has entered into Indemnification Agreements with each of its executive officers and certain other employees. Under the Indemnification Agreements, ACI agrees to indemnify the employee to the fullest extent permitted by law if the employee was, is or becomes a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation by reason of (or arising in part out of) any event or occurrence related to the fact that the employee is or was a director, officer, employee, agent or fiduciary of ACI, or any subsidiary of ACI, or is or was serving at the request of ACI as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the employee while serving in such capacity. ACI also agrees, to the extent S1 maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, the employee will be covered by such policies as to provide the employee the same rights and benefits as are accorded to the most favorably similarly situated insured.

The above discussion of the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statute and Amended and Restated Certificate of Incorporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 13, 2011.

ACI WORLDWIDE, INC.

By:	/s/ Dennis P. Byrnes
Name:     Dennis P. Byrnes

Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by Dennis P. Byrnes for himself and as attorney-in-fact for each person named below in the capacities indicated on October 13, 2011:

Signature		Title

* Philip G. Heasley		President, Chief Executive Officer and Director (Principal Executive Officer)

* Scott W. Behrens		Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

* Harlan F. Seymour		Chairman of the Board of Directors and a Director

* Jan H. Suwinski		Director

* John D. Curtis		Director

* John M. Shay, Jr.		Director

* Alfred R. Berkeley, III		Director

* John E. Stokely		Director

* James C. McGroddy		Director

*By:	/s/ Dennis P. Byrnes Name: Dennis P. Byrnes Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant’s Current Report on Form 8-K filed July 30, 2007)
3.2		Amended and Restated Bylaws (incorporated by reference to Registrant’s Current Report on Form 8-K filed December 18, 2008)
4.1		Form of Common Stock Certificate (incorporated by reference to Registrant’s Registration Statement No. 33-88292 on Form S-1)
5	.1**	Opinion of Jones Day regarding the validity of the Shares of Registrant’s Common Stock to be issued pursuant to the Exchange Offer
21.1		List of Subsidiaries (incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 18, 2011)
23	.1*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm
23	.2*	Consent of KPMG LLP, an independent registered public accounting firm
23	.3*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm
23	.4**	Consent of Jones Day (included in the opinion filed as Exhibit 5.1)
24	.1**	Power of Attorney
99	.1*	Form of Letter of Election and Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99	.4*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Filed herewith.

**	Previously filed